Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-102395


PROSPECTUS


                              DEX MEDIA EAST LLC
                           DEX MEDIA EAST FINANCE CO.

                               OFFER TO EXCHANGE

 $450,000,000 PRINCIPAL AMOUNT OF THEIR 9 7/8% SERIES B SENIOR NOTES DUE 2009,
             WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
   FOR ANY AND ALL OF THEIR OUTSTANDING 9 7/8% SERIES A SENIOR NOTES DUE 2009

                                      AND

            $525,000,000 PRINCIPAL AMOUNT OF THEIR 12 1/8% SERIES B
        SENIOR SUBORDINATED NOTES DUE 2012, WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT, FOR ANY AND ALL OF THEIR OUTSTANDING 12 1/8% SERIES A

                      SENIOR SUBORDINATED NOTES DUE 2012.

                                -------------
We are offering to exchange our 9 7/8% Series B Senior Notes due 2009, or the "senior exchange notes," for our currently outstanding 9 7/8% Series A Senior Notes due 2009, or the "outstanding senior notes" and our 12 1/8% Series B Senior Subordinated Notes due 2012, or the "senior subordinated exchange notes" and together with the senior exchange notes, the "exchange notes," for our currently outstanding 12 1/8% Series A Senior Subordinated Notes due 2012, or the "outstanding senior subordinated notes" and together with the outstanding senior notes, the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures.

The senior exchange notes will be guaranteed on a senior unsecured basis, and the senior subordinated exchange notes will be guaranteed on a senior subordinated unsecured basis, by Dex Media International, Inc., which is currently our only subsidiary (other than Dex Media East Finance Co.), and each of our future subsidiaries that is a guarantor or direct borrower under our new credit facilities. Dex Media East Finance is a wholly-owned subsidiary of Dex Media East LLC that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes.

The principal features of the exchange offer are as follows:

     o The exchange offer expires at 12:00 midnight, New York City time, on May 6, 2003, unless extended.

     o We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     o The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

     o    We will not receive any proceeds from the exchange offer.

     o We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                                 -------------

      INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE "RISK FACTORS"
                             BEGINNING ON PAGE 17.

                                 -------------
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES TO BE DISTRIBUTED
                 IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE
                ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS
                  TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS APRIL 8, 2003.

                               TABLE OF CONTENTS




PROSPECTUS SUMMARY ........................................        1
RISK FACTORS ..............................................       17
FORWARD-LOOKING STATEMENTS ................................       30
MARKET AND INDUSTRY DATA ..................................       30
THE EXCHANGE OFFER ........................................       32
USE OF PROCEEDS ...........................................       40
CAPITALIZATION ............................................       41
SELECTED HISTORICAL FINANCIAL DATA ........................       42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS ................................       44
BUSINESS ..................................................       61
THE TRANSACTIONS ..........................................       76
MANAGEMENT ................................................       86
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT ...............................................       94
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............       96
DESCRIPTION OF SENIOR EXCHANGE NOTES ......................      101
DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES .........      141
BOOK-ENTRY; DELIVERY AND FORM .............................      183
MATERIAL FEDERAL INCOME TAX CONSEQUENCES ..................      185
PLAN OF DISTRIBUTION.......................................      190
LEGAL MATTERS .............................................      190
EXPERTS ...................................................      190
WHERE YOU CAN FIND MORE INFORMATION .......................      190
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ................      F-1


     Until July 7, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.


     In addition, Qwest Communications International Inc. and its affiliates (including Qwest Corporation) are not responsible for, and are not making any representations concerning, our future performance or the accuracy or completeness of this prospectus.

                              PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. The information regarding our business and detailed financial data, while important to an understanding of our future cost structure, results of operations, financial position and cash flows, does not directly impact your decision as to whether or not to participate in the exchange offer. Information directly relating to the exchange offer can be found in this summary under the subheadings "--The Offering," "--The Exchange Offer," "--Terms of the Exchange Notes" and elsewhere in this prospectus under the headings "The Exchange Offer," "Description of Senior Exchange Notes" and "Description of Senior Subordinated Exchange Notes." You should read this entire prospectus and should consider, among other things, the matters set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

     In this prospectus:

   o "We," "our" or "us" refers to our predecessor, Dex East, for periods prior to November 8, 2002, and refers to Dex Media East LLC (formerly known as SGN LLC), a co-issuer of the notes, for periods after November 8, 2002. In addition, where the context so requires, "we" "our" or "us" refers to Dex Media East and Dex East collectively;

   o "Dex East" and "Predecessor" refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the standard metropolitan statistical area of El Paso, Texas prior to November 8, 2002, the date that Dex Media East acquired Dex East;

   o "Dex West" refers to the historical and current operations of Qwest Dex Holdings, Inc. and its subsidiary in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming;

   o "Dex Media West" refers to the successor to Dex West, assuming that the acquisition of Dex West is consummated;

   o "Issuers" refers to Dex Media East and Dex Media East Finance;

   o "Dex Media International" refers to Dex Media International, Inc. (known as LCI International, Inc. until January 2003), currently the only guarantor of the notes;

   o "Qwest" refers to Qwest Communications International Inc. and its subsidiaries, other than Qwest Corporation;

   o "Qwest LEC" refers to Qwest Corporation, the local exchange carrier subsidiary of Qwest;

   o "Predecessor Period" refers to the period from January 1, 2002 through November 8, 2002;

   o "Successor Period" refers to the period from November 9, 2002 through December 31, 2002;

   o "outstanding notes" refers collectively to the 9-7/8% Series A Senior Notes due 2009 and the 12-1/8% Series A Senior Subordinated Notes due 2012 that were issued on November 8, 2002;

   o "exchange notes" refers collectively to the 9-7/8% Series B Senior Notes due 2009 and the 12-1/8% Series B Senior Subordinated Notes due 2012 offered pursuant to this prospectus; and

   o "notes" refers to the outstanding notes and the exchange notes.

BACKGROUND INFORMATION


     On August 19, 2002, Dex Holdings LLC, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the print and internet directory businesses of Qwest Dex, Inc., the directory services subsidiary of Qwest, in two separate phases. Pursuant to the purchase agreement relating to the first phase, Dex Holdings agreed to purchase Qwest Dex's print and internet directory businesses in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the standard metropolitan statistical area of El Paso, Texas. Dex Holdings assigned its right to purchase these businesses to us and we consummated the first phase on November 8, 2002. We currently operate the print and internet directory businesses in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the standard metropolitan statistical area of El Paso, Texas, which we refer to as our region. We refer to the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota as the Dex East States.

     Pursuant to the purchase agreement relating to the second phase, Dex Holdings agreed to purchase Qwest Dex's print and internet directory businesses in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, which are referred to as the Dex West States. We expect the second phase to be consummated in the second half of 2003. A separate indirect subsidiary of Dex Media will operate the print and internet directory businesses that Dex Media will acquire in the Dex West States. Unless the context otherwise requires, this prospectus assumes only the consummation of the acquisition of the print and internet directory businesses of Qwest Dex in our region, which we refer to as the acquisition of Dex East. The historical information, including the historical financial data, included in this prospectus for periods prior to November 8, 2002 is that of our predecessor, Dex East.

     We have operated as a stand-alone company since the acquisition of Dex East on November 8, 2002. The acquisition has been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition date were not carried over to Dex Media East's balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the acquisition date. The unaudited pro forma financial information included in
Note 5 to our consolidated financial statements included elsewhere in this prospectus eliminates the effects of these adjustments to deferred revenue and related deferred expenses at the acquisition date. This pro forma financial information presents the results of operations for the years ended December 31, 2002 and 2001 as if the acquisition of Dex East had occurred on January 1st for each of the years presented. Pro forma financial information in this prospectus has been derived from this information. For purposes of comparison in this prospectus, we have also provided the combined results of the Predecessor Period and Successor Period, which include the effects of purchase accounting, to provide additional information about our results.


THE BUSINESS


     We are the largest print directory publisher in the Dex East States and the sixth largest print directory publisher in the United States. We are the exclusive official directory publisher in our region for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex East States. We, or our predecessors, have been publishing print directories for over 100 years. In 2001, we had an aggregate 87% market share in our top 10 geographic markets, which accounted for approximately 72% of our revenues in that year. In 2002, we published 150 directories and distributed approximately 19 million copies of these directories to business and residential consumers in our region. As of December 31, 2002, we had a total of approximately 201,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 5,200 national advertisers. We also provide related services, including an internet-based directory and direct marketing services. For the combined Successor Period and Predecessor Period, we generated $648 million in revenues. On a pro forma basis for the years ended December 31, 2002 and 2001, we generated $689 million and $666 million in revenues, respectively. Approximately 97% of our total revenues for the combined Successor Period and Predecessor Period were generated from the publication of print directories. On a pro forma basis for the year ended December 31, 2002, 97% of our total revenues were generated from the publication of print directories. Approximately 96% of the revenues for these periods came from the sale of advertising in our yellow pages directories, and 4% of the revenues for these periods came from the sale of advertising in our white pages directories.

     We believe that the U.S. directory advertising industry is attractive due to its stable and consistent revenue growth. Industry revenues have increased each year since 1985, growing from approximately $5.8 billion in 1985 to approximately $14.4 billion in 2001, with a compounded annual growth rate of approximately 5.8% over that same period. In addition, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspaper, experienced revenue declines. See "Business." We believe that this is driven in large part by the fact that print directories are, in many cases, the primary form of paid advertising used by small and medium-sized businesses. In addition, we believe that the once-yearly publication cycle and the priority placement given to renewal advertisements result in a high customer renewal rate even during weak economic times.


COMPETITIVE STRENGTHS

     Incumbent Position Provides Significant Competitive Advantage. As the exclusive official publisher for Qwest LEC in our region, we believe that we derive a substantial competitive advantage over independent directory advertising providers.


     Greater Value Proposition for our Target Advertisers. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than most other major media. Our directory advertisements allow our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services.

     Industry Leading Sales Force. We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. As of December 31, 2002, we had approximately 463 sales representatives in 23 local offices who average nine years of employment with us.

     Strong Financial Profile with Stable Cash Flow. Our business benefits from consistent revenues and cash flow, high margins and low capital expenditure requirements.

     Diversified Customer Base. We have a large diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area within our states of operation.

     Experienced Management Team. We have assembled a strong and experienced senior management team with an average of 19 years of experience in their respective areas of expertise.

     Strong Sponsorship. Our sponsors, The Carlyle Group and Welsh, Carson, Anderson & Stowe, are both leading equity investor firms and are among the largest private equity groups in the world. The firms have each committed to provide $750 million, for an aggregate of $1.5 billion, in equity contributions for the acquisition of Qwest Dex's print and internet directory businesses in the Dex East and Dex West States, of which $655 million was used to fund the acquisition of Dex East.

BUSINESS STRATEGY

     We intend to leverage our leading market position to further grow our core directory business and identify opportunities to enhance the value proposition that we offer our advertisers. In executing this strategy, we will rely on the core strengths of our business, including our industry-leading sales force, long-term relationships with our customers and the significant brand awareness that we enjoy as the result of our incumbent status. The principal elements of our business strategy will continue to include:

     o introducing and selling new products that provide enhanced options to businesses and consumers, focusing on white pages and awareness products;


     o increasing sales of our existing products by improving sales productivity; and

     o increasing the retention rate of existing customers and acquiring new customers with more sophisticated pricing approaches.


THE SPONSORS

     The Carlyle Group is one of the largest global private equity firms with more than $13.9 billion under management. Carlyle invests in buyouts, real estate, high yield and venture in the United States, Europe and Asia, focusing on aerospace and defense, consumer, industrial, energy, healthcare, technology and telecommunications and media. Since its founding in 1987, the firm has invested $7.2 billion and has completed 263 management buyouts and initial investments. The Carlyle Group employs 510 people in 21 offices in 11 countries.

     Welsh, Carson, Anderson & Stowe, or WCAS, is one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the communications, information services and healthcare services industries. WCAS has more than $12.0 billion under management and, since its founding in 1979, has completed more than 100 management buyouts and initial investments.


THE TRANSACTIONS

     The transactions summarized below, pursuant to which we became a stand-alone company, include the acquisition of Dex East, the acquisition of Dex Media International (currently the only guarantor of the outstanding notes), the issuance of the outstanding notes, borrowings under our new credit facilities and the equity contribution by the Sponsors and their assignees and designees. We collectively refer to these transactions in this prospectus as the transactions related to the acquisition of Dex East. While an understanding of the transactions summarized below is important to your understanding of our future cost structure, results of operations, financial position and cash flows, the transactions do not directly impact your decision as to whether or not to participate in the exchange offer, our future corporate structure or the future corporate structure of Dex Media International.

     On August 19, 2002, Dex Holdings, the parent of Dex Media, Inc. entered into two purchase agreements with Qwest to acquire the print and internet directory businesses of Qwest Dex, the directory services subsidiary of Qwest, for an aggregate consideration of $7.05 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Dex Holdings assigned its right to purchase the print and internet directory businesses in our region to Dex Media East.


     The acquisition will be executed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, we acquired Qwest Dex's print and internet directory businesses in our region and currently operate that business. We are a co-issuer of the exchange notes offered hereby and the borrower under our new credit facilities. We also acquired Dex Media International, which was a subsidiary of Qwest and is currently the only guarantor of the exchange notes offered hereby and a guarantor of our new credit facilities. The total amount of consideration paid for Qwest Dex's print and internet directory businesses in our region was $2.75 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels).


     In the second phase, which is expected to be consummated in the second half of 2003, Dex Media, Inc. will purchase all of Qwest Dex's print and internet directory business in the Dex West States for $4.3 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels), of which we will provide $210 million to Dex Media, Inc. to be paid by Dex Media, Inc. to Qwest, as further described below. We will not own any of the interests in Dex Media West. In 2002, Qwest Dex's business in the Dex West States published 121 directories and distributed approximately 26 million copies of these directories in metropolitan areas and local communities in the Dex West States. As of December 31, 2002, Qwest Dex's businesses in the Dex West States had a total of 225,000 local advertising customers consisting primarily of small and medium-sized businesses.

     Upon the consummation of the transactions on November 8, 2002, we became a stand-alone company and will begin incurring incremental costs associated with operating as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs. The first category of operating costs consists of those costs associated with operating Qwest Dex as a separate entity from Qwest. The second category of costs consists of those costs we estimate we will incur if the acquisition of Dex West is not consummated. These second category costs are those that will result from operating Dex Media East as a separate entity from Qwest Dex. If the acquisition of Dex West is consummated, we will not incur any of these second category costs. Therefore, we believe that we will benefit from net synergies if the acquisition of Dex West is consummated. See "Management's Discussion and Analysis--Overview--Stand-Alone Company."

     In the event that the acquisition of Dex West is consummated, we will fund $210 million of the purchase price for Dex West which, we believe, represents the fair value of the ongoing benefit of the synergies to be realized by us in connection with that acquisition. The $210 million will be paid to Dex Media, Inc. in the form of a dividend to the extent of Dex Media East retained earnings, with any remaining balance paid as a return of capital, immediately prior to the consummation of the acquisition of Dex West. Dex Media, Inc. will use the funds to pay a portion of the purchase price for Dex West to Qwest. We expect to fund that portion of the Dex West purchase price through borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility and an additional $50 million cash equity contribution to us from the Sponsors, as defined, and their assignees and designees. The commitment under the delayed draw portion of the tranche A term loan facility terminates if the acquisition of Dex West is not consummated. There can be no assurances that the acquisition of Dex West will be consummated or that the anticipated synergies will be realized. See "The Transactions--Synergies with Dex Media West."

     Assuming the consummation of the acquisition of Dex West, Dex Media's corporate structure will be as follows:




[GRAPHIC OMITTED]




     In connection with our acquisition of Qwest Dex's print and internet directory businesses in our region, Qwest LEC granted us the exclusive right to be its official directory publisher in our region until 2052. In addition, Qwest LEC has agreed not to compete with us in the directory products business in our region until 2042. We have entered into other agreements with Qwest LEC and/or Qwest in connection with our acquisition of Qwest Dex's print and internet directory businesses in our region, such as an agreement relating to the simultaneous employment of six executives by us and Qwest Dex and an agreement pursuant to which we will purchase various corporate services from Qwest for a limited time. For a discussion of these agreements, see "The Transactions--Agreements between Us, Qwest LEC and/or Qwest."

SOURCES AND USES OF FUNDS


     The following table sets forth the sources and uses of funds relating to the acquisition of Dex East.







(DOLLARS IN MILLIONS)
SOURCES                                                 USES
-----------------------------------------               ----------------------------
Revolving credit facility(1) ............    $   50     Purchase price .............    $2,754
Tranche A term loan facility(2) .........       530     Working capital ............        16
Tranche B term loan facility ............       700     Fees and expenses ..........       140
Outstanding senior notes ................       450
Outstanding senior subordinated
  notes .................................       525
Cash equity(3) ..........................       655
                                             ------
TOTAL SOURCES ...........................    $2,910     TOTAL USES .................    $2,910
                                             ======                                     ======



---------------
(1) Total availability of $100 million, of which $50 million was borrowed to fund the acquisition of Dex East. As of December 31, 2002, the $50 million borrowed to fund the acquisition of Dex East had been repaid and approximately $99 million was available for borrowing (approximately $1 million was committed under a stand-by letter of credit and accordingly not available for borrowing).

(2) In addition, the tranche A term loan facility includes a $160 million delayed draw commitment, which will terminate if the acquisition of Dex West is not consummated.

(3) Represents the equity contribution from the Sponsors and their assignees and designees. If the acquisition of Dex West is consummated, the Sponsors and their assignees and designees will contribute an additional $50 million in cash equity to us, which will be used by Dex Media, together with $160 million in borrowings under the delayed draw portion of the tranche A term loan facility, to pay a portion of the purchase price for Dex West to be paid to Qwest. The $210 million will be paid to Dex Media, Inc. in the form of a dividend to the extent of Dex Media East retained earnings, with any remaining balance paid as a return of capital, immediately prior to the consummation of the acquisition of Dex West. See "The Transactions--Synergies with Dex Media West."

                                 THE OFFERING

     On November 8, 2002, Dex Media East and Dex Media East Finance completed an offering of $450 million in aggregate principal amount of 9 7/8% Series A Senior Notes due 2009 and $525 million in aggregate principal amount of 12 1/8% Series A Senior Subordinated Notes due 2012, which was exempt from registration under the Securities Act.




Outstanding Notes ......... Dex Media East and Dex Media East Finance sold the outstanding notes to J.P. Morgan Securities Inc., Banc of
                            America Securities LLC, Deutsche Bank Securities Inc.,
                            Lehman Brothers Inc., Wachovia Securities, Inc., Bear, Stearns
                            & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING
                            Financial Markets LLC, The Royal Bank of Scotland plc and
                            Scotia Capital (USA) Inc., the initial purchasers, on November
                            8, 2002. The initial purchasers subsequently resold the
                            outstanding notes to qualified institutional buyers pursuant to
                            Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the
                            Securities Act.

Registration Rights
Agreements ................ In connection with the sale of the outstanding notes, we, Dex
                            Media East Finance and Dex Media International entered into registration rights agreements with the initial purchasers. Under the terms of those agreements, we each agreed to:

                            o use all commercially reasonable efforts to file a registration statement for the exchange offer and the exchange notes and to consummate the exchange offer within 180 days after the issue date of the outstanding notes;

                            o use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement; and

                            o file a shelf registration statement for the sale of the
                            outstanding notes under certain circumstances and use all
                            commercially reasonable efforts to cause such shelf
                            registration statement to become effective under the
                            Securities Act.

                            If we, Dex Media East Finance and Dex Media International do
                            not meet one of these requirements, we, Dex Media East
                            Finance and Dex Media International must pay additional
                            interest on the outstanding notes at an increase of 1.0% per annum until the exchange offer is completed or the shelf
                            registration statement is declared effective. The exchange offer is being made pursuant to the registration rights agreements and is intended to satisfy the rights granted under the registration rights agreements, which rights terminate upon completion of the exchange offer.

                              THE EXCHANGE OFFER


     The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer."



Securities Offered ......... $450,000,000 in aggregate principal amount of 97/8% Series B
                             Senior Notes due 2009 and $525,000,000 in aggregate principal amount of 12 1/8% Series B Senior Subordinated Notes due
                             2012.

Exchange Offer ............. The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on May 6, 2003. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be
                             tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the
                             same as the form and terms of the outstanding notes except that:

                             o the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

                             o the exchange notes bear a series B designation and a
                             different CUSIP number than the outstanding notes; and

                             o the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements,
                             including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.
                             See "The Exchange Offer."

Expiration Date ............ The exchange offer will expire at 12:00 midnight, New York City time, on May 6, 2003, unless we decide to extend the exchange offer.

Conditions to the Exchange
Offer ...................... The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange
                             Offer--Conditions to the Exchange Offer."

Procedures for Tendering
Outstanding Notes .......... If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other
                             required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.
                             By executing the letter of transmittal, you will represent to us that, among other things:

                             o any exchange notes to be received by you will be acquired in the ordinary course of business;

                                    o you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the
                                    Securities Act) of the exchange notes in violation of the
                                    provisions of the Securities Act;

                                    o you are not an "affiliate" (within the meaning of Rule 405 under Securities Act) of Dex Media East, Dex Media East
                                    Finance or Dex Media International; and

                                    o if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading
                                    activities, then you will deliver a prospectus in connection with any resale of such exchange notes.
                                    See "The Exchange Offer--Procedures for Tendering Outstanding
                                    Notes" and "Plan of Distribution."

Effect of Not Tendering ........... Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer.
                                    Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer--Effect of Not
                                    Tendering."

Interest on the Exchange Notes
and the Outstanding Notes ......... The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from November 8, 2002. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights ................. Tenders of outstanding notes may be withdrawn at any time prior to
                                    12:00 midnight, New York City time, on the expiration date.

Federal Tax Consequences .......... There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See "Material Federal Income Tax Consequences."

Use of Proceeds ................... We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent .................... U.S. Bank National Association, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

     The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see "Description of Senior Exchange Notes" and "Description of Senior Subordinated Exchange Notes."




Issuers ........................ Dex Media East LLC, a Delaware limited liability company, and Dex Media East Finance Co., a Delaware corporation.

Securities Offered ............. $450,000,000 in aggregate principal amount of 97/8% Series B
                                 Senior Notes due 2009.
                                 $525,000,000 in aggregate principal amount of 121/8% Series B
                                 Senior Subordinated Notes due 2012.

Maturity Date .................. November 15, 2009 for the senior exchange notes and
                                 November 15, 2012 for the senior subordinated exchange notes.

Interest Payment Dates ......... May 15 and November 15 of each year beginning May 15, 2003.
Guarantees ..................... The senior exchange notes will be guaranteed on a senior unsecured basis, and the senior subordinated exchange notes will be guaranteed on a senior subordinated unsecured basis, by
                                 Dex Media International, Inc., which is currently our only subsidiary (other than Dex Media East Finance Co.), and each of our future subsidiaries that is a guarantor or direct borrower under our new credit facilities.

Ranking ........................ The senior exchange notes will be senior unsecured obligations of the Issuers and the guarantors and will:

                                 o rank equally in right of payment to all existing and future senior indebtedness of the Issuers and the guarantors;

                                 o rank senior in right of payment to all existing and future senior subordinated indebtedness and subordinated
                                 indebtedness of the Issuers and the guarantors;

                                 o be effectively subordinated in right of payment to the secured debt of the Issuers and the guarantors by virtue of the
                                 secured creditors' security interest in the assets securing the secured debt, to the extent of the value of the assets securing such debt; and

                                 o be structurally subordinated to all liabilities and preferred stock of each of the Issuers' future direct and indirect
                                 subsidiaries that do not guarantee the senior notes.

                                 As of December 31, 2002, the senior exchange notes would
                                 have ranked (1) effectively subordinated to approximately
                                 $1,232 million of secured indebtedness under our new credit facilities (excluding approximately $99 million available for additional borrowing under our new revolving credit facility), and (2) senior to $525 million of indebtedness.

                                 The senior subordinated exchange notes will be senior
                                 subordinated unsecured obligations of the Issuers and the
                                 guarantors and will:

                                 o rank junior in right of payment to all existing and future senior indebtedness of the Issuers and the guarantors;

                              o rank equally in right of payment with all existing and future senior subordinated indebtedness of the Issuers and the
                              guarantors;

                              o rank senior in right of payment to all future subordinated indebtedness of the Issuers and the guarantors;

                              o be effectively subordinated in right of payment to secured debt of the Issuers and the guarantors by virtue of the
                              secured creditors' security interest in the assets securing the secured debt, to the extent of the value of the assets securing such debt; and

                              o be structurally subordinated to all liabilities and preferred stock of each of the Issuers' future direct and indirect
                              subsidiaries that do not guarantee the senior notes.
                              As of December 31, 2002, the senior subordinated exchange
                              notes would have ranked junior to approximately $1,682 million of indebtedness (excluding approximately $99 million available for additional borrowing under our new revolving credit
                              facility).

Optional Redemption ......... We may redeem some or all of the senior exchange notes at any time on or after November 15, 2006 at the redemption
                              prices listed under "Description of Senior Exchange
                              Notes--Optional Redemption."

                              We may redeem some or all of the senior subordinated
                              exchange notes at any time on or after November 15, 2007 at the redemption prices listed under "Description of Senior
                              Subordinated Exchange Notes--Optional Redemption."

                              In addition, before November 15, 2005, we may redeem up to
                              35% of each of the senior notes and the senior subordinated notes with the net cash proceeds from certain equity offerings at the prices listed under "Description of Senior Exchange
                              Notes--Optional Redemption" and "Description of Senior
                              Subordinated Exchange Notes--Optional Redemption,"
                              respectively.

Change of Control ........... Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the exchange notes of an issue as described above, you will have the right to require us to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount, plus
                              accrued and unpaid interest, if any, to the date of purchase. See
                              "Description of Senior Exchange Notes--Change of Control"
                              and "Description of Senior Subordinated Exchange
                              Notes--Change of Control."

Covenants .................... The indentures governing the exchange notes contain covenants that impose significant restrictions on our business. The
                               restrictions these covenants place on us and our restricted subsidiaries (which include Dex Media East Finance, Dex
                               Media International and any future subsidiary that we form or acquire and do not subsequently designate as an unrestricted subsidiary in accordance with the provisions set forth in the indentures (see "Description of Senior Exchange
                               Notes--Certain Definitions--Unrestricted Subsidiary" and
                               "Description of Senior Subordinated Exchange Notes--Certain
                               Definitions--Unrestricted Subsidiary")) include limitations on our ability and the ability of our restricted subsidiaries to:

                               o incur additional indebtedness;

                               o pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or
                               investments;

                               o sell assets, including capital stock of restricted subsidiaries;

                               o agree to payment restrictions affecting restricted subsidiaries;

                               o consolidate, merge, sell or otherwise dispose of all or
                               substantially all of our assets;

                               o enter into transactions with our affiliates; and

                               o designate any of our subsidiaries as unrestricted subsidiaries.

                               In addition, the indenture governing the senior exchange notes limits our ability and the ability of our restricted subsidiary to incur liens.
No Public Market for
  the Exchange Notes ......... The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. The initial purchasers are not obligated,
                               however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. See "Plan of
                               Distribution."


                                 RISK FACTORS

     You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning immediately after this "Prospectus Summary."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical financial data as of and for the years ended December 31, 2000 and 2001, as of December 31, 2002 and for the Predecessor Period and Successor Period have been derived from our consolidated financial statements, included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors.

     The pro forma financial information included below and in Note 5 to our consolidated financial statements included elsewhere in this prospectus eliminates the effects on our revenue and cost of revenue of the adjustments to deferred revenue and related deferred expenses at the acquisition date and presents our pro forma results of operations for the years ended December 31, 2002 and 2001 as if the acquisition of Dex East had occurred on January 1st for each of the years presented.

     While we have been a stand-alone company since the consummation of the transactions related to the acquisition of Dex East on November 8, 2002, our Predecessor historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region. Because our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates has changed as a result of the acquisition of Dex East, we expect that our cost structure will change significantly from that reflected in our Predecessor's summary historical operating results and our pro forma operating results. As a result, our Predecessor's summary historical results of operations, financial position and cash flows and our pro forma results of operations, financial position and cash flows would have been different if we had operated as a stand-alone company without the shared resources of Qwest and its affiliates. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions related to the acquisition of Dex East actually been consummated on January 1, 2001 and do not purport to indicate results of operations as of any future date or for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sensitivity Analysis Relating to EBITDA", "The Transactions" and our consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

                                                 PREDECESSOR                             DEX MEDIA EAST LLC
                                    -------------------------------------- ----------------------------------------------
                                                              PERIOD FROM     PERIOD FROM   UNAUDITED PRO FORMA  UNAUDITED PRO FORMA
                                    YEAR ENDED DECEMBER 31,  JANUARY 1 TO      NOVEMBER 9       YEAR ENDED          YEAR ENDED
                                                              NOVEMBER 8,   TO DECEMBER 31,     DECEMBER 31,        DECEMBER 31,
(DOLLARS IN MILLIONS, OTHER THAN    ----------------------- -------------- ----------------- ------------------  -------------------
PRINTED REVENUES PER
ADVERTISER (LOCAL))                     2000        2001         2002             2002              2001                2002
----------------------------------- ----------- ----------- -------------- ----------------- ------------------ --------------------
STATEMENT OF INCOME DATA:
Total revenues(a) .................  $    638    $    666       $  590         $     58             $666               $689
 Cost of revenues .................       238         209          178               20              209                209
 General and administrative
  expense .........................        49          48           49               21               50                 72
 Depreciation and
  amortization expense ............        15          12            9               33              231                229
 Merger-related expenses(b) .......         6           4           --               --                4                 --
 Impairment charges(c) ............        --           7           --               --                7                 --
  Total operating expenses ........       308         280          236               74              501                510
 Operating income (loss) ..........       330         386          354              (16)             165                179
 Interest expense, net(d) .........       123         110           86               28              211                194
 OTHER FINANCIAL DATA:
 Capital expenditures .............        15           7           14                3
 Cash interest expense ............                                                   1
 Ratio of earnings to fixed
  charges(e) ......................       2.7x        3.3x         4.0x              --
 OTHER OPERATIONAL DATA:
 Number of local advertisers
  (at period end) .................   211,087     205,715        n/a            201,044
 Printed revenues per
  advertiser (local) ..............  $  2,450    $  2,622        n/a           $  2,661
 Local advertiser renewal rate.....        94%         93%       n/a                 92%
 Number of directories
  published .......................       152         150          130               20
 BALANCE SHEET DATA (AT PERIOD
  END):
 Total cash and cash
  equivalents .....................        --    $     55        n/a           $     38
 Working capital (deficit)(f) .....  $ (1,519)     (1,267)       n/a                 32
 Total assets .....................       313         348        n/a              3,022
 Total senior debt ................                                               1,682
 Total debt(g) ....................     1,603       1,391        n/a              2,207
 Owner's (deficit) equity .........    (1,493)     (1,250)       n/a                623


---------------

(a) We estimate that our revenues and expenses for the twelve months following the consummation of the transactions related to the acquisition of Dex East will be approximately $83 million and $22 million lower, respectively, than they would have been had the transactions not occurred because the transactions will be accounted for under the purchase method of accounting. Under the purchase method of accounting the deferred revenue and deferred directory costs associated with directories that had previously been published are not carried over to our balance sheet. The purchase method of accounting will not affect our revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no impact on cash flows.


(b) Merger-related expenses reflect expenses incurred in connection with Qwest's acquisition of U S WEST, or the Merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses (offset against a post-retirement benefit plan curtailment gain) and rebranding expenses.

(c) Impairment charges reflect capitalized software costs that were written off as certain internal software projects in progress were discontinued.


(d) Interest expense, net in Predecessor periods includes interest on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the Predecessor. Note 8 to our consolidated financial statements included in this prospectus sets forth additional information regarding this apportionment. Successor Period interest expense gives effect to the transactions related to the acquisition of Dex East and includes $2 million of non-cash charges for amortization of debt issuance costs relating to our new credit facilities and the outstanding notes.

(e) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of the interest within rental expense. For the period from November 9, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges. The deficiency was $47 million.

(f) Working capital is defined as current assets less current liabilities. For Predecessor periods, working capital includes cash and short term borrowings from affiliates that were not acquired or assumed by Dex Media East from its Predecessor. These short-term borrowings were eliminated after the consummation of the transactions related to the acquisition of Dex East. The following table summarizes the effects of these items on net working capital for the periods indicated:





                                               PREDECESSOR              DEX MEDIA EAST LLC
                                       ---------------------------   ------------------------
                                         YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                       ---------------------------   ------------------------
(DOLLARS IN MILLIONS)                      2000           2001                 2002
------------------------------------   ------------   ------------   ------------------------
Working capital (deficit) ..........     $ (1,519)      $ (1,267)             $  32
                                                                              -----
Adjustments to working capital:
Cash and cash equivalents ..........           --            (55)
Short term borrowings ..............        1,603          1,391
                                         --------       --------
Working capital, excluding cash
 and short-term borrowings .........     $     84       $     69
                                         --------       --------



      Working capital, excluding cash and short-term borrowings, is included in this prospectus to provide additional information with respect to the working capital of Dex Media East, as it excludes cash and short term borrowings that were not acquired by Dex Media East from its Predecessor. Working capital, excluding cash and short-term borrowings is not calculated under generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for working capital prepared in accordance with GAAP. In addition, working capital, excluding cash and short-term borrowings as presented is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(g) Total debt in Predecessor periods consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the Predecessor. Note 8 to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. Dex Media East's total debt at December 31, 2002 consists of our new credit facilities with JP Morgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents, and the outstanding notes.

                                 RISK FACTORS

     You should carefully consider the risks described below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.


RISKS RELATED TO OUR BUSINESS


THE LOSS OF ANY OF OUR KEY AGREEMENTS WITH QWEST LEC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


     In connection with the transactions related to the acquisition of Dex East, we entered into several agreements with Qwest LEC, including a publishing agreement, a non-competition agreement and a billing and collection services agreement. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest LEC, the local exchange carrier subsidiary of Qwest, in our region for 50 years. We believe that acting as the exclusive publisher of directories for the incumbent telephone company provides us with a competitive advantage. Under the non-competition agreement, Qwest LEC agreed for 40 years not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in our region in which Qwest LEC provides local telephone service that are directed primarily at customers in those geographic areas. Under the billing and collection services agreement, Qwest LEC agreed to continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services and purchase the associated accounts receivable from us. For the combined Predecessor Period and Successor Period and on a pro forma basis for the year ended December 31, 2002, Qwest LEC billed approximately 49% of our local customer billings on our behalf as part of Qwest LEC's telephone bill and held these collections in joint accounts with Qwest LEC's own collections. The termination of any of these agreements or the failure by Qwest LEC to satisfy its obligations under these agreements could have a material adverse effect on our business. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest."

     Qwest is currently highly leveraged and has a significant amount of debt maturing by the end of calendar year 2003 and thereafter. In addition, Qwest has been facing significant liquidity issues as well as issues relating to its compliance with certain covenants contained in the agreements governing its indebtedness. Accordingly, while we believe the consummation of the transactions related to the acquisition of Dex East mitigated Qwest's immediate liquidity and covenant compliance issues, we cannot assure you that Qwest will not seek protection under U.S. bankruptcy laws. If Qwest were forced to seek protection under U.S. bankruptcy laws, Qwest LEC, which is controlled by Qwest, might also seek such protection notwithstanding the facts that Qwest LEC has substantially less outstanding debt (according to its public filings), may be solvent and Qwest LEC's own creditors may object to such action. In addition, Qwest LEC is a highly regulated entity and we cannot predict what action, if any, regulatory authorities may take in response to any such actions by Qwest or Qwest LEC. As a result, we cannot predict whether Qwest will seek U.S. bankruptcy law protection and if it does, whether Qwest LEC would seek similar protection in a separate or jointly administered proceeding.


     If Qwest and/or Qwest LEC does seek U.S. bankruptcy law protection, our agreements with Qwest LEC, and Qwest LEC's ability to provide the services under those agreements, could be adversely impacted. For example, in bankruptcy proceedings, Qwest LEC, or a bankruptcy trustee acting on its behalf, could seek to reject those agreements as "executory" contracts under U.S. bankruptcy law. If the bankruptcy court were to hold that any such contracts are executory, Qwest LEC would be able to avoid its obligations under such contracts and we would have a claim for substantial damages, including substantial liquidated damages, against the bankruptcy estate, which may or may not be paid in the bankruptcy proceeding. Loss of substantial rights under these agreements could effectively require us to operate our business as an independent directory business, which could have a material adverse effect on our business.

     In addition, in a bankruptcy, Qwest LEC could seek to sell certain of its assets, including the assets relating to Qwest LEC's local telephone business, to third parties pursuant to the approval of the bankruptcy court. In such case, any third parties acquiring Qwest LEC's assets would be required pursuant to current laws and orders of certain government entities to publish and deliver white pages directories in every area in which the third parties provide local telephone service. To satisfy their publishing obligations, it would be necessary for the third parties to make substantial capital investments or to outsource the publishing of their white pages directories to a company with extensive publishing resources. While the third party purchasers in any such asset sale could elect to keep our agreements with Qwest LEC in place or to enter into similar contracts with us, making us their outsourced publisher, they might not be required to do so, although such action would give us a claim for damages, including substantial liquidated damages, against the bankruptcy estate. Therefore, the purchaser of any such assets might be able to avoid, among other things, our publishing agreement and non-competition agreement with Qwest LEC.

     Pursuant to the billing and collection services agreement, Qwest LEC prepares settlement statements 10 times per month for each state in our region summarizing the amounts due to us and purchases our accounts receivables billed by it within approximately nine business days following such settlement date. In the event that Qwest LEC were involved in a bankruptcy proceeding, we may have difficulties obtaining the funds collected by Qwest LEC on our behalf at the time such proceeding was instituted. Further, if Qwest LEC continued to bill our customers pursuant to the billing and collection services agreement following any such bankruptcy filing, customers of Qwest LEC may be less likely to pay on time, or at all, bills received, including the amount owed to us. Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. However, if Qwest LEC were involved in a bankruptcy proceeding, it could have a material adverse effect on our ability to collect unpaid receivables or receivables billed by Qwest after the commencement of such proceedings. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Billing and Collection Services Agreement."


WE OPERATE IN THE COMPETITIVE DIRECTORY ADVERTISING INDUSTRY.

     The U.S. directory advertising industry is competitive. There are a number of independent directory publishers, such as TransWestern Publishing Company LLC, the U.S. business of Yell Group Ltd. and McLeodUSA Media Group Inc. (which has been acquired by Yell Group Ltd.), and we compete with one or more of them throughout our region. In addition, we currently compete to a limited extent with other directory publishers in some of our markets, including local exchange carriers such as SBC Communications Inc. and Verizon Communications Inc., and these other directory publishers could elect to publish directories in the future in any of our markets in which they do not currently publish directories. Through our internet-based directory, we compete with these publishers and with other internet sites providing classified directory information, such as Overture.com, Citysearch.com, Zagats.com and Moviefone.com, and with search engines such as Yahoo!, AltaVista and Excite, some of which have entered into affiliate agreements with other major directory publishers. We cannot assure you that we will be able to compete effectively with these other companies, some of which may have greater resources than we do, for advertising in the future. In addition, we compete against other media, including newspapers, radio, television, the internet, billboards and direct mail, for business and professional advertising, and we cannot assure you that we will be able to compete successfully against these and other media for such advertising.

     The Telecommunications Act of 1996 effectively opened local telephone markets to increased competition. Consequently, there can be no assurance that Qwest LEC will remain the dominant local telephone service provider in its local service area. If Qwest LEC were no longer the dominant local telephone service provider in its local service area, we may not realize some of the anticipated benefits under our publishing agreement with Qwest LEC, which could have a material adverse effect on our business.


WE COULD BE MATERIALLY ADVERSELY AFFECTED BY DECLINING USAGE OF PRINTED YELLOW PAGES DIRECTORIES.

     Based on industry sources, we believe that overall usage of printed yellow pages directories in the United States declined by a compound annual rate of approximately 5% between 1997 and 2001. During that same period, we believe that the overall usage of Qwest Dex's printed yellow pages directories in our region declined as well. Notwithstanding these declines in usage, we have been able to increase our annual revenues during that same period by a compound annual growth rate of approximately 6% through, among other things, increases in our advertising prices and the average size of advertisements.

     There can be no assurance that usage of our yellow pages directories will not continue to decline at the existing rate or more severely. In addition, there can be no assurance that we will be able to continue to increase prices in the future. Several factors, including the publication of competing directories and the increased usage of internet-based directories, could cause usage of our printed directories to continue to decline.

     Any declines in usage could:

     o    impair our ability to maintain or increase our advertising prices;

     o cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases; and

     o discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

     Although we believe that the decline in the usage of our printed directories will be offset in part by an increase in usage of our internet-based directory, we cannot assure you that we will be able to provide services over the internet successfully or to compete successfully with other internet-based directory services. Any of the factors that may contribute to a decline in usage of our printed directories, or a combination of them, could impair our revenues and have a material adverse effect on our business.


QWEST, THE FORMER OWNER OF OUR BUSINESS, IS THE SUBJECT OF ONGOING INVESTIGATIONS BY THE SEC AND THE U.S. ATTORNEY'S OFFICE.

     On March 8, 2002, Qwest, the former owner of our business, received a request from the Denver regional office of the SEC to voluntarily produce documents and information as part of an informal inquiry into certain of its accounting practices. On April 3, 2002, the SEC issued an order authorizing a formal investigation of Qwest. The accounting practices under investigation include, among others, the revenue recognition practices of Qwest Dex. We understand that Qwest and Qwest Dex are fully cooperating with the ongoing SEC investigation. In connection with the SEC investigation, representatives of Qwest have provided testimony to the SEC. Representatives of Qwest have also testified before Congress. We also understand that the SEC has asked or may ask certain other representatives of Qwest to provide testimony. In addition, the current and former Chief Executive Officers and the two former Chief Financial Officers (including the current Vice President, Financial Planning and Analysis) of Qwest Dex have been subpoenaed and have provided documents and testimony to the SEC. In the investigation, the SEC may issue additional subpoenas seeking documents and/or testimony from other current and former Qwest Dex employees. We cannot assure you that the SEC investigation will not result in any enforcement action against employees of Qwest Dex.

     Prior to 1999, Qwest Dex (then known as U S WEST Dex) recognized revenue and expenses related to publishing directories using the deferral and amortization method. Under that accounting method, revenue and expenses were recognized over the lives of the directories, which typically were 12 months. Effective as of the first quarter of 1999, Qwest Dex changed to the point of publication method of accounting, under which revenue and expenses were recognized when a directory was published. As discussed in Qwest's public filings made in August 2002, based on several factors, including comments received from the Staff of the Division of Corporation Finance of the SEC during the review of Qwest's proposed shelf registration statement and its 10-K for the year ended December 31, 2001, Qwest Dex reassessed its use of the point of publication method and determined that the deferral and amortization method was more appropriate under the circumstances. Qwest has announced its intent to restate its consolidated financial statements for 2000 and 2001 to correct certain matters relating to the accounting treatment of the sale by Qwest of optical capacity assets, the sale of equipment by Qwest to certain customers, and Qwest Dex's use of the point of publication method of accounting.


     Our audited consolidated financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method. As a result, we believe that our audited consolidated financial statements included in this prospectus address all of the comments relating to Qwest Dex's directory publishing business that the Staff of the Division of Corporation Finance of the SEC has raised to date during its review of Qwest's public filings. There can be no assurances, however, that the Staff of the SEC will not raise additional issues in the course of its investigation of Qwest or otherwise. Any such issues might impact the accounting policies and procedures of the Qwest Dex business, which could require us to revise or restate our consolidated financial statements.


     In addition, on July 10, 2002, Qwest was informed by the U.S. Attorney's office in Denver that it had begun a criminal investigation of Qwest. Although the U.S. Attorney's office has not disclosed the subject matter of the investigation, it has indicated that it is investigating the matters under inquiry in the SEC investigation, which include Qwest Dex's recognition of revenue under the point of publication method. It is not clear whether this investigation involves the business or management of Qwest Dex's directory business (other than its former revenue recognition policy) or employees that work for the Qwest Dex business. We do not have any knowledge that current employees of Qwest Dex are the subject of the U.S. Attorney's investigation. None of the employees of Qwest Dex have informed us that they are the target of the U.S. Attorney's investigation or have been contacted by the U.S. Attorney's office in connection with the investigation.


     Although we acquired only the assets of the Qwest Dex business located in our region and not the Qwest Dex corporate entity and we did not assume in the acquisition of Dex East any liabilities relating to the SEC or the U.S. Attorney's office investigations, there can be no assurances that these investigations or other investigations will not have a material adverse effect on our business.



OUR BUSINESS COULD SUFFER IF THERE IS A PROLONGED ECONOMIC DOWNTURN.

     We derive our net revenues from the sale of advertising in our directories. Our advertising revenues, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business.


OUR DEPENDENCE ON THIRD-PARTY PROVIDERS OF PRINTING, DISTRIBUTION AND DELIVERY SERVICES COULD MATERIALLY ADVERSELY AFFECT US.

     We depend on third parties for the printing and distribution of our directories. We have contracts with two companies, R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation, for the printing of our directories. Although these contracts do not expire until December 31, 2006 and July 30, 2008, respectively, because of the large print volume and specialized binding of directories, there are only a small number of companies in the printing industry that could service our needs. Accordingly, the inability or unwillingness of Donnelley or Quebecor to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business.

     We have a contract with a single company, Product Development Corporation, or PDC, for the distribution of our directories. Although this contract does not expire until December 31, 2003, either party may terminate the contract upon 180 days' written notice. There are only a small number of companies that could service our distribution needs. Accordingly, the inability or unwillingness of PDC to provide distribution services to us on acceptable terms or at all could have a material adverse effect on our business.

     We have a contract with Matson Intermodal System, Inc. to provide logistical support and to transport our printed directories from our printers' locations to PDC. Although this contract will not expire until December 31, 2003 and we have a right to extend the contract until December 31, 2004, we rely on Matson's services extensively for our transportation and logistical needs, and only a small number of companies could service our transportation needs. Accordingly, any disruptions in the services provided to us by Matson or by a third party upon termination of our contract with Matson, if it is not renewed, could have a material adverse effect on our business.


FLUCTUATIONS IN THE PRICE OR AVAILABILITY OF PAPER COULD MATERIALLY ADVERSELY AFFECT US.


     The principal raw material that we use is paper. For the combined Predecessor Period and Successor Period, paper costs incurred comprised 3.8% of our revenues and 12.4% of our cost of revenues. On a pro forma basis for the year ended December 31, 2002, paper costs incurred would have been 3.6% and 11.8% of our revenues and cost of revenues, respectively. Approximately 98% of the paper that we use is supplied by two companies: Daishowa America Co., Ltd. and Norske Skog Canada (USA), Inc. Pursuant to our agreements with them, Daishowa and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are set each year based on prevailing market rates. If, in a particular year, the parties to either of the agreements are unable to agree on repricing, either party may terminate the agreement. Both agreements expire on December 31, 2003. Furthermore, we purchase paper used for the covers of our directories from Spruce Falls, Inc. Pursuant to our agreement, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Prices under this agreement are negotiated each year. If, in a particular year, Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. Although this agreement expired on December 31, 2002, the parties are currently negotiating to extend this agreement until December 31, 2003. We are currently operating under the terms of the prior agreement. We do not engage in hedging activities to limit our exposure to paper price increases. The price of paper may fluctuate significantly in the future. Changes in the supply of or demand for paper could affect delivery times and prices. We cannot assure you that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



WE COULD BE MATERIALLY ADVERSELY AFFECTED BY TURNOVER AMONG SALES
REPRESENTATIVES OR LOSS OF KEY PERSONNEL.

     We depend on our ability to identify, hire, train and retain qualified sales personnel. A loss of a significant number of experienced sales representatives would likely result in fewer sales of advertising in our directories and could materially adversely affect our business. We expend significant resources and management time in identifying and training our sales representatives. Our ability to attract and retain qualified sales personnel depends, however, on numerous factors, including factors that we cannot control, such as conditions in the local employment markets in which we operate. We cannot assure you that we will be able to hire or retain a sufficient number of sales representatives to achieve our financial objectives.



     Furthermore, we depend on the continued services of key personnel, including regional sales management personnel. Pursuant to a joint management agreement, Qwest Dex and we simultaneously employ the following executives on a full-time basis until the earlier of the consummation of the acquisition of Dex West or a maximum of 120 days after the termination of the Dex West purchase agreement: George Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. Each of these shared executives must divide his or her time, effort and resources between Qwest Dex and us. In addition, upon consummation of the acquisition of Dex West, we expect to enter into a similar agreement with Dex Media West under which these executives will be employed solely by us and/or Dex Media, but will provide their services to both us and Dex Media West. Consequently, the executives will not be able to devote his or her full attention to our business. Although we believe that we could replace our key employees within a reasonable time should the need arise, the loss of key personnel could have a material adverse effect on our business.



WE MAY BE MATERIALLY ADVERSELY AFFECTED BY OUR PRACTICE OF EXTENDING CREDIT TO SMALL AND MEDIUM-SIZED BUSINESSES.


     For the combined Predecessor Period and Successor Period, approximately 82% of our revenues were generated through the sale of advertising to local businesses, which are generally small and medium-sized businesses. In the ordinary course of our directory operations, we extend credit to these customers for advertising purchases. As of December 31, 2002, we had approximately 193,000 customers to which we extended credit with an average amount due per customer of approximately $2,960. Full collection of delinquent accounts can take many months or may never occur. For the combined Predecessor Period and Successor Period, bad debt expense for our customers amounted to $17 million, or approximately 2.6% of our revenue. On a pro forma basis for the year ended December 31, 2002, bad debt expense would have been approximately 2.5% of our revenue. Small and medium-sized businesses tend to have fewer financial resources and higher rates of failure than do larger businesses. Consequently, although we attempt to mitigate exposure to the risks that result from extending credit to small and medium-sized businesses through credit screening and the collection of advance payments under certain circumstances, we cannot assure you that we will not be materially adversely affected by our practice of extending credit to small and medium-sized businesses.



OUR SALES OF ADVERTISING TO NATIONAL ACCOUNTS IS COORDINATED BY THIRD PARTIES THAT WE DO NOT CONTROL.



     Approximately 16% of our revenues for the combined Predecessor Period and Successor Period were derived from the sale of advertising to national or large regional chains, such as rental car companies, automobile repair shops and pizza delivery businesses, that purchase advertising in several of the directories that we publish. In order to sell advertising to these accounts, we contract with approximately 160 certified marketing representatives, or CMRs, which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. In particular, we rely heavily on one of our CMRs, TMP Worldwide Inc., or TMP, which accounted for approximately 5% of our revenues for the combined Predecessor Period and Successor Period. Although we believe that our relationship with TMP is mutually beneficial and that those CMRs with whom we have existing relationships or other third parties could service our needs if TMP were unable or unwilling to provide its services to us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. In addition, any decline in the performance of TMP or the other CMRs with whom we contract could harm our ability to generate revenue from our national accounts and could materially adversely affect our business.



OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.



     As of December 31, 2002, approximately 65% of our workforce was represented by labor unions. One of our material collective bargaining agreements will expire in 2003 and the other will expire in 2006. Although we believe that our relations with our employees are good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

FUTURE CHANGES IN QWEST LEC'S DIRECTORY PUBLISHING OBLIGATIONS IN THE DEX EAST STATES MAY INCREASE
OUR COSTS.


     Pursuant to the publishing agreement, we are required to discharge Qwest LEC's regulatory obligation to publish white pages directories covering each service territory in the Dex East States where it provides local telephone service as the incumbent service provider. If the staff of a state public utility commission in a Dex East State were to impose additional or changed legal requirements in any of Qwest LEC's service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of Qwest LEC, even if such compliance were to increase our publishing costs. Pursuant to the publishing agreement, Qwest LEC is only obligated to reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest LEC's publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements, and this obligation expires seven years after the consummation of the transactions related to the acquisition of Dex East. Our competitive position relative to competing directory publishers could be adversely affected if we are not able to recover from Qwest LEC that portion of our increased costs that Qwest LEC has agreed to reimburse and, moreover, we cannot assure you that we would be able to increase our revenues to cover any unreimbursed compliance costs.



WE ARE CONTROLLED BY THE CARLYLE GROUP AND WELSH, CARSON, ANDERSON & STOWE, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

     A holding company equally controlled by Carlyle and WCAS and their respective affiliates currently owns all of the fully diluted equity of our indirect parent, Dex Media, and, therefore, Carlyle and WCAS have the power to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions.

     The interests of Carlyle, WCAS and their affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle and WCAS, as equity holders, might conflict with your interests as a note holder. Affiliates of Carlyle and WCAS may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder.


RISKS RELATED TO THE EXCHANGE NOTES


OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.


     We are a highly leveraged company. As of December 31, 2002, we had $2,207 million of outstanding indebtedness, including approximately $1,232 million of indebtedness under our new credit facilities, $450 million of senior notes and $525 million of senior subordinated notes. Our ratio of total indebtedness to owner's equity at December 31, 2002 was 3.5 to 1.0. This level of indebtedness could have important consequences to you, including the following:


     o it limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

     o our interest expense could increase if interest rates in general increase because a substantial portion of our indebtedness will bear interest at floating rates;

     o it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

     o we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

     o it may make us more vulnerable to a downturn in our business or the economy;

     o the debt service requirements of our indebtedness could make it more difficult for us to make payments on the exchange notes;

     o a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

     o there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.


DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.


     Although covenants under our new credit facilities and the indentures limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, the terms of our new credit facilities and the indentures permit us to incur significant additional indebtedness in the future if conditions are satisfied. As of December 31, 2002, we had approximately $99 million available for additional borrowing under our new revolving credit facility. In addition, if the acquisition of Dex West is consummated, we expect to borrow an additional $160 million under the delayed draw portion of our tranche A term loan facility. All borrowings under our new credit facilities, including any borrowings under the delayed draw term loan facility, will rank senior in right of payment to the senior subordinated exchange notes and any future guarantees thereof and will be effectively senior (to the extent of the value of the collateral securing the borrowings) to the senior exchange notes and any future guarantees thereof. See "Our New Credit Facilities."



TO SERVICE OUR INDEBTEDNESS, INCLUDING THE EXCHANGE NOTES, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new revolving credit facility will be adequate to meet our future liquidity needs for at least the next 12 months.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facilities and the exchange notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

     Exchange noteholders' right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the exchange notes will be effectively subordinated to the guarantors' secured indebtedness.

     Holders of the Issuers' secured indebtedness and the secured indebtedness of any guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, our new credit facilities will be secured by liens on substantially all of our assets and the assets of our existing and future domestic subsidiaries.

The exchange notes and the guarantees will be effectively subordinated to all such secured indebtedness to the extent of the value of its collateral. In the event of any distribution or payment of our or any guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the respective exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.



     As of December 31, 2002, the aggregate amount of the Issuers' secured indebtedness was $1,232 million, and approximately $99 million was available for additional borrowing under our new revolving credit facility. As of December 31, 2002, Dex Media International (the only guarantor as of the consummation of the transactions) had no secured indebtedness, other than its guarantee of our new credit facilities. In addition, if the acquisition of Dex West is consummated, we expect to borrow an additional $160 million under the delayed draw term loan portion of the tranche A term loan facility, which will be secured. We and the guarantors will be permitted to borrow significant additional indebtedness, including secured indebtedness, in the future under the terms of the indentures and our new credit facilities. See "Our New Credit Facilities," "Description of Senior Exchange Notes--Certain Covenants" and "Description of Senior Subordinated Exchange Notes--Certain Covenants."



THE RIGHT OF HOLDERS OF SENIOR SUBORDINATED EXCHANGE NOTES TO RECEIVE PAYMENTS ON THE SENIOR SUBORDINATED EXCHANGE NOTES WILL BE JUNIOR TO THE BORROWINGS UNDER OUR NEW CREDIT FACILITIES AND THE SENIOR EXCHANGE NOTES, AND ALL FUTURE SENIOR INDEBTEDNESS. FURTHER, THE GUARANTEES OF THE SENIOR SUBORDINATED EXCHANGE NOTES WILL BE JUNIOR TO THE GUARANTORS' SENIOR INDEBTEDNESS.


     The senior subordinated exchange notes will rank behind all of the Issuers' existing indebtedness, including the senior exchange notes and borrowings under our new credit facilities, and the Issuers' future indebtedness, and the guarantees of the senior subordinated exchange notes will rank behind any guarantor's existing and future indebtedness, including guarantees of the senior exchange notes and borrowings under our new credit facilities except, in each case, any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the senior subordinated exchange notes or the guarantees of the senior subordinated exchange notes, as applicable. As a result, upon any distribution to the Issuers' creditors or the creditors of any guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or any guarantors or their respective property, the holders of the Issuers' senior indebtedness and the senior indebtedness of any guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated exchange notes or any guarantees of the senior subordinated exchange notes.


     In addition, all payments on the senior subordinated exchange notes and any guarantees of the senior subordinated exchange notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness.


     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or any guarantors, holders of the senior subordinated exchange notes will participate with trade creditors and all other holders of the Issuers and any guarantor's senior subordinated indebtedness in the assets remaining after the Issuers and any guarantors have paid all of their respective senior indebtedness. However, because the indenture governing the senior subordinated exchange notes requires that amounts otherwise payable to holders of the senior subordinated exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the senior subordinated exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated exchange notes may receive less, ratably, than the holders of senior indebtedness.


     As of December 31, 2002, the senior subordinated exchange notes would have been subordinated to $1,682 million of senior indebtedness. As of December 31, 2002, approximately $99 million was available for borrowing as additional senior indebtedness under our new revolving credit facility. In addition, if the acquisition of Dex West is consummated, we expect to borrow an additional $160 million under a delayed draw term loan facility, which will be senior indebtedness. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the senior subordinated exchange notes.



RESTRICTIVE COVENANTS IN OUR NEW CREDIT FACILITIES AND THE INDENTURES MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

     Our new credit facilities and the indentures limit our ability, among other things, to:

     o    incur additional indebtedness;

     o    issue preferred stock;

     o pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

     o    sell assets, including capital stock of restricted subsidiaries;

     o    agree to payment restrictions affecting our restricted subsidiaries;

     o consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

     o    enter into transactions with our affiliates;

     o    incur liens;

     o    designate any of our subsidiaries as unrestricted subsidiaries; and

     o    enter into new lines of businesses.

     In addition, our new credit facilities include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the exchange notes, while indebtedness under our new credit facilities is outstanding. The agreement governing our new credit facilities also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

     The restrictions contained in the indentures and the agreement governing our new senior credit facilities could:

     o limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and


     o adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

     A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our new credit facilities. If a default occurs, the lenders under our new credit facilities may elect to:

     o declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

     o prevent us from making payments on the exchange notes, any of which would result in an event of default under the exchange notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our new credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our new credit facilities and the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes. See "Description of Senior Exchange Notes--Ranking," "Description of Senior Exchange Notes-- Certain Covenants," "Description of Senior Subordinated Exchange Notes--Ranking," "Description of Senior Subordinated Exchange Notes--Certain Covenants" and "Our New Credit Facilities."


FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, any guarantees of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee:

     o receives less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     o either (1) is insolvent or rendered insolvent by reason of such incurrence, (2) is engaged in a business or transaction for which the guarantor's remaining assets constitute unreasonably small capital, or
          (3) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature.

     The court might also avoid a guarantee, without regard to those factors, if it found that the guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

     A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     o the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     o if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     o    it could not pay its debts as they become due.

     We cannot assure you as to what standard a court would apply in making this determination. If a court voided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from another guarantor or from any other source.


THE EXCHANGE NOTES MAY LOSE THEIR SUBSIDIARY GUARANTEES.

     The exchange notes will be guaranteed by Dex Media International, Inc., which is currently our only subsidiary (other than Dex Media East Finance Co.), and each of our future subsidiaries that is a guarantor or direct borrower under our new credit facilities. A subsidiary will no longer guarantee the exchange notes in any of the following circumstances:

     o in connection with any sale of all of the capital stock of that subsidiary guarantor (including by way of merger or consolidation) to a person or group of persons that is not (either before or after giving effect to such transaction) a restricted subsidiary, if the sale complies with the covenants in the indentures governing the notes;

     o    if  we  designate  that   subsidiary  guarantor as  an  unrestricted
          subsidiary in accordance with the provisions set forth in the indentures; or

     o if that subsidiary guarantor is released from its guarantee of, and all pledges and security interests granted in connection with, our new credit facilities. For example, a subsidiary guarantor would be released if the lenders under our new credit facilities agreed to release such subsidiary guarantor, our obligations under our new credit facilities were repaid in full, or the subsidiary guarantor ceased to be our subsidiary upon the consummation of any transaction permitted by the terms of our new credit facility.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURES.

     Upon the incurrence of specific kinds of change of control events, we may need to refinance large amounts of our debt, including the exchange notes and borrowings under our new credit facilities. If a change of control occurs, we must offer to purchase the exchange notes for a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the exchange notes upon a change of control. In addition, our new credit facilities prohibit us from repurchasing the exchange notes until we first repay our new credit facilities in full. If we fail to repurchase the exchange notes in that circumstance, we will go into default under each of the indentures governing the exchange notes and under our new credit facilities. Any future debt that we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The purchase requirements contained in our debt instruments could also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not necessarily constitute a change of control under the indentures governing the exchange notes. See "Our New Credit Facilities," "Description of Senior Exchange Notes--Change of Control" and "Description of Senior Subordinated Exchange Notes--Change of Control."

THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, AND WE CANNOT ASSURE YOU THAT A MARKET FOR THE EXCHANGE NOTES WILL DEVELOP OR THAT YOU WILL BE ABLE TO SELL YOUR EXCHANGE NOTES.

     The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system, although application will be made to make the exchange notes eligible for trading in The PORTAL Market. The initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

IF YOU DO NOT PROPERLY TENDER YOUR OUTSTANDING NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OUTSTANDING NOTES AND YOUR ABILITY TO TRANSFER OUTSTANDING NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Stand-Alone Company" and "--Sensitivity Analysis Relating to EBITDA" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "assumption" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.



                           MARKET AND INDUSTRY DATA

     Unless otherwise indicated, information contained in this prospectus concerning the U.S. directory advertising industry, the U.S. advertising industry and their respective segments, our general expectations concerning such industries and their segments and our market position and market share within such industries and their segments are derived from data from various third party sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the U.S. directory advertising industry, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus.

     Data on our market position and market share within our industry is based on U.S. directory advertising sales. Our competitors generally utilize the point of publication accounting method of recognizing revenues and expenses under which revenues and expenses are recognized when a directory is published. We utilize the deferral and amortization accounting method under which revenues and expenses are recognized over the lives of the directories. As a result, while we believe that the information presented herein with respect to ourselves and our competitors is comparable, comparisons made beyond the scope of those made in this prospectus may be impacted by the differing accounting methods. Except where otherwise noted, the calculation of advertiser renewal and retention rates is based on local advertisers and excludes the loss of advertisers as a result of business failures, which we believe is the customary calculation method in our industry. Our revenue per advertiser (local) for a given period is calculated by dividing the total local advertising revenue in a given period by the total number of local advertisers at the end of such period. Our market penetration for a given period is calculated by dividing the total number of yellow page advertisers in such area by the total businesses with free listings in a given area, in each case, at the end of such period. Printed revenues are revenues related to printed directories (excluding revenues from affiliates).
                                --------------
     The DEX(Reg. TM) trademark referred to in this prospectus is a registered trademark of Dex Media, Inc. The QWEST DEX(Reg. TM) and QWEST DEX ADVANTAGE(Reg. TM) trademarks referred to in this prospectus are registered trademarks of Qwest and are used by us under license.

                              THE EXCHANGE OFFER


PURPOSE AND EFFECT


     Together with the sale by us of the outstanding notes on November 8, 2002, we, Dex Media East Finance and Dex Media International entered into two registration rights agreements, each dated November 8, 2002, with the initial purchasers of the outstanding notes, which require that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreements further provide that we must use all commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 180 days of the issue date of the outstanding notes. It further provides that we must use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement.


     Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of each of the registration rights agreements has been filed as an exhibit to the registration statement of which this prospectus is a part, and this is a summary of the material provisions of each of the registration rights agreements. For a more complete understanding of the registration rights agreements, we encourage you to read the actual agreements as it, and not this description, governs your rights as holders of outstanding notes. We have filed the agreements as exhibits to the registration statement which includes this prospectus. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreements. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

     In order to participate in the exchange offer, a holder must represent to us, among other things, that:

     o any exchange notes to be received by the holder will be acquired in the ordinary course of business;

     o the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
          Act) of the exchange notes in violation of the provisions of the Securities Act;

     o    the holder is not an "affiliate" (within the meaning of Rule 405 under
          Securities   Act)  of  us,  Dex  Media  East   Finance  or  Dex  Media
          International; and

     o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

     In the event that:

     o we, Dex Media East Finance and Dex Media International determine that an exchange offer registration statement is not available or that registration of exchange notes pursuant to an exchange offer registration statement may not be completed as soon as practicable after the expiration date of the exchange offer because it would violate any applicable law or applicable interpretations of the Staff of the SEC;


     o the exchange offer is not, for any other reason, completed by May 7, 2003; or

     o the exchange offer has been completed and, in the opinion of counsel for the initial purchasers of the outstanding notes, a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of outstanding notes originally purchased and still held by the initial purchasers;

we, Dex Media East Finance and Dex Media International must use all commercially reasonable efforts to cause to be filed a "shelf" registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

     Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

     o acquired the exchange notes other than in the ordinary course of the holder's business;

     o the holder has an arrangement with any person to engage in the distribution of exchange notes;

     o is an "affiliate" of ours, Dex Media East Finance or Dex Media International within the meaning of Rule 405 under the Securities Act; or


     o is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC's staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on May 6, 2003 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

     The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

     As of the date of this prospectus, outstanding notes representing $450 million in aggregate principal amount of senior notes and $525 million in aggregate principal amount of senior subordinated notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.


     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date shall be 12:00 midnight, New York City time, on May 6, 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

     o to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

     o    to amend the terms of the exchange offer in any manner.

     In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading "--Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

     o certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

     o a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     o you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading "--Exchange Agent" prior to the expiration date.

     Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to as an eligible institution, unless outstanding notes tendered pursuant thereto are tendered:

     o by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will be representing to us that, among other things:

     o any exchange notes to be received by you will be acquired in the ordinary course of business;

     o you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
          Act) of the exchange notes in violation of the provisions of the Securities Act;

     o    you are not an  "affiliate"  (within  the  meaning  of Rule 405  under
          Securities   Act)  of  us,  Dex  Media  East   Finance  or  Dex  Media
          International; and

     o if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.


     In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.


     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

     o the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

     For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading "--Exchange Agent" prior to 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:


     o specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

     o    identify  the  outstanding  notes  to  be  withdrawn,   including  the
          certificate number or numbers and principal amount of such outstanding notes;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

     o specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading "--Procedures for Tendering" at any time on or prior to the expiration date.


CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

     In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

     By Registered or Certified Mail, Hand Delivery or Overnight Courier:

            U.S. Bank National Association
            180 East 5th Street
            St. Paul, Minnesota 55101
            Attn: Specialized Finance Department

     By Facsimile: (Eligible Institutions Only) (651) 244-1537

     For Information or Confirmation by Telephone: (800) 934-6802

     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under both of the registration rights agreements, each dated November 8, 2002, by and among us, Dex Media East Finance, Dex Media International and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.


     On November 8, 2002, we issued and sold the outstanding notes. We used the proceeds from the offering of the outstanding notes, together with borrowings under our new credit facilities and equity contributions from the Sponsors and their assignees and designees, to fund payment of the consideration for the transactions related to the acquisition of Dex East, pay related fees and expenses and for working capital purposes.

                                CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 2002, The information in this table should be read in conjunction with "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.







                                                        DECEMBER 31, 2002
                                                       ------------------
(IN MILLIONS)
----------------------------------------------------
   Cash and cash equivalents .......................         $   38
                                                             ======
   Total debt:
     New credit facilities:
      Revolving credit facility(1) .................         $    0
      Tranche A term loan facility(2) ..............            530
      Tranche B term loan facility .................            702
     Outstanding senior notes ......................            450
     Outstanding senior subordinated notes .........            525
                                                             ------
         Total debt ................................         $2,207
   Total owner's equity(3) .........................            623
                                                             ------
         Total capitalization ......................         $2,830
                                                             ======



--------------

(1) Total availability of $100 million, of which approximately $99 million was available at December 31, 2002 (approximately $1 milion was committed under a stand-by letter of credit and accordingly not available for borrowing).


(2) In addition, the tranche A term loan facility includes a $160 million delayed draw commitment, which will terminate if the acquisition of Dex Media West is not consummated.


(3) Represents the equity contribution from the Sponsors and their assignees and designees. If the acquisition of Dex West is consummated, the Sponsors and their assignees and designees will contribute an additional $50 million in cash equity to us, which will be used by Dex Media, together with $160 million in borrowings under the delayed draw portion of the tranche A term loan facility, to pay a portion of the purchase price for Dex West to be paid to Qwest. The $210 million will be paid to Dex Media, Inc. in the form of a dividend to the extent of Dex Media East retained earnings, with any remaining balance paid as a return of capital, immediately prior to the consummation of the acquisition of Dex West. See "The Transactions--Synergies with Dex Media West."

                      SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data as of and for each of the years ended December 31, 2000 and 2001, as of December 31, 2002 and for the Predecessor Period and Successor Period in 2002 have been derived from our consolidated financial statements, included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The selected historical data as of and for the years ended December 31, 1999 has been derived from our audited consolidated financial statements. The selected historical data as of and for the year ended December 31, 1998 has been derived from our unaudited consolidated financial statements. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     While we have been a stand-alone company since the consummation of the transactions related to the acquisition of Dex East on November 8, 2002, our Predecessor historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region. Because our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates has changed as a result of the acquisition of Dex East, we expect our cost structure to change significantly from that reflected in our Predecessor's historical operating results. As a result, our Predecessor's historical results of operations, financial position and cash flows are not indicative of what they would have been had we operated as a stand-alone company without the shared resources of Qwest and its affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sensitivity Analysis Relating to EBITDA."



                                                                                                                      DEX MEDIA
                                                                          PREDECESSOR                                 EAST LLC
                                              -------------------------------------------------------------------- --------------
                                                                                                      PERIOD FROM    PERIOD FROM
  (DOLLARS IN MILLIONS, OTHER THAN PRINTED)                                                          JANUARY 1 TO   NOVEMBER 9 TO
REVENUES PER ADVERTISER (LOCAL)                              YEAR ENDED DECEMBER 31,                  NOVEMBER 8,   DECEMBER 31,
--------------------------------------------- ----------------------------------------------------- -------------- --------------
                                                   1998          1999          2000         2001         2002           2002
                                              ------------- ------------- ------------- ----------- -------------- --------------
STATEMENT OF INCOME DATA:
Total revenues ..............................   $     561     $     601     $     638    $    666       $  590        $     58
Cost of revenues ............................         223           232           238         209          178              20
General and administrative expense ..........          76            87            49          48           49              21
Depreciation and amortization expense........          14            14            15          12            9              33
Merger-related expenses(a) ..................          --            --             6           4           --              --
Impairment charges(b) .......................          --            --            --           7           --              --
                                                ---------     ---------     ---------    --------       ------        --------
Total operating expenses ....................         313           333           308         280          236              74
                                                ---------     ---------     ---------    --------       ------        --------
Operating income ............................         248           268           330         386          354             (16)
                                                ---------     ---------     ---------    --------       ------        --------
Net income (loss) ...........................   $     145     $      86     $     130    $    161       $  157        $    (28)
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(c) .......        62.8x          2.1x          2.7x        3.3x         4.0x             --
OTHER OPERATIONAL DATA:
Number of local advertisers (at period
 end) .......................................     220,131       215,294       211,087     205,715        n/a           201,044
Printed revenues per advertiser (local) .....   $   2,108     $   2,293     $   2,450    $  2,622        n/a          $  2,661
Local advertiser renewal rate ...............          94%           94%           94%         93%       n/a                92%
Number of directories published .............         154           153           152         150        n/a               150
BALANCE SHEET DATA (AT PERIOD END):
Total cash and cash equivalents .............          --            --            --    $     55        n/a          $     38
Working capital (deficit)(d) ................   $  (1,559)    $  (1,687)    $  (1,519)     (1,267)       n/a                32
Total assets ................................         265           299           313         348        n/a             3,022
Total debt(e) ...............................       1,611         1,741         1,603       1,391        n/a             2,207
Owner's equity (deficit) ....................      (1,542)       (1,673)       (1,493)     (1,250)       n/a               623



----------------

(a) Merger-related expenses reflect expenses incurred in connection with Qwest's acquisition of US WEST, or the Merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses (offset against a post-retirement benefit plan curtailment gain) and rebranding expenses.

(b) Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.


(c) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. For the period from November 9, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges. The deficiency was $47 million. The decrease in the ratio of earnings to fixed charges in 1999 results from the apportionment of a portion of a Qwest Dex line of credit borrowing arrangement in 1999.

(d) Working capital is defined as current assets less current liabilities. For the Predecessor periods, working capital includes cash and short-term borrowings from affilates that were not acquired or assumed by Dex Media East from its Predecessor. These short-term borrowings were eliminated after the consummation of the transactions related to the acquisition of Dex East. The following table summarizes the effects of these items on adjusted net working capital for the periods indicated:





                                                                                                          DEX MEDIA
                                                                   PREDECESSOR                             EAST LLC
                                            ---------------------------------------------------------   -------------
                                                                                                             YEAR
                                                                                                            ENDED
(DOLLARS IN MILLIONS)                                        YEAR ENDED DECEMBER 31,                     DECEMBER 31,
-----------------------------------------   ---------------------------------------------------------   -------------
                                                1998           1999           2000           2001            2002
                                            ------------   ------------   ------------   ------------   -------------
     Working capital ....................     $ (1,559)      $ (1,687)      $ (1,519)      $ (1,267)    $32
     Adjustments to working capital:
      Cash and cash equivalents .........           --             --             --            (55)
      Short term borrowings .............        1,611          1,741          1,603          1,391
                                              --------       --------       --------       --------
     Working capital, excluding cash and
      short-term borrowings .............     $     52       $     54       $     84       $     69
                                              --------       --------       --------       --------




      Working capital, excluding cash and short-term borrowings is included in this prospectus to provide additional information with respect to the working capital of Dex Media East, as it excludes cash and short term borrowings that were not acquired by Dex Media East from its Predecessor. Working capital, excluding cash and short-term borrowings is not calculated under generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for working capital prepared in accordance with GAAP. In addition, working capital, excluding cash and short-term borrowings as presented is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(e) For the Predecessor periods, total debt consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the Predecessor. Note 8 to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. For the Successor period ended December 31, 2002, total debt includes $40 million of current maturities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS


     The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to the consummation of the transactions related to the acquisition of Dex East. In this section, references to "Dex East" or "Predecessor" refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the standard metropolitan statistical area of El Paso, Texas prior to November 8, 2002, the date that Dex Media East acquired Dex East. References to "we," "our" or "us" refer to Dex Media East, the successor to Dex East. We have operated as a stand-alone company since the acquisition of Dex East on November 8, 2002. The acquisition has been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition date were not carried over to Dex Media East's balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the acquisition date. The pro forma financial information included in Note 5 to our consolidated financial statements included elsewhere in this prospectus eliminates the effects of these adjustments to deferred revenue and related deferred expenses at the acquisition date and presents the results of operations for the years ended December 31, 2002 and 2001 as if the acquisition of Dex East had occurred on January 1 of each of the years presented. Pro forma financial information in this prospectus has been derived from this information. For purposes of comparison in this prospectus, we have also provided the combined results of the Predecessor Period and Successor Period, which include the effects of purchase accounting, to provide additional information about our results.

     The discussion and analysis of historical predecessor periods does not reflect the significant impact that the transactions will have on us, including significantly increased leverage and liquidity requirements. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the section entitled "Risk Factors," "Selected Historical Financial Data," "--Liquidity and Capital Resources" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.


OVERVIEW

     We are the largest print directory publisher in the Dex East States and the sixth largest print directory publisher in the United States. We are the exclusive official directory publisher in our region for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex East States. We, or our predecessors, have been publishing print directories for over 100 years. In 2001, we had an aggregate 87% market share in our top 10 geographic markets, which accounted for approximately 72% of our revenues in that year. In 2002, we published 150 directories and distributed approximately 19 million copies of these directories to business and residential consumers in our region. As of December 31, 2002, we had a total of approximately 201,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 5,200 national advertisers. We also provide related services, including an internet-based directory and direct marketing services. For the combined Successor Period and Predecessor Period, we generated $648 million in revenues. On a pro forma basis for the years ended December 31, 2002 and 2001, we generated $689 million and $666 million in revenues, respectively. Approximately 98% of our total revenues for the combined Successor Period and Predecessor Period were generated from the publication of print directories. On a pro forma basis for the year ended December 31, 2002, 98% of our total revenues would have been generated from the publication of print directories. Approximately 96% of the revenue for these periods came from the sale of advertising in our yellow pages directories, and 4% of the revenue for these periods came from the sale of advertising in our white pages directories.

STAND-ALONE COMPANY

     Our Predecessor historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region and not as a stand-alone company. The consolidated financial statements included in this prospectus for periods prior to November 8, 2002 have been derived from the historical consolidated financial statements of Qwest Dex Holdings, the parent company of Qwest Dex, Inc., and include the assets, obligations and activities of Qwest Dex Holdings and Qwest Dex for business conducted in our region prior to the acquisition of Dex East. To prepare these consolidated financial statements, management of Qwest Dex Holdings and Qwest Dex either specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Qwest Dex Holdings and Qwest Dex to either Dex East or to the print and internet directory business of Qwest Dex Holdings and Qwest Dex in the Dex West States, which we refer to as Dex West. Whenever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. Substantially all of the Predecessor's revenues and cost of revenues have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on cost relationships to the account balance being apportioned. These specific identifications, assignments and apportionments are believed to be reasonable; however, the resulting amounts could differ from amounts that would be determined if the Predecesssor had operated on a stand-alone basis. Note 3(v) to our consolidated financial statements included in this prospectus sets forth additional information regarding such identifications, assignments and apportionments. Because of the Predecessor's relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates, the Predecessor's historical results of operations, financial position and cash flows are not indicative of what they would be had the Predecessor operated without the shared resources of Qwest and its affiliates. Accordingly, the consolidated financial statements for periods prior to November 8, 2002 are not indicative of our future results of operations, financial position and cash flows. See "--Sensitivity Analysis Relating to EBITDA" and the consolidated financial statements and related notes thereto included in this prospectus.

     Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to Dex East based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became our employees upon consummation of the transactions related to the acquisition of Dex East. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. For more detail regarding how the Predecessor historically reimbursed Qwest for services Qwest and its affiliates provided to the Predecessor, see Note 16 to our consolidated financial statements included in this prospectus. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates may not necessarily reflect the expenses that we will incur as an independent entity.

     Qwest and Qwest LEC will continue to provide certain services that they have historically provided to the Predecessor, including support services relating to information technology, real estate, human resources and legal matters, pursuant to the transition services agreement for a maximum of 18 months. We believe that we will replace, or be able to replace, the services provided by Qwest and Qwest LEC prior to the termination of the transition services agreement with services provided internally or through arrangements with third parties at the costs that are assumed in the analysis that follows. However, there can be no assurances that we will be able to replace the services at the costs that are assumed in the analysis that follows.

     While we have been a stand-alone company since the consummation of the transactions on November 8, 2002, the Predecessor historically operated the print and internet directory businesses of Qwest Dex, Inc. in our region prior to the acquisition of Dex East. We will begin incurring incremental costs associated with operating as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs. The first category of operating costs consists of those costs associated with operating Qwest Dex as a separate entity from Qwest. The second category of costs consists of those costs we estimate we will incur if the acquisition of Dex West is not consummated. These second category costs are those that will result from operating Dex Media East as a separate entity from Qwest Dex. If the acquisition of Dex West is consummated, we do not expect to incur any of these second category costs. Therefore, we believe that we will benefit from net synergies if the acquisition of Dex West is consummated.

     We will fund $210 million of the purchase price for Dex West to be paid by Dex Media to Qwest in connection with the acquisition of Dex West which, we believe, represents the fair value of the ongoing benefit of the synergies to be realized by us in connection with that acquisition. Dex Media West will be an indirect, wholly-owned subsidiary of Dex Media and we will not own any of the interests in Dex Media West. The $210 million will be paid to Dex Media in the form of a dividend to the extent of Dex Media East retained earnings, with any remaining balance paid as a return of capital, immediately prior to the consummation of the acquisition of Dex West. Dex Media will use the funds to pay a portion of the purchase price for Dex West to Qwest. We expect to fund that portion of the Dex West purchase price through borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility and an additional $50 million cash equity contribution to us from the Sponsors and their assignees and designees. The commitment under the delayed draw portion of the tranche A term loan facility terminates if the acquisition of Dex West is not consummated. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest" and "The Transactions--Agreements between Us and Dex Media West and/or Dex Media." The acquisition of Dex West is subject to a number of conditions described in "The Transactions." In addition, certain shareholders of Qwest are seeking to enjoin the sale of the Dex West assets. There can be no assurances that the acquisition of Dex West will be consummated or that the anticipated synergies will be realized.

     Historically, the Predecessor has been included in the consolidated federal income tax returns filed by Qwest. The Predecessor had an informal agreement with Qwest pursuant to which it was required to compute its provision for income taxes on a separate return basis and pay to, or receive from, Qwest the separate U.S. federal income tax return liability or benefit so computed, if any. For federal income tax purposes, the acquisition of Dex East was treated as an asset purchase and, immediately after the consummation of the acquisition of Dex East, Dex Media East, Inc., our direct parent, had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the acquisition of Dex East, Dex Media East, Inc. should generally be able to depreciate or amortize the acquired assets, primarily intangibles, based on a higher tax basis. We estimate that this step-up in tax basis for intangibles, which will be amortized over 15 years, will significantly reduce the cash taxes of Dex Media East, Inc. over that period.

     In connection with the transactions related to the acquisition of Dex East, we incurred substantial indebtedness, interest expense and repayment obligations. As of December 31, 2002 we had outstanding $2,207 million in aggregate indebtedness, excluding unused commitments, with an additional $99 million of additional borrowing capacity available under our new credit facilities. Assuming we had incurred this level of borrowings on January 1, 2001, for the year ended December 31, 2002, our pro forma interest expense would have been $194 million. The interest expense relating to this debt will adversely affect our net income by the amount of interest expense offset by the related tax deduction. For detail regarding our repayment obligations, see the table set forth below under the subheading "--Liquidity and Capital Resources--Post-Transactions." We incurred estimated one-time fees and expenses (such as transaction advisory fees, legal fees, underwriting commissions relating to the notes, commitment fees relating to the financing of the acquisition of Dex East and information technology consulting fees) of approximately $140 million.

REVENUES


     We derive virtually all of our revenues from the sale of advertising in our printed directories, which we refer to as directory services revenues. We also provide related services, including an internet-based directory and direct marketing services. Growth in directory services revenues is affected by several factors, including growth in advertising customers, increases in the pricing of advertising, increases in the quantity of advertising purchased per customer and the introduction of additional products which generate incremental revenues. In the aggregate, directory services revenues also may increase through the publication of new printed directories.


     We estimate that revenues and expenses for the twelve months following the consummation of the transactions related to the acquisition of Dex East will be lower than they would have been had the transactions not occurred because the transactions have been accounted for under the purchase method of accounting. Under the purchase method of accounting deferred revenue and related deferred directory costs associated with directories that had previously been published and distributed are not carried over to our balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized in the twelve months subsequent to the acquisition. The purchase method of accounting will not affect our revenues and directory costs in periods subsequent to 2003. This purchase accounting adjustment is non-recurring and has no impact on cash flows.

     Our consolidated financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method, under which revenues and expenses are recognized ratably over the life of each directory, commencing in the month of delivery. Revenues from internet advertisements are recognized ratably over the twelve-month period we commit to carry the advertisement.



COST OF REVENUES

     We account for cost of revenues under the deferral and amortization method. Accordingly, our cost of revenues recognized in a given period consist of (1) costs incurred in the given period and recognized in the given period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the given period and (3) costs incurred in the given period, a portion of which is amortized and recognized in the given period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenues recognized in any given period and the costs incurred in the given period, which difference may be significant.


     Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production, and employee costs relating to each of the foregoing. Sales commissions include commissions paid to third party certified marketing representatives, or CMRs, which act as our channel to national advertisers. All deferred costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Costs incurred and recognized in the period in which they are incurred include sales salaries and wages.



GENERAL AND ADMINISTRATIVE EXPENSE


     Our general and administrative expense consists primarily of the costs of advertising, promotion and marketing, administrative staff, information technology, training, customer billing, corporate management and bad debt expense. All of our general and administrative expense is recognized in the period in which it is incurred. Historically, our general and administrative expense has included the costs of other services, such as real estate, information technologies, finance and human resources, shared among Qwest affiliates; however, after the consummation of the transactions related to the acquisition of Dex East and the termination of the transition services agreement, we will incur these costs directly. We anticipate that our general and administrative expense will increase as a stand-alone company. See "--Stand-Alone Company."

PERIOD ENDING DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001







                                                           DEX MEDIA EAST LLC                         PREDECESSOR
                                               -------------------------------------------   ------------------------------
                                                 UNAUDITED PRO FORMA           PERIOD          PERIOD FROM
                                                     YEAR ENDED              NOVEMBER 9        JANUARY 1 TO     YEAR ENDED
                                                    DECEMBER 31,           TO DECEMBER 31,      NOVEMBER 8,     DECEMBER 31,
                                                  2002         2001             2002              2002             2001
(DOLLARS IN MILLIONS)                          ----------   ----------   -----------------   --------------   -------------
Total Revenues .............................    $   689      $   666          $    58           $   590          $   666
Cost of revenues ...........................        209          209               20               178              209
                                                -------      -------          -------           -------          -------
 Gross profit ..............................        480          457               38               412              457
 Gross margin ..............................       69.7%        68.6%            65.5%             69.8%            68.6%
                                                -------      -------          -------           -------          -------
General and administrative expense .........    $    72      $    50          $    21           $    49          $    48



REVENUES

     Revenues decreased by $18 million, or 2.7%, to $648 million for the combined Predecessor Period and Successor Period from $666 million in 2001. On a pro forma basis, revenues for the year ended December 31, 2002 would have been $689 million, a $23 million or 3.5% increase compared to the year ending December 31, 2001. Included in total pro forma revenues were $670 million in directory services revenues and $19 million from directory services revenues, affiliates and all other products.

     Total pro forma directory services revenues, which consist of local and national directory services revenues, increased by $23 million, or 3.6%, to $670 million from $ 647 million in 2001. Local pro forma directory services revenues increased by $23 million, or 4.3%, to $562 million from $539 million in 2001. Local pro forma directory services revenues accounted for 81.6% of revenues as compared to 80.9% in 2001. While the number of local advertisers declined by 2.3%, the average annual pro forma revenues per local advertiser increased 6.6%, to $2,795 from $2,622 in 2001. Growth in the average pro forma revenues per local advertiser for the year ended December 31, 2002 resulted from price increases and additional revenues from premium products, such as color advertisements and awareness products. Pro forma sales to national advertisers increased by $2 million, or 2.0%, to $103 million accounting for 14.9% of revenues in 2002 as compared to 15.2% in 2001. Other directory services revenues decreased by $2 million.


COST OF REVENUES

     Cost of revenues recognized decreased by $11 million, or 5.3%, to $198 million for the combined Predecessor Period and Successor Period from $209 million in 2001. On a pro forma basis, cost of revenues for the year ended December 31, 2002 would have been $209 million, or a $0 million increase compared to the year ended December 31, 2001. Pro forma cost of revenues represented 30.3% of pro forma revenues in 2002 compared to 31.4% of pro forma revenues in 2001.

     On a pro forma basis for the years ended December 31, 2002 and 2001, we incurred employee costs, direct costs of publishing, commissions, services from affiliates and other costs of $206 million and $207 million, respectively. Under the deferral and amortization method, costs of revenues recognized in 2002 exceeded incurred costs by $3 million. Costs of revenues recognized exceeded incurred costs by $2 million in 2001.

     On a pro forma basis, employee costs incurred increased by $6 million, or 7.6%, to $85 million for the year ended December 31, 2002 from $79 million in 2001. The increase relates to annual wage increases and higher commission payments associated with revenue growth.

     Direct costs of publishing incurred during the period, which include paper, printing and distribution, decreased $1 million, or 1.3%, to $76 million on a pro forma basis for the year ended December 31, 2002 from $77 million in 2001. The cost of printing and paper decreased by $3 million, or 4.7%, to $61 million on a pro forma basis, for the year ended December 31, 2002 from $64 million in 2001. The decrease was due in part to a reduction in the number of copies printed resulting from increased demand for CD-Rom versions of our directories.

     Services from affiliates incurred during the period decreased by $5 million, or 45.5%, to $6 million for the year ended December 31, 2002 from $11 million in 2001. Costs decreased primarily as a result of cost reduction efforts at Qwest, which reduced service levels and related cost allocations.

     Other cost of revenues incurred, which include sales commissions and professional services, was $39 million and $40 million for the years ended December 31, 2002 and 2001, respectively.


GROSS PROFIT

     Our gross profit decreased by $7 million, or 1.5%, to $450 million for the combined Predecessor Period and Successor Period from $457 million in 2001 as a result of decreased revenues and decreased cost of revenues. On a pro forma basis, gross profit for the year ended December 31, 2002 would have been $480 million, or a $23 million (5.0%) increase compared to the year ending December 31, 2001. Gross margin on a pro forma basis increased to 69.7% for the year ended December 31, 2002 from 68.6% in 2001.


GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expense, excluding depreciation and amortization, increased by $22 million, or 45.8%, to $70 million for the combined Predecessor Period and Successor Period from $48 million in 2001. The increase relates primarily to reductions in pension credits, expense associated with non-capitalized software and one-time fees related to the acquisition of Dex East.

     Employee costs increased $22 million to $15 million for the combined Predecessor Period and Successor Period from $(7) million in 2001. Included in employee costs are pension credits which decreased $10 million during the combined Predecessor Period and Successor Period when compared to 2001. Also included in employee costs in the Successor Period are one-time fees of $5 million related to the acquisition of Dex East and a $5 million increase in expense related to non-capitalized system costs.

     Advertising and promotion expense decreased by $4 million, or 57.1%, to $3 million for the combined Predecessor Period and Successor Period from $7 million in 2001. The decrease related primarily to reduced advertising media purchases due to cost containment initiatives.

     Bad debt expense increased by $1 million, or 6.3%, to $17 million for the combined Predecessor Period and Successor Period from $16 million in 2001. Bad debt expense as a percentage of total revenues was 2.6% for the combined Predecessor Period and Successor Period compared to 2.4% in 2001. On a pro forma basis for the year ended December 31, 2002, bad debt expense as a percentage of total revenue would have been 2.5%.


     Services from affiliates increased by $3 million, or 10.7%, to $31 million for the combined Predecessor Period and Successor Period from $28 million in 2001. The increase relates to higher administration allocations resulting from the acquisition of Dex East and a one-time fee to acquire listings for our distribution database.


     All other general and administrative expense was $4 million for both of the years ended December 31, 2002 and 2001.



YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000





(DOLLARS IN MILLIONS)                              2001         2000       $ CHANGE      % CHANGE
---------------------------------------------   ----------   ----------   ----------   ------------
Revenues ....................................    $   666      $   638       $ 28             4.4%
Cost of revenues ............................    $   209      $   238       $(29)          (12.2)%
                                                 -------      -------       ----           -----
 Gross profit ...............................    $   457      $   400       $ 57            14.3%
 Gross margin ...............................       68.6%        62.7%      n/a            n/a
                                                 -------      -------       ----           -----
General and administrative expense ..........    $    48      $    49       $ (1)          ( 2.0)%
                                                 -------      -------       ------         -----

REVENUES


     Revenues increased by $28 million, or 4.4%, to $666 million in 2001 from $638 million in 2000. Included in total revenues for 2001 were $647 million in directory services revenues and $19 million from directory services revenues, affiliates and all other products.

     Total directory services revenues, which consist of local and national directory services revenues, increased by $28 million, or 4.5%, to $647 million in 2001 from $619 million in 2000. Local directory services revenues increased by $22 million, or 4.3%, to $539 million in 2001 from $517 million in 2000. Local directory services revenues accounted for 80.9% of revenues in 2001 as compared to 81.0% in 2000. While the number of local advertisers declined by 2.5% in 2001, the average annual revenues per local advertiser increased 7.0%, to $2,622 in 2001 from $2,450 in 2000. Growth in the average revenues per local advertiser in 2001 resulted from price increases and additional revenues from premium products, such as color advertisements and awareness products. Sales to national advertisers increased by $2 million, or 2.0%, to $101 million in 2001 from $99 million in 2000. Sales to national advertisers in 2001 accounted for 15.2% of revenues in 2001 as compared to 15.5% in 2000. Other directory services revenues increased by $4 million.

COST OF REVENUES

     Cost of revenues recognized decreased $29 million, or 12.2%, to $209 million in 2001 from $238 million in 2000. Cost of revenues represented 31.4% of revenues in 2001, compared to 37.3% of revenues in 2000.

     In 2001 and 2000, we incurred employee costs, direct costs of publishing, commissions, services from affiliates and other costs of $207 million and $238 million, respectively. Under the deferral and amortization method, costs of revenues recognized in 2001 exceeded costs incurred by $2 million, while costs recognized approximately equaled costs incurred in 2000.

     Employee costs incurred during the period decreased by $10 million, or 11.2%, to $79 million in 2001 from $89 million in 2000. The decrease was primarily a result of process improvements at Qwest Dex which decreased the number of management and occupational employees associated with directory manufacturing and sales by 470 people during 2000 and 2001. Such reductions were implemented over the two-year period through a combination of employee transfers within Qwest, unreplaced turnover and terminations.

     Direct costs of publishing incurred during the period, which include paper, printing and distribution, decreased $5 million, or 6.1%, to $77 million in 2001 from $82 million in 2000. The cost of printing and paper decreased by $4 million, or 5.9%, to $64 million in 2001 from $68 million in 2000. The decrease was due in part to the use of a more efficient typesetting font, which allowed our directories to be produced using fewer pages and in part to a reduction in the number of copies printed. In addition, the implementation of new technologies allowed us to supply digital pages to our printers, which further reduced printing costs.

     Services from affiliates incurred during the period decreased by $9 million, or 45.0%, to $11 million in 2001 from $20 million in 2000. For 2001, $10 million of affiliate services were paid based on billings presented by affiliates and $1 million was paid directly by us through payroll and benefit processes. In 2000, all affiliate services were paid directly by us through payroll and benefit processes. Such costs decreased primarily as a result of cost reduction efforts at Qwest, which reduced service levels and related cost allocations.

     Other cost of revenues incurred during the period, which include sales commissions and professional services, decreased by $7 million, or 14.9%, to $40 million in 2001 from $47 million in 2000, primarily a result of cost reduction measures at Qwest Dex.

GROSS PROFIT


     Our gross profit increased by $57 million, or 14.3%, to $457 million in 2001 from $400 million in 2000 as a result of increased revenues and decreased cost of revenues. Gross margin increased to 68.6% in 2001 from 62.7% in 2000.

GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expense, excluding depreciation and amortization, decreased by $1 million, or 2.0%, to $48 million in 2001 from $49 million in 2000. The decrease was generally due to reductions in the cost of services supplied by affiliates, a reduction in advertising and promotion expense and other cost reduction programs, which were partially offset by an increase in bad debt expense.

     Advertising and promotion expense decreased by $7 million, or 50%, to $7 million in 2001 from $14 million in 2000. The decrease related primarily to reduced advertising production costs and media purchases.

     Bad debt expense increased by $2 million, or 14.3%, to $16 million in 2001 from $14 million in 2000. Bad debt expense as a percentage of total revenues was 2.4% in 2001 compared to 2.2% in 2000. The increase in expense related primarily to a decline in economic conditions.

     Services from affiliates decreased by $5 million, or 15.2%, to $28 million in 2001 from $33 million in 2000. The reduction was primarily the result of cost containment measures by Qwest. Services from affiliates included $18 million in 2001 and $21 million in 2000 that was paid based on billings from affiliates.

     All other general and administrative expense, which includes employee expense, increased by $9 million, to $(3) million in 2001 from $(12) million in 2000. Other general and administrative expense includes pension and employee benefit credits of $11 million in 2001 and $13 million in 2000.


LIQUIDITY AND CAPITAL RESOURCES


HISTORICAL

     Historically, our principal source of liquidity was cash flow generated from operations. Prior to the consummation of the transactions related to the acquisition of Dex East, our primary liquidity requirements were for debt service on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us, dividends to Qwest, tax payments to Qwest to reflect the estimated taxes of Qwest Dex as well as capital expenditures and working capital. We have historically generated sufficient cash flow to fund our operations and investments and to make payments to Qwest.

     Net cash provided by operations was $75 million for the Successor Period, $137 million for the Predecessor Period and $192 million for the year ended December 31, 2001. Changes in working capital from 2001 to 2002 relate primarily to changes in accounts receivable and accounts payable, and an increase in deferred revenue. Net accounts receivable decreased by $9 million, or 11.8%, to $67 million at December 31, 2002 from $76 million at December 31, 2001. Accounts payable increased by $32 million, or 228.6%, to $46 million at December 31, 2002 from $14 million at December 31, 2001. Changes in working capital from 2000 to 2001 relate primarily to changes in accounts receivable and accounts payable.

     Net cash used for investing activities was $2.801 billion for the Successor Period, $14 million for the Predecessor Period and $7 million for the year ended December 31, 2001. The principal use of cash for investing activities in the Successor Period was $2.754 billion related to the acquisition of Dex East, $44 million in related acquisition expenses, $2 million in expenditures for property, plant and equipment and $1 million in capitalized software development costs. For the Predecessor Period, the principal use of cash for investing activities was $13 million related to expenditures for property, plant and equipment and $1 million related to software development costs. Net cash used for investing activities of $7 million for the year ended December 30, 2001 was principally used for software development costs.

      Net cash provided by (used for) financing activities was $2.764 billion for the Successor Period, $(88) million for the Predecessor Period and $(130) million for the year ended December 31, 2001. The Successor Period includes proceeds from the issuance of long-term debt of $2.255 billion and capital contributed by Dex Media East, Inc. of $655 million. In addition, $96 million of debt issuance costs and $50 million relating to repayment of long-term debt represented uses of cash for financing activities during the Successor Period. The principal use of cash for financing activities during the Predecessor Period was to pay $498 million to Qwest relating to short-term borrowing from a Qwest affiliate and $104 million in contributions received from Qwest in lieu of income taxes. For the year ended December 31, 2001 the principal use of cash for financing activities was to pay $212 million to Qwest relating to short-term borrowings from affiliates. Financing activities also include contributions received from Qwest in lieu of income taxes of $88 million for the year ended December 31, 2001. Qwest Dex has historically been included in Qwest's consolidated federal income tax returns and combined state income tax returns and Qwest Dex and Dex East have historically provided income taxes as if they were separate taxpayers, although neither Qwest Dex nor Dex East have a formal tax-sharing arrangement with Qwest. Consequently, for financial reporting purposes we have reflected contributions and distributions in our combined statements of changes in owner's deficit in lieu of recording receivables and payables for income taxes.


POST-TRANSACTIONS


     Following the transactions related to the acquisition of Dex East, our primary source of liquidity continues to be cash flow generated from operations. We also have availability under our new revolving credit facility, subject to certain conditions. We expect that our primary liquidity requirements will be for debt service on our new credit facilities and the notes, capital expenditures and working capital.

     In connection with the transactions related to the acquisition of Dex East, we entered into a billing and collection services agreement with Qwest Corporation, the local exchange carrier subsidiary of Qwest, which we refer to as Qwest LEC, pursuant to which Qwest LEC will continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services. In 2002, Qwest LEC billed 49% of our local customer billings on our behalf, and we billed the remaining 51% directly. Qwest LEC bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. However, if Qwest LEC were involved in a bankruptcy proceeding, it could have a material adverse effect on our ability to collect unpaid receivables or receivables billed by Qwest after the commencement of such proceedings. See "Risk Factors--The loss of any of our key agreements with Qwest LEC could have a material adverse affect on our business."

     In connection with the transactions, we incurred $1,280 million of borrowings under our new credit facilities and $975 million of indebtedness with the issuance of the outstanding notes. In addition, in the event that the acquisition of Dex West is consummated, we will incur additional loans in a total principal amount of up to $160 million under the tranche A term loan facility, subject to certain conditions. If the acquisition of Dex West is not consummated, we will be obligated to pay up to $24 million in fees to various financial institutions that have made financing commitments relating to the acquisition of Dex West.

     We are significantly leveraged. As of December 31, 2002, we had outstanding $2,207 million in aggregate indebtedness, excluding unused commitments, with approximately $99 million of additional borrowing capacity available under our new credit facilities. As a result, our liquidity requirements will be significantly increased, primarily due to increased debt service obligations. Assuming we had incurred this level of borrowings on January 1, 2002, our pro forma interest expense for the year ended December 31, 2002 would have been $194 million.

     Our new credit facilities consist of a revolving credit facility and term loan facilities. Our new revolving credit facility comprises loans in a total principal amount of up to $100 million of which we borrowed $50 million to fund the acquisition of Dex East with the remainder available for general corporate purposes, subject to certain conditions. Upon consummation of the transactions related to the acquisition of Dex East, we had approximately $50 million available under our new revolving credit facility. As of December 31, 2002, the $50 million borrowed to fund the acquisition of Dex East had been repaid and approximately $99 million was available for borrowing (approximately $1 million was committed under a stand-by letter of credit and accordingly not available for borrowing). The term loan facilities consist of a tranche A term loan facility in a total principal amount of $530 million and a trancheB term loan facility in a total principal amount of $702 million. Except as described in the following sentence, the tranche A and tranche B term loan facilities were available only to fund the transactions related to the acquisition of Dex East. In addition, in the event that the acquisition of Dex West is consummated, additional loans in a total principal amount of up to $160 million may be borrowed under the tranche A term loan facility, subject to certain conditions. See "Our New Credit Facilities."


     Our new credit facilities bear interest, at our option, at either:

     o a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

     o a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

     The applicable margin on loans under our new revolving credit facility and the tranche A term loan facility is subject to change depending on our leverage ratio.

     In addition to paying interest on outstanding principal amounts under our new credit facilities, we are required to pay a commitment fee to the lenders for the unused commitments under our new revolving credit facility, which will be payable quarterly in arrears. The commitment fee will be subject to change depending on our leverage ratio.

     Our new revolving credit facility and the tranche A term loan facility will mature in November 2008 and the tranche B term loan facility will mature in May 2009.


     Our new credit facilities contain negative and affirmative covenants and requirements affecting us and domestic subsidiaries that we create or acquire, with certain exceptions set forth in our credit agreement. Our new credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness. Our new credit facilities also require us, and will require our existing and future subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly a leverage ratio, an interest coverage ratio and a fixed charges coverage ratio. Although we have summarized the material provisions of our credit agreement filed as an exhibit to the registration statement, we encourage you to read the credit agreement contained in the exhibits for a more complete understanding and description of such agreement.

     The following table sets forth, as of December 31, 2002, debt, lease and employment agreement obligations for the next several years:





                                                                                                2008 AND
(DOLLARS IN MILLIONS)                         2003     2004      2005       2006      2007     THEREAFTER      TOTAL
------------------------------------------   ------   ------   --------   --------   ------   ------------   ---------
Debt/Lease Obligations:
Long-Term Debt ...........................    $ 40     $ 89     $ 108      $ 134      $139       $1,697       $2,207
Operating Leases .........................       8        7         7          6         5            4           37
Employment Agreements(1) .................       3        3         3         --        --           --            9
                                              ----     ----     -----      -----      ----       ------       ------
Total Debt, Lease and Employment Agreement
 Obligations .............................    $ 51     $ 99     $ 118      $ 140      $144       $1,701       $2,253
                                              ====     ====     =====      =====      ====       ======       ======


----------------

(1) The amounts set forth above represent the amount of base salary payable to the executives during the initial term of employment assuming that all such executives remain employed by us until the end of the initial term. The costs of base salary for certain such executives are currently split pro rata between us, on one hand, and Qwest and Qwest Dex on the other hand. See "Management--Joint Management Agreement." For additional information regarding the employment agreements of certain of our senior executive officers, please see "Management--Employment Agreements."

     We expect to incur approximately $32 million in capital expenditures in 2003. This estimate includes amounts relating to an agreement we entered into relating to the upgrading of our existing software system to enhance its functionality. This upgrade will require significant capital expenditures over the next several years.

     Pursuant to the purchase agreement, Qwest is obligated to pay the cost of obtaining the right for us to use, on an interim basis, the material software, databases and web content currently licensed to Qwest by third parties, which we refer to as the material intellectual property products, without material interruption following the consummation of the transactions. Under the purchase agreement, any obligation on our part to pay the cost of obtaining the permanent right for us to use the material intellectual property products, together with our obligation to pay certain separation costs in the event that the acquistion of Dex West is not consummated, will be limited to $40 million. We paid approximately $2 million of such costs upon the closing of the acquisition of Dex East, and believe that any remaining obligation will be paid during the next year. The consummation of the acquisition of Dex West is subject to a number of conditions described in "The Transactions." There can be no assurances that the acquisition of Dex West will be consummated. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Intellectual Property Contribution Agreement."


     We may from time to time seek to retire our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, we may issue additional debt if prevailing market conditions are favorable to doing so.

     Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new credit facilities will be adequate to meet our future liquidity needs for at least the next 12 months.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. See "Risk Factors--To service our indebtedness, including the exchange notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control."



SENSITIVITY ANALYSIS RELATING TO EBITDA

     This "Sensitivity Analysis Relating to EBITDA" is different than the pro forma financial information included in Note 5 to our consolidated financial statements included in this prospectus. This sensitivity analysis sets forth management's view of what EBITDA would have looked like had Dex Media East operated as a stand-alone entity using the assumptions and estimates described below and assuming that the acquisition of Dex West is not consummated. In contrast, the pro forma financial information is based on historical adjustments based on the predecessor to Dex Media East, Dex East's, prior relationship with Qwest Dex Holdings, Qwest Dex and Qwest. We have provided this sensitivity analysis because the rules and regulations of the SEC relating to the preparation of Management's Discussion and Analysis of Financial Condition and Results of Operations require us to provide information that management believes to be necessary to an understanding of our financial condition, changes in financial condition and results of operations. Management believes that the sensitivity analysis provides management's view of EBITDA, as so adjusted, as well as information necessary for analyzing both those historical expenses and charges that management believes are not likely to recur and the significant changes we expect to our cost structure due to our changed relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates as a result of the acquisition of Dex East. Accordingly, we have provided the tabular analysis below setting forth the historical expenses and charges that management believes are not likely to recur and management's best estimates of the impact of the significant changes management expects to our cost structure on our historical results.


     The pro forma financial information included in Note 5 to our consolidated financial statements included in this prospectus gives effect to the transactions related to the acquisition of Dex East as if the transactions were consummated on January 1 for each of the years ended December 31, 2002 and 2001. Except for the adjustment described in footnote (5), the adjustments set forth in the table below are not included in the pro forma financial information included in Note 5 to our consolidated financial statements included in this prospectus because these adjustments are not permitted under Article 11 of Regulation S-X, which requires that pro forma adjustments give effect only to those events that are: (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the company and (iii) factually supportable. We are not permitted to include the adjustments described in footnotes (1) through (4) to the table below in the pro forma financial information because these expenses and charges relate to historical events not "directly attributable" to the acquisition of Dex East. With respect to the adjustments described in footnotes (6) through (10) to the table below, each of the adjustments reflects management's best estimate of the impact that the anticipated changes in our cost structure would have had on our historical results of operations. Although these adjustments represent management's best estimate of the effects that these anticipated changes in our cost structure would have had on our Predecessor's historical results, these adjustments are considered projections and are not "factually supportable" within the meaning of
Article 11 of Regulation S-X because the actual amount by which our historical results would have been impacted may have been greater or less than the estimated amount. Accordingly, we are not permitted to include the adjustments described in footnotes (6) through (10) to the table below in the pro forma financial information. Please refer to the footnotes to the table for additional detail regarding the adjustments and "Forward-Looking Statements."


     While we have been a stand-alone company since the consummation of the transactions on November 8, 2002, our Predecessor historically operated as the print and internet directory businesses of Qwest Dex, Inc. in our region prior to the acquisition of Dex East. The consolidated financial statements included in this prospectus have been derived from the historical consolidated financial statements of Dex Media East's Successor Period and Qwest Dex Holdings, the parent company of Qwest Dex, Inc., and include the assets, obligations and activities of Qwest Dex Holdings and Qwest Dex for business conducted in our region prior to the acquisition of Dex East. See "--Stand-Alone Company." We expect our cost structure to change because our relationship with Qwest Dex Holdings and Qwest Dex as well as Qwest and its other affiliates has changed as a result of the acquisition of Dex East. Therefore, our historical results of operations, financial position and cash flows are not indicative of what they would have been had we operated as a stand-alone company, without the shared resources of Qwest and its affiliates. Given our expectation that our cost structure, cash flows and financial position will be different after the acquisition of Dex East compared to prior to the acquisition of Dex East, we believe it would be helpful to provide a sensitivity analysis that describes our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of EBITDA (earnings before interest, taxes, depreciation and amortization) by providing sensitivity adjustments to EBITDA to arrive at Adjusted EBITDA (EBITDA adjusted for the stand-alone costs described below as well as other (income) expense, Merger-related expenses, impairment charges and the cumulative effect of various estimated items associated with the transactions). Not only do we believe these non-GAAP measures can assist investors in understanding what we expect our cost structure, cash flows and financial position to be after the acquisition of Dex East, but financial covenants and ratios in our new credit facilities and the indentures, such as restrictions on payments and indebtedness and ratios relating to leverage, interest coverage and fixed charge coverage, are also tied to measures that are calculated by adjusting EBITDA as described below. The Adjusted EBITDA presented below is the same as that referred to in the definition of Consolidated Leverage Ratio under "Description of Senior Exchange Notes--Certain Definitions" and "Description of Senior Subordinated Exchange Notes--Certain Definitions." While we believe that EBITDA is typically a sufficient measure to assist investors in understanding a company's business, we believe it is necessary to adjust EBITDA to enable investors to see how we view our business given the significant changes we expect in our cost structure, cash flows and financial position as a result of the acquisition of Dex East. Under our sensitivity analysis, the adjustments we have made to EBITDA for the changes we expect to our cost structure result in lowering EBITDA on an adjusted basis.

     Of course, neither EBITDA nor Adjusted EBITDA are calculated under GAAP and neither should be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and Adjusted EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. See "The Transactions" and our combined financial statements and related notes thereto, included elsewhere in this prospectus.

     The adjustments to EBITDA set forth in the table below include: adjustments relating to income, expenses and charges that we believe are not likely to recur; adjustments that represent our estimates of the effect operating as a stand-alone company from Qwest would have had on our Predecessor's historical results of operations; the additional costs that we expect to result from operating Dex Media East as a separate entity from Qwest Dex, assuming the acquisition of Dex West is not consummated; and the incremental EBITDA from the $20 million commitment to purchase advertising made by Qwest and Qwest LEC in the advertising agreement, all $20 million of which will be purchased from us if the acquisition of Dex West is not consummated. Specifically, we have made adjustments to EBITDA that reflect the incremental costs that we estimate we will incur as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs:

   o Operating costs associated with operating Qwest Dex as a separate entity from Qwest. Qwest and Qwest LEC will continue to provide certain services that they have historically provided to us, including support services relating to information technology, real estate, human resources and legal matters, pursuant to the transition services agreement for a maximum of 18 months following the consummation of the transactions related to the acquisition of Dex East on November 8, 2002. We estimate that we will replace, or be able to replace, the services provided by Qwest and Qwest LEC prior to the termination of the transition services agreement with services provided internally or through arrangements with third parties at the costs that are assumed in the adjustments to EBITDA below. However, there can be no assurances that we will be able to replace the services at the costs that are assumed in the adjustments to EBITDA below.

   o Costs that we estimate we will incur if the acquisition of Dex West is not consummated. These include those costs that will result from operating Dex Media East as a separate entity from Qwest Dex.

     EBITDA, as so adjusted, is a forward-looking statement relating to our future cost structure, cash flows and financial performance. Because we have only operated as a stand-alone company since November 8, 2002, our estimates relating to increased costs and the cumulative effect of various items associated with the transactions related to the acquisition of Dex East are projections and are necessarily based on assumptions that may not be realized. We cannot assure you that the assumptions used in the preparation of Adjusted EBITDA will prove to be correct. See "Risk Factors," "Forward-Looking Statements", "--Stand-Alone Company" and our consolidated financial statements (including the accompanying notes thereto).

     The information in the table that follows assumes that the acquisition of Dex West is not consummated. If the acquisition of Dex West is consummated, Adjusted EBITDA would be different than that presented below as the additional costs of operating Dex Media East as a separate entity from Qwest Dex would not be incurred and we may not receive all, or any, of the advertising revenue from Qwest and Qwest LEC pursuant to the advertising agreement.

     The following table presents data relating to EBITDA and Adjusted EBITDA for the periods indicated:



                                                                     PREDECESSOR
                                               --------------------------------------------------------
                                                                                           PERIOD FROM
                                                                                          JANUARY 1 TO
DOLLARS IN MILLIONS)                                    YEAR ENDED DECEMBER 31,            NOVEMBER 8,
---------------------------------------------- ----------------------------------------- --------------
                                                1998     1999        2000        2001         2002
                                               ------ ---------- ----------- ----------- --------------
Net income (loss) ............................  $145    $ 86        $130        $161         $157
 Adjustments to net income:
  Income taxes ...............................   102      58          91         108          107
  Interest expense, net ......................     1     124         123         110           86
  Depreciation and
   amortization expense ......................    14      14          15          12            9
EBITDA .......................................  $262    $282        $359        $391         $359
Adjustments to EBITDA:
 Other (income) expense(1) ...................            --         (14)          7            4
 Merger-related expenses(2) ..................            --           6           4           --
 Impairment charges(3) .......................            --          --           7           --
 Change in publication cycle(4) ..............            --          --          (3)          (3)
 Management fees(5) ..........................            (2)         (2)         (2)          (2)
 Qwest related stand-alone costs(6) ..........            (2)         (2)         (8)          (7)
 Additional pension and benefit costs(7) .....           (12)        (19)        (19)         (16)
 Unsustainable cost savings(8) ...............            --          (1)         (1)          (1)
 Incremental Dex Media East
  stand-alone costs(9) .......................           (24)        (32)        (39)         (33)
 Incremental EBITDA from
  advertising agreement(10) ..................            13          13          12           10
 Adjusted EBITDA .............................          $255        $308        $349         $311



                                                         DEX MEDIA
                                                             EAST LLC
                                               ------------------------------------
                                                  PERIOD FROM   UNAUDITED PRO FORMA
                                                  NOVEMBER 9        YEAR ENDED
DOLLARS IN MILLIONS)                            TO DECEMBER 31     DECEMBER 31,
---------------------------------------------- ---------------- -------------------
                                                     2002            2002
                                               ---------------- -------------
Net income (loss) ............................      $ (28)          $(14)
 Adjustments to net income:
  Income taxes ...............................        (19)            (8)
  Interest expense, net ......................         28            194
  Depreciation and
   amortization expense ......................         33            229
EBITDA .......................................      $  14           $401
Adjustments to EBITDA:
 Other (income) expense(1) ...................                         7
 Merger-related expenses(2) ..................                        --
 Impairment charges(3) .......................                        --
 Change in publication cycle(4) ..............                        (3)
 Management fees(5) ..........................                        --
 Qwest related stand-alone costs(6) ..........                        (7)
 Additional pension and benefit costs(7) .....                       (16)
 Unsustainable cost savings(8) ...............                        (1)
 Incremental Dex Media East
  stand-alone costs(9) .......................                       (33)
 Incremental EBITDA from
  advertising agreement(10) ..................                        10
 Adjusted EBITDA .............................                      $356



----------------
     The adjustments to EBITDA presented above generally fall into three categories: "Non-recurring events relating to Dex East (predecessor);" "Stand-alone and other related effects associated with operating Qwest's print and internet directory businesses as a separate entity from Qwest" and "Stand-alone effects assuming the acquisition of Dex West is not consummated."

Non-recurring events relating to Dex East (predecessor)

(1) In 2000, other (income) expense represents a gain on sale of investment of $16 net of losses on asset sales. In 2001, other (income) expense represents an impairment charge as a result of an other than temporary decline in the value of investments. Dex Media East did not acquire any of these investments in the acquisition of Dex East. In addition, as of November 8, 2002, Dex Media East does not have any investments that would be subject to a decline or appreciation in value and accordingly we do not expect similar impairment charges or gains to occur in the next two years.


(2) During 2000 and 2001, Dex East incurred expenses in connection with Qwest's acquisition of U S WEST on June 30, 2000, including contractual settlements incurred to cancel commitments no longer deemed necessary as a result of the merger, severance and employee related expenses, net of a post-retirement benefit plan curtailment gain, and rebranding expenses. Such cancelled commitments relate to Dex East's decision at the time of the merger to abandon a website services product offering and to abandon the digital video library project. These expenses do not relate to the acquisition of Dex East or our ongoing business and we do not expect similar expenses to occur in the next two years.


(3) During 2001, Dex East recorded impairment charges reflecting capitalized software costs that were written off as a result of a review of internal software projects in process. At that time, management decided that software projects for the development of a sales automation system and processes to change information technology platforms should no longer be pursued, as other systems with greater long-term utility had become available. We have accounted for internally developed software acquired in the acquisition of Dex East at fair value and have reassessed the related estimated useful lives of these assets. We expect these assets will be utilized over their useful lives. Accordingly, we do not expect similar impairment charges to occur in the next two years.


(4) In 2000, Qwest Dex changed the publication cycle of certain directories from 12 months to either 13 or 11 months. In 2001, Qwest Dex changed the publication cycle of these same directories back to 12 months. Under the deferral method of accounting, costs related to the publication of directories are amortized over the life of the directory. The amount in the table above adjusts costs that were amortized over 13 months or 11 months to a 12 month basis because management intends to publish directories on a 12 month cycle in the future.

Stand-alone costs and other related effects associated with operating Qwest's print and internet directory businesses as a separate entity from Qwest

(5) Represents a $2 million annual fee expected to be paid to the Sponsors under the management agreements. See "Certain Relationships and Related Transactions--Management Consulting Agreements."

(6) Represents management's best estimates of ongoing incremental stand-alone costs for services that were performed by Qwest prior to the acquisition of Dex East, which estimates may vary depending on the nature, extent and timing of replacing such services previously provided by Qwest. The costs consist of personnel and information technology costs. The additional personnel will provide those services historically provided by Qwest primarily in the executive management, information systems, finance, tax, human resources and legal areas. The information technology costs reflect external service and support costs relating to our enterprise resource planning system and other information technology functions.

(7) Represents management's best estimate of incremental pension and benefit costs to be incurred as a stand-alone entity. The estimate includes costs primarily related to post-retirement pension and other post-employment medical benefits, and also includes estimates of employee medical, property and casualty and workers' compensation insurance. While the incremental benefit costs represent management's best estimate of additional costs, various factors, including interest rates and the elections of future participants in our pension and other benefits plans, may affect our actual cost.

(8) Represents costs relating to management's best estimate of the number of additional employees we anticipate hiring and the amount of advertising we anticipate purchasing, each of which were reduced by Qwest as part of its cost-cutting efforts. Management believes that such additional employees and additional advertising are necessary to effectively operate our business. We anticipate hiring additional employees in positions relating primarily to local sales, operations, public relations and strategy functions. Additional advertising costs relate to advertising we expect to purchase in various television, radio and print media. These estimated costs may vary depending on the actual number of employees hired and the timing of the hiring. In addition, the additional cost relating to the amount of advertising we purchase may vary depending on factors such as the advertising rates we ultimately negotiate.

Stand-alone effects assuming the acquisition of Dex West is not consummated

(9) Represents management's best estimate of additional costs resulting from operating Dex Media East as a separate entity from Qwest Dex, assuming the acquisition of Dex West is not consummated. Historically, Qwest Dex operated Dex East and Dex West as a single business with centralized personnel and systems supporting both Dex East and Dex West. Operating Dex Media East as a separate entity from Qwest Dex eliminates certain economies of scale that previously existed when Dex East and Dex West operated as a single business because various centralized personnel and support systems must be duplicated. These economies of scale relate to business support functions (including information technology, legal, finance, treasury, tax, human resources), marketing and sales support, and operations and central services support (including field operations, book manufacturing, creative publishing, listings management, printing and distribution) that were historically shared by Dex East and Dex West. Assuming the acquisition of Dex West is not consummated, Dex Media East will be required to duplicate these support functions currently shared with Dex West. These additional costs relate primarily to the hiring of additional employees in the information technology, operations, human resources and legal areas. In the case of information technology, the additional costs also relate to expenditures on information technology systems that were previously shared with Dex West. If the acquisition of Dex West is consummated, we do not expect to incur any of these costs.

(10) Represents management's best estimate of the incremental EBITDA from the advertising agreement with Qwest, assuming the acquisition of Dex West is not consummated. Under the terms of the advertising agreement, Qwest and Qwest LEC agreed to purchase $20 million in the aggregate of annual advertising in our directories. This estimate of incremental EBITDA represents incremental revenue above that which has historically been recorded in Dex East's operating results, net of sales commissions. Dex East's historical revenue from Qwest affiliates was $8 million, $6 million, $5 million and $5 million for 2002, 2001, 2000 and 1999, respectively.

   While we anticipate that the acquisition of Dex West will occur by the end of 2003, the acquisition is subject to a number of conditions and therefore no assurance can be given that the acquisition will be consummated. Thus, this sensitivity analysis assumes that the acquisition of Dex West does not occur. However, under the terms of the advertising agreement, if the acquisition of Dex West is consummated, Qwest and Qwest LEC may satisfy this minimum amount by purchasing an aggregate of $20 million of advertising per year from us, Dex Media West, or a combination of Dex Media West and us. Therefore, if the acquisition of Dex West is consummated, Qwest and Qwest LEC may purchase more advertising from Dex Media West than us or may not purchase any advertising from us at all. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Advertising and Telecommunications Commitments Agreement."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


INTEREST RATE RISK


     As of December 31, 2002, we had no debt outstanding under our new revolving credit facility (although approximately $1 million was committed under a stand by letter of credit), $530 million of debt outstanding under our tranche A term loan facility and $702 million of debt outstanding under our tranche B term loan facility. Our new revolving credit facility and each of our term loan facilities are subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming we had incurred this level of borrowings on January 1, 2002 at variable rates and assuming a one percentage point increase in the average interest rate under these borrowings, our pro forma interest expense for the combined Predecessor Period and Successor Period would have increased by $12.3 million. As required by the terms of our new credit facilities, we have hedged a portion of our interest rate risk. We will not engage in hedging for speculative purposes. Due to the uncertainty of the actions that would be taken and their possible effect, this analysis assumes no such action.


FOREIGN CURRENCY EXCHANGE RISK


     As of December 31, 2002, we had approximately -40 million outstanding under the Euro-denominated portion of our tranche B term loan facility. We have entered into a forward exchange contract with a major financial institution as an economic hedge against the Euro-denominated portion of our tranche B term loan facility which is intended to limit the financial impact of fluctuations between the two currencies, and the related effects on earnings or cash flows.


CRITICAL ACCOUNTING POLICIES AND ESTIMATES

BASIS OF ALLOCATION


     To prepare the Predecessor's combined financial statements, management of Qwest Dex Holdings and Qwest Dex either specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Qwest Dex Holdings and Qwest Dex to either Dex East or Dex West. We believe that such specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East's and Dex West's relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, the assets, liabilities, revenues and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, the Predecessor's combined financial statements are not necessarily indicative of future financial position or results of operations.

     In order to divide the Qwest Dex Holdings Predecessor combined financial statements between Dex East and Dex West, it was necessary for management of Qwest Dex to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. A substantial portion of the Predecessor's revenue and cost of revenue have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on cost relationships to the account balance being apportioned. Expense accounts subject to apportionment primarily consisted of overhead costs and related items that have historically been shared with Qwest Dex. For a more detailed description of the primary bases for these assignments and apportionments, see Note 3(v) to our consolidated financial statements included in this prospectus.


REVENUE RECOGNITION


     The sale of advertising in telephone directories published by us is our primary source of revenue. We recognize revenues ratably over the life of each directory using the deferral and amortization method, with revenue recognition commencing in the month of delivery.

COST OF REVENUE

     Direct costs related to the sales, production and distribution of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution.


ALLOWANCE FOR DOUBTFUL ACCOUNTS AND BAD DEBT EXPENSE


     We periodically make judgments regarding the collectibility of outstanding receivables and provide appropriate allowances when collectibility becomes doubtful. Provisions relating to receivables billed and collected by Qwest LEC on our behalf are determined based upon our historical bad debt experience over the previous twelve month period. Provisions relating to receivables billed and collected by us are determined based upon historical experience taking into account the age of receivables and general economic trends. Bad debt expense as a percentage of revenue increased from 2.4% in 2001 to 2.6% for the combined Predecessor Period and Successor Period. On a pro forma basis for the year ended December 31, 2002, bad debt expense as a percentage of revenue would have been 2.5%.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standard Board, or FASB, issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement concerns the costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS
No. 143 is effective for years beginning after June 15, 2002. We do not believe the adoption of this pronouncement will have a material effect on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No. 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS
No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. We do not believe the adoption of this pronouncement will have a material effect on our financial statements.

     Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued in November 2002. The interpretation provides guidance on the guarantor's accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. We have adopted the disclosure requirements of the interpretation as of December 31, 2002. The accounting guidelines are applicable to guarantees issued after December 31, 2002 and require that we record a liability for the fair value of such guarantees in the balance sheet.

                                   BUSINESS

THE BUSINESS


     We are the largest print directory publisher in the Dex East States and the sixth largest print directory publisher in the United States. We are the exclusive official directory publisher in our region for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex East States. We, or our predecessors, have been publishing print directories for over 100 years. In 2001, we had an aggregate 87% market share in our top 10 geographic markets, which accounted for approximately 72% of our revenues in that year. In 2002, we published 150 directories and distributed approximately 19 million copies of these directories to business and residential consumers in our region. As of December 31, 2002, we had a total of approximately 201,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 5,200 national advertisers. We also provide related services, including an internet-based directory and direct marketing services. For the combined Successor Period and Predecessor Period, we generated $648 million in revenues. On a pro forma basis for the years ended December 31, 2002 and 2001, we generated $689 million and $666 million in revenues, respectively.


     We believe that the U.S. directory advertising industry is attractive due to its stable and consistent revenue growth. Industry revenues have increased each year since 1985, growing from approximately $5.8 billion in 1985 to approximately $14.4 billion in 2001, with a compounded annual growth rate of approximately 5.8% over that same period. In addition, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspaper, experienced revenue declines. We believe that this is driven in large part by the fact that print directories are, in many cases, the primary form of paid advertising used by small and medium-sized businesses. In addition, we believe that the once-yearly publication cycle and the priority placement given to renewal advertisements result in a high customer renewal rate even during weak economic times.


COMPETITIVE STRENGTHS

     INCUMBENT POSITION PROVIDES SIGNIFICANT COMPETITIVE ADVANTAGE. As the exclusive official publisher for Qwest LEC in our region, we believe that we derive a substantial competitive advantage over independent directory advertising providers. Our incumbent position drives strong brand recognition as the "official" yellow pages, which increases usage by consumers. The combination of our high usage rates, broad distribution and established market position has allowed us to build long-term relationships with our advertisers, allowing us to attain high levels of advertiser penetration and retention.


     GREATER VALUE PROPOSITION FOR OUR TARGET ADVERTISERS. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than most other major media. Our directory advertisements allow our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services. We believe that the "directional" nature of directory advertising is valuable to our advertisers, as directory advertisements reach consumers at a time when they are actively seeking information and are prepared to make a purchase. Furthermore, directory advertising generates a higher return on investment for our target advertisers than most other major media, including newspaper, internet, television and radio. We believe that our value proposition to our target advertisers is reflected in the 6.8% compound annual growth rate in our revenue per local advertiser from 1999 to 2002.

     INDUSTRY LEADING SALES FORCE. We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. As of December 31, 2002, we had approximately 463 sales representatives in 23 local offices who average nine years of employment with us. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers. In addition, we believe that in 2001 our experienced sales force allowed us to achieve a customer renewal rate of

92%, local market penetration of 43%, printed revenues per sales representative (local) of approximately $1.3 million and printed revenue per advertiser (local) of approximately $2,600, each in excess of the industry average.


     STRONG FINANCIAL PROFILE WITH STABLE CASH FLOW. Our business benefits from consistent revenues and cash flow, high margins and low capital expenditure requirements. Our revenues have increased from $638 million in 2000 to $648 million for the combined Predecessor Period and Successor Period, resulting in a compounded annual growth rate of .8%. On a pro forma basis for year ended December 31, 2002, we generated $689 million in revenue resulting in a compound annual growth rate of 3.9%. Our capital expenditure requirements over the last three years (including the combined Predecessor Period and Successor Period) averaged $13 million per year, or 2.0% of average total revenues over the last three years. On a pro forma basis for year ended December 31, 2002, we would have generated $692 million in revenue and our capital expenditure requirements would have been 2.0% of average total revenues. The pre-sold nature of directory advertising provides significant revenue and cash flow visibility as advertisers typically enter into one-year contracts and pay on a monthly basis. Our high renewal rate also lends predictability to revenues and cash flow. We believe that the stability and visibility of our cash flow will be a substantial advantage to us in servicing our debt going forward.

     DIVERSIFIED CUSTOMER BASE. We have a large diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area within our states of operation. A significant portion of our revenues are derived from small and medium-sized businesses, which, in many cases, use yellow pages directories as their primary form of advertising. As of December 31, 2002, we had a total of approximately 201,000 local advertising customers, consisting primarily of small and medium-sized businesses, and approximately 5,200 national advertisers across a wide range of markets, from small rural markets to large metropolitan markets. For the combined Predecessor Period and Successor Period, no single customer accounted for more than 1.0% of our total revenues, with our top 10 customers representing less than 2.0% of total revenues. In addition, no single directory heading contributed more than 4.0% of total revenues in 2002, with the top 10 directory headings accounting for approximately 17.0% of total revenues.


     EXPERIENCED MANAGEMENT TEAM. We have assembled a strong and experienced senior management team with an average of 19 years of experience in their respective areas of expertise. We believe that our experienced management team has contributed to our growth in revenues, cash flows and margins over the past three years.

     STRONG SPONSORSHIP. Our sponsors, The Carlyle Group and Welsh, Carson, Anderson & Stowe, are both leading equity investor firms and are among the largest private equity groups in the world. The firms have extensive investment experience in the media, communications and business services industries and have each committed to provide $750 million, for an aggregate of $1.5 billion, in equity contributions for the acquisition of Qwest Dex's print and internet directory businesses in the Dex East and Dex West States, of which $655 million was used to fund the acquisition of Dex East. In both cases, this equity commitment represents the largest single equity commitment ever provided by either firm.

BUSINESS STRATEGY


     We intend to leverage our leading market position to further grow our core directory business and identify opportunities to enhance the value proposition that we offer our advertisers. In executing this strategy, we will rely on the core strengths of our business, including our industry-leading sales force, long-term relationships with our customers and the significant brand awareness that we enjoy as the result of our incumbent status. The principal elements of our business strategy will continue to include:

   o introducing and selling new products that provide enhanced options to businesses and consumers, focusing on white pages and awareness products;

   o increasing sales of our existing products by improving sales productivity; and


   o increasing the retention rate of existing customers and acquiring new customers with more sophisticated pricing approaches.

INDUSTRY OVERVIEW AND OUTLOOK

     Directory advertising competes with all other forms of media advertising, including television, radio, newspapers, the internet, billboards and direct mail. The entire U.S. advertising market was $172.1 billion in 2001, with directory advertising capturing an 8.4% share of the advertising market. Unlike other advertising, directory advertising is characterized as primarily "directional" advertising, or advertising targeted at consumers who are actively seeking information and are prepared to purchase a product or service. Historically, the U.S. directory advertising industry has been dominated by the large publishing businesses of regional bell operating companies, or RBOCs, and other incumbent local telephone companies. Over the past few years, RBOC mergers have reduced the number of RBOC-affiliated publishers to four: SBC Directory Operations, Verizon Information Services, BellSouth Advertising & Publishing Corp. and Qwest Dex.

DIRECTORY ADVERTISING MARKET SIZE


     The U.S. directory advertising industry generated sales of approximately $14.4 billion in 2001, with a total circulation of approximately 431 million directories. The industry is characterized by steady and consistent growth with revenue increasing at a 6.1%, 4.6% and 5.5% compound annual growth rate in the periods 1996 to 2001, 1991 to 2001 and 1986 to 2001, respectively. The following chart depicts the estimated size and growth of the U.S. directory advertising industry since 1985:

U.S. DIRECTORY ADVERTISING REVENUE: 1985-2001
(DOLLARS IN BILLIONS)




[GRAPHIC OMITTED]






LOCAL VERSUS NATIONAL ADVERTISING



     While directory advertising is sold on both a local and national basis, local advertising from small and medium-sized businesses constitutes the majority of directory advertising revenue. As shown in the table below, over the last five years local directory advertising constituted approximately 84.0% of total revenue for the U.S. directory advertising industry. This is consistent with our experience, where in 2001 and on a pro forma basis in 2002, local advertising made up 83.3% and 84.0%, respectively, of our directory advertising revenue.



LOCAL VERSUS NATIONAL U.S. DIRECTORY ADVERTISING: 1996-2001




    (DOLLARS IN BILLIONS)
-----------------------------
                                 % OF                  % OF                   % OF
                      1996       TOTAL      1997       TOTAL       1998       TOTAL
                   ---------- ---------- ---------- ---------- ----------- ----------
Local ............  $   9.2       85.7%   $  9.7        85.0%   $  10.2        84.4%
 % growth
  yearly .........     NA                    5.0%                   5.6%
National .........      1.5       14.3%      1.7        15.0%       1.9        15.6%
 % growth
  yearly .........     NA                   10.9%                  10.6%
                    -------               -------               --------
Total ............  $  10.7      100.0%   $ 11.4       100.0%   $  12.1       100.0%
                    -------      -----    -------      -----    --------      -----
 % growth
  yearly .........     NA                     5.8%                   6.3%



                                  % OF                   % OF                  % OF       CAGR
                       1999       TOTAL       2000       TOTAL      2001       TOTAL    '96 -'01
                   ----------- ---------- ----------- ---------- ---------- ---------- ---------
Local ............  $  10.8        84.3%   $  11.5        84.2%   $ 12.1        84.1%      5.7%
 % growth
  yearly .........      6.3%                   6.5%                  5.2%
National .........      2.0        15.7%       2.2        15.8%      2.3        15.9%      8.4%
 % growth
  yearly .........      7.1%                   7.3%                  6.0%
                    --------               --------               -------
Total ............  $  12.9       100.0%   $  13.7       100.0%   $ 14.4       100.0%      6.1%
                    --------      -----    --------      -----    -------      -----       ---
 % growth
  yearly .........      6.4%                   6.6%                  5.3%

COMPETITION WITHIN THE INDUSTRY

     Presently, the industry can be divided into two major groups of directory advertising publishers: Incumbent Publishers, which includes the directory businesses of RBOCs and other incumbent local telephone companies, and Independents, such as TransWestern Publishing Company LLC, the U.S. business of Yell Group Ltd. and McLeodUSA Media Group Inc. (which has been acquired by Yell Group Ltd.). Fueled by the Telecommunications Act of 1996, which assured access to telephone subscriber listings at nominal rates, and significant private equity investment, Independents have begun to consolidate and increase their market share. As shown in the table below, the Independents' revenues have increased over the last five years, yet the Incumbent Publishers remain the dominant players, with an estimated 89.3% share of total 2001 revenue for the U.S. directory advertising industry.

U.S. DIRECTORY MARKET SHARE: 1996-2001




       (DOLLARS IN BILLIONS)
-----------------------------------
                                       % OF                  % OF
                            1996       TOTAL      1997       TOTAL      1998
                         ---------- ---------- ---------- ---------- ----------
Incumbent
 Publishers(1) .........  $  10.1       93.8%   $ 10.6        93.6%   $ 11.2
 % growth
  yearly ...............    n/a                    5.6%                  5.3%
Independent
 publishers ............      0.7        6.2%      0.7         6.4%      0.9
 % growth
  yearly ...............    n/a                    8.7%                 20.7%
                          -------               -------               -------
Total ..................  $  10.7      100.0%   $ 11.4       100.0%   $ 12.1
                          -------      -----    -------      -----    -------
 % growth
  yearly ...............    n/a                    5.8%                  6.3%



                            % OF                  % OF                  % OF                  % OF
                            TOTAL      1999       TOTAL      2000       TOTAL      2001       TOTAL
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Incumbent
 Publishers(1) .........     92.8%   $ 11.8        91.4%   $ 12.3        90.0%   $ 12.9        89.3%
 % growth
  yearly ...............                4.9%                  4.9%                  4.6%
Independent
 publishers ............      7.2%      1.1         8.6%      1.4        10.0%      1.5        10.7%
 % growth
  yearly ...............               26.0%                 25.2%                 12.0%
                                     -------               -------               -------
Total ..................    100.0%   $ 12.9       100.0%   $ 13.7       100.0%   $ 14.4       100.0%
                            -----    -------      -----    -------      -----    -------      -----
 % growth
  yearly ...............                6.4%                  6.6%                  5.3%


----------------
(1) Includes the directory businesses of RBOCs and other incumbent local telephone companies.


     As the table below illustrates, the U.S. directory advertising industry remains highly concentrated with the RBOC-affiliated publishers, Qwest Dex, SBC, Verizon and BellSouth, cumulatively generating approximately $11.8 billion or 81.9% of total U.S. directory advertising revenue in 2001. The Independents segment is highly fragmented and comprised only 10.7% of total directory-related advertising revenue in 2001. The limited number of Independent directory publishers reflects the high start-up costs associated with producing a new directory and the substantial infrastructure, including a local sales force, required to maintain a directory.

U.S. DIRECTORY ADVERTISING PUBLISHERS: 2001





(DOLLARS IN MILLIONS)
-----------------------
COMPANY                    2001 REVENUE(1)     MARKET SHARE
-----------------------   -----------------   -------------
SBC ...................        $ 4,468             31.0%
Verizon ...............          3,900             27.0%
BellSouth .............          1,900             13.2%
Qwest Dex(2) ..........          1,546             10.7%
Yell Group(3) .........            823              5.7%
Sprint ................            537              3.7%
TransWestern ..........            242              1.7%
Others ................          1,014              7.0%
                               -------            -----
Total .................        $14,430            100.0%
                               =======            =====

----------------
(1) Presented in accordance with generally accepted accounting principles. Our competitors generally utilize the point of publication accounting method of recognizing revenues and expenses whereas we utilize the deferral and amortization accounting method.

(2) Assuming Dex Media East was a stand-alone company in 2001, it would have been the sixth largest U.S. directory advertising publisher with 2001 revenues of $666.

(3) Represents the U.S. business of the Yell Group, Ltd., including the revenues of McLeod USA Media Group Inc., which Yell Group, Ltd. acquired in early 2002.

     We believe that Incumbent Publishers maintain higher margins than their Independent competitors due to their affiliation with the incumbent local telephone service provider, highly recognized brand names, established consumer usage, broader distribution, wider geographic coverage and long-term advertiser relationships. Given these advantages, Independents are forced primarily to compete on price, with advertising rates significantly lower than the rates for equivalent products listed by Incumbent Publishers. As a result, Independents typically have substantially lower margins than incumbent publishers.


COMPETITION WITH OTHER MEDIA


     One of the most compelling aspects of directories is their ability to weather economic downturns more favorably than other forms of advertising. For example, in the last two recessions, in 1991 and 2001, directory advertising was one of the only media segments to show revenue growth. As the table below highlights, U.S. directory advertising industry revenues increased 2.9% and 5.3% in 1991 and 2001, respectively, while other major media segments declined.




ADVERTISING SPENDING BY MEDIA CATEGORY: 1990-2001






(DOLLARS IN BILLIONS)
-----------------------
                             U.S.      REVENUE                 REVENUE                REVENUE                 REVENUE
YEAR                     DIRECTORIES    GROWTH   TELEVISION     GROWTH      RADIO      GROWTH    NEWSPAPER     GROWTH
----------------------- ------------- --------- ------------ ----------- ---------- ----------- ----------- -----------
1990 ..................    $   8.9       n/a      $  29.2       n/a       $   8.7      n/a        $  35.6      n/a
1991 ..................        9.2        2.9%       28.3        (2.8%)       8.5       (2.9%)       33.6       (5.7%)
1992 ..................        9.3        1.5%       30.5         7.8%        8.7        2.1%        33.9        1.0%
1993 ..................        9.5        2.1%       31.9         4.6%        9.5        9.3%        35.4        4.4%
1994 ..................        9.8        3.2%       35.9        12.2%       10.5       11.3%        38.1        7.7%
1995 ..................       10.2        4.2%       38.4         7.1%       11.3        7.7%        40.3        5.9%
1996 ..................       10.7        4.8%       40.7         6.0%       12.3        8.2%        42.6        5.7%
1997 ..................       11.4        5.8%       42.8         5.0%       13.5       10.0%        46.3        8.6%
1998 ..................       12.1        6.3%       46.4         8.6%       15.1       11.7%        49.3        6.5%
1999 ..................       12.9        6.4%       49.4         6.3%       16.9       12.3%        52.2        5.8%
2000 ..................       13.7        6.6%       56.1        13.6%       19.1       12.6%        55.0        5.3%
2001 ..................       14.4        5.3%       53.9        (3.9%)      17.9       (6.2%)       50.7       (7.7%)
                                         ----                   -----                  -----                   -----
'96-'01 CAGR ..........                   6.1%                    5.8%                   7.8%                    3.5%
                                         ----                   -----                  -----                   -----

     We believe directory advertising is the preferred form of advertising for many small and medium-sized businesses due to its relatively low cost, broad demographic and geographic distribution, enduring presence and high customer usage rates. We believe that yellow pages advertising is attractive to our customers because consumers may view yellow pages directories as a free, comprehensive single source of information. While overall advertising tends to track an economy's business cycle, directory advertising tends to be more stable and does not fluctuate widely with economic cycles due to its frequent use by small to medium-sized businesses, often as their principal or only form of advertising. Directory advertising is also recession-resistant because failure to advertise in a given directory cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to their longest-tenured advertisers. As a result, advertisers have a strong incentive to renew their directory advertising purchases from year to year, so as not to lose their priority placement within the directory.



     Long-term growth rates for the U.S. directory advertising industry also compare favorably to the other major media categories with a compound annual growth rate of 6.1% from 1996 to 2001 versus a 5.7% average compounded annual growth rate for other media.

THE INTERNET

     Most major directory publishers, including us, operate an internet-based directory business, or IYP. The U.S. internet yellow pages market represented only a small portion of the total U.S. directory advertising market in 2001, with revenue of approximately $355 million, an increase of approximately 19% over 2000. The internet directories that have succeeded in generating advertising revenue have generally been captive ventures of incumbent print directory publishers. Industry sources estimate that 70% of 2001 IYP revenues were generated by affiliates of print publishers. Publishers have increasingly bundled online advertising with their traditional print offerings while applying some notional value to the online product. We expect IYP usage to continue to steadily grow in support of overall directory usage.

MARKETS


     In 2002, we published 150 directories, including white pages, yellow pages and other specialty directories, and distributed approximately 19 million copies of these directories to business and residential consumers in metropolitan areas and local communities in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and in El Paso, Texas. Our directories are generally well-established in their communities and cover contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies. The following table shows directory services revenues and other data for our directories in each state in which we operate for the combined Predecessor Period and Successor Period:





(DOLLARS IN THOUSANDS)                                PERCENTAGE OF
------------------------    DIRECTORY SERVICES     DIRECTORY SERVICES      PUBLISHED
STATE                           REVENUES(1)            REVENUES(1)        DIRECTORIES     TOTAL CIRCULATION
------------------------   --------------------   --------------------   -------------   ------------------
Colorado ...............         $269,181                  39.7%               38             5,901,000
Minnesota ..............          194,055                  28.6%               40             5,896,000
New Mexico(2) ..........           77,592                  11.4%               18             2,062,000
Iowa ...................           66,500                   9.8%               29             2,305,000
Nebraska ...............           40,247                   5.9                10             1,369,000
South Dakota ...........           17,486                   2.6%                7               665,000
North Dakota ...........           13,770                   2.0%                8               536,000
                                 --------                 -----                --             ---------
Total ..................         $678,831                 100.0%              150            18,734,000
                                 ========                 =====               ===            ==========


----------------

(1) Excludes non-print related directory services revenues and includes revenues from affiliates.

(2) Includes the greater metropolitan El Paso, Texas area.


     We derive a significant portion of our printed revenues from the sale of directory advertising to businesses in large metropolitan areas. The following table shows our directory services revenues from the sale of printed directory advertising and other data in our 10 largest geographic markets for the combined Predecessor Period and Successor Period:





(DOLLARS IN THOUSANDS)                                            PERCENTAGE OF
------------------------------------    DIRECTORY SERVICES     DIRECTORY SERVICES      PUBLISHED
MARKET                                      REVENUES(1)            REVENUES(1)        DIRECTORIES     TOTAL CIRCULATION
------------------------------------   --------------------   --------------------   -------------   ------------------
Minneapolis/St. Paul,
 Minnesota .........................         $160,480                  23.7%               13             4,601,000
Denver, Colorado ...................          147,217                  21.7%                9             3,764,000
Albuquerque, New Mexico ............           47,913                   7.1%                3             1,251,000
Colorado Springs, Colorado .........           35,187                   5.2%                1               447,000
Omaha, Nebraska ....................           33,083                   4.9%                3               941,000
Des Moines, Iowa ...................           22,486                   3.3%                2               516,000
Boulder, Colorado ..................           14,464                   2.1%                1               155,000
Ft. Collins, Colorado ..............           12,964                   1.9%                1               150,000
Santa Fe, New Mexico ...............            9,773                   1.4%                1               138,000
Quad Cities, Iowa ..................            7,031                   1.0%                1               239,000
                                             --------                  ----                --             ---------
Total ..............................         $490,598                  72.4%               35            12,202,000
                                             ========                  ====                ==            ==========



----------------
(1) Excludes non-print related directory services revenues and includes revenues from affiliates.

PRODUCTS


     Our main product is printed directories, which generated approximately 98% of our total revenues for the combined Predecessor Period and Successor Period. On a pro forma basis for the year ended December 31, 2002, revenues from print directories would have been 98% of our total revenues. We also operate an internet-based directory and provide direct and database marketing services.



PRINTED DIRECTORIES


     In 2002, we published 150 printed directories, consisting of:


     o 141 directories that contained both white and yellow pages;

     o Four directories that contained only yellow pages, containing a listing of businesses by various directory headings as well as display and other paid advertisements;

     o Four directories that contained only white pages, listing the names, addresses and phone numbers of residences and businesses in the area served, as well as display and other paid advertisements; and

     o One specialty "On the Go" directory, which is a yellow pages directory edition that is designed for use in the car.

     Whenever practicable, we combine the white and yellow pages sections into one directory.

     Our directories are designed to meet the advertising needs of local and national businesses and the informational needs of consumers. The diversity of our advertising options enables us to create customized advertising programs that are responsive to specific customer needs and financial resources. Our yellow pages and white pages directories are also efficient sources of information for consumers, featuring a comprehensive list of businesses in the local market that are conveniently organized under approximately 4,300 directory headings.

     Yellow pages directories. We offer businesses a basic listing at no charge in the relevant edition of our yellow pages directories. This listing includes the name, address and telephone number of the business and is included in alphabetical order in the relevant classification. We maintain a database of these listings, which are derived from data purchased from Qwest, other telephone companies and other sources. This database is supplemented with additional information from our sales representatives and customer service employees.


     For the combined Predecessor Period and Successor Period, we derived approximately 96% of our printed revenues from the sale of advertising in our yellow pages directories. A range of paid advertising options is available in our yellow pages directories, as set forth below:


   o Listing options. An advertiser may enhance its complimentary listing in several ways. It may pay to have its listing highlighted or printed in bold or superbold text, which increases the visibility of the listing. An advertiser may also purchase extra lines of text to convey information such as hours of operation or a more detailed description of its business.

   o In-column advertising options. For greater prominence on a page, an advertiser may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column advertisements may include such features as bolding, special fonts, color and graphics.

   o Display advertising options. A display advertisement allows businesses to include a wide range of information, illustrations, photographs and logos. The cost of display advertisements depends on the size and type of advertisement purchased. Display advertisements are placed usually at the front of a classification, and are ordered first by size and then by advertiser seniority. This process of ordering provides a strong incentive to advertisers to renew their advertising purchases from year to year and to increase the size of their advertisements to ensure that their advertisements receive priority placement. Display advertisements range in size from a quarter column to as large as two pages (a "double truck" advertisement) and three pages (a "triple truck" advertisement).

   o Awareness products. Our line of "awareness products" allows businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. Our awareness products include:

      o Cover. Premium location advertisements are available on the front cover, inside front and back cover and the inside and outside back cover of a directory.

      o Spine. Premium location advertisements are available on the spine of yellow and white pages directories.

      o Tabs. A full-page, double-sided, hardstock, full-color insert that is bound inside and that separates key sections of the directory. These inserts enable advertisers to achieve prominence and increase the amount of information displayed to directory users.

      o Tip-On. Removable paper or magnet coupon placed in front of the directory.

      o Banners. A banner ad sold at the bottom of any page in the Community or Government sections of the print directory.

      o Delivery Bag. Used in the delivery of all print directories. Up to two advertisers per bag.

   o White pages directories. State public utilities commissions require Qwest LEC, as the local exchange carrier in its local service area, to have white pages directories published to serve the local service areas. Qwest LEC has contracted with us to publish these directories. By virtue of this agreement, we provide a white pages listing to every residence and business in a given area that sets forth the name, address and phone number of the residence or business in question unless they have requested to be a non-published or non-listed customer.


     For the combined Predecessor Period and Successor Period, we derived approximately 4% of our printed revenues from the sale of advertising in our white pages directories. Advertising options include bolding and highlighting for added visibility, extra lines for the inclusion of supplemental information and in-column and display advertisements. We believe that other directory publishers have had more success selling white pages advertising, and we intend to focus additional efforts on selling advertising in our white pages directories in 2003, including offering display advertising options in our white pages for the first time.



INTERNET-BASED DIRECTORY AND ELECTRONIC PRODUCTS


     Although we remain primarily focused on our printed directories, we also market an internet-based directory service, qwestdex.com, to our advertisers. We believe that qwestdex.com is the leading online directory in our region and we believe that we have approximately 50% of the internet-based directory market share in our region. For the combined Predecessor Period and Successor Period, our internet-based directory services generated $10 million in revenues, accounted for approximately 1.5% of our total revenues and had an average of approximately 6.7 million first successful searches per month. All of the listings in our printed directories also appear in our internet-based directory, which is available in real time to users and at no additional charge to our advertisers. The proprietary content we create for our printed directories, which we also post on qwestdex.com, makes us competitive on the internet since it cannot be replicated by other internet-based directories. As in our printed directories, businesses may pay to enhance their listings on qwestdex.com and for other premium advertising products. Approximately 6% of the advertisers in our printed directories pay a fee to place an enhanced advertisement in our internet-based directory. Options that are available on qwestdex.com include extra lines, replica advertisements, website and email link products, pop-up windows and banners. We view our internet-based directory as a complement to our print product rather than as a stand-alone business. We believe that increased usage of internet-based directories, such as qwestdex.com, will continue to support overall usage and advertising rates in the U.S. directory advertising industry and provide us with advertisement growth. To promote future usage of our internet-based directories, we plan to bundle our internet product with our print advertising products, driving our usage rates and increasing the customer value proposition while supporting rate increases. We also deliver our yellow pages content electronically, including through CD-ROMs and wireless platforms, and will continue to explore new means to deliver our content to consumers.


DIRECT AND DATABASE MARKETING SERVICES

     We provide database lists, direct mail services and other database services to businesses through our direct marketing group. We sell continually updated lists of residents and businesses that have recently moved into or out of an area, a service that allows our customers to maintain up-to-date databases and customer lists. We are also able to overlay demographic and behavioral data that is purchased through third-party providers so that our customers can identify, for example, who in the area is newly retired, newly married or a new home owner. This constitutes valuable information for direct mail and other targeted advertising.

     We also help businesses develop and refine their customer databases. In addition to list cleaning, the process of removing obsolete data from a data list, we are able to fill in missing names, addresses and telephone numbers when only partial information is available, and add demographic data (e.g., single-family or multi-family dwelling, home ownership or renter, male or female). We provide data analysis that ranks consumers by likelihood of a response to direct marketing contact.

     While we provide customer names, addresses and telephone numbers to outside companies, this information does not include any private, non-published or non-listed information. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--List License Agreements."


SALES AND MARKETING


     The marketing of directory advertisements is primarily a direct sales business that requires both maintaining existing customers and developing new customers. Renewing customers comprise our core advertiser base, and a large number of these customers have advertised in our directories for many years. For the combined Predecessor Period and Successor Period, we retained approximately 93% of our local advertisers from the previous year. This high renewal rate reflects the importance of our directories to our local customers, for whom yellow pages directory advertising is, in many cases, the primary form of advertising. Larger national companies also use advertising in our directories as an integral part of their national advertising strategy.


     We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers. In addition, we believe that in 2001 our experienced sales force has allowed us to achieve local market penetration of 43%, printed revenues per sales representative (local) of approximately $1.3 million and printed revenue per advertiser (local) of approximately $2,600, each in excess of the industry average.


LOCAL SALES FORCE


     As of December 31, 2002, our locally-based sales force was comprised of approximately 463 quota-bearing sales representatives who average approximately nine years of employment with us. The sales force is divided into three principal groups:

   o Premise sales representatives. Our 189 premise sales representatives generally focus on high revenue customers. A premise sales representative typically interacts with customers on a face-to-face basis at the customer's place of business.

   o Telephone sales representatives. Our 184 telephone sales representatives generally focus on medium-sized customers. A telephone sales representative typically interacts with customers over the telephone. Telephone sales represent our principal source of new advertisers.

   o Centralized sales representatives. Our 90 centralized sales representatives include both centralized account representatives, who generally focus on the smallest accounts, and prospector sales representatives, who generally focus on customer win-back.

     We assign our customers among premise representatives and telephone representatives based on a careful assessment of a customer's expected advertising expenditures. This practice allows us to deploy our sales force in an effective manner. Our sales force is decentralized and locally based, operating from approximately 23 locations. We believe that our locally based sales force facilitates the establishment of personal, long-term relationships with local advertisers necessary to maintain a high rate of customer renewal.


     We believe that formal training is important to maintaining a highly productive sales force. Our sales force undergoes ongoing training, with new sales representatives receiving approximately eight weeks of training in their first year, including classroom training on sales techniques, our product portfolio, customer care and administration and standards and ethics. Following classroom training, they are accompanied on sales calls by experienced sales personnel for further training. Ongoing training and our commitment to developing the best sales practices are intended to ensure that sales representatives are able to give advertisers high-quality service and advice on appropriate advertising products and services.


     We have well-established practices and procedures to manage the productivity and effectiveness of our sales force. Each sales representative has a specified customer assignment consisting of both new business leads and renewing advertisers and is accountable for meeting sales goals on a regular basis. Our sales representatives are compensated in the form of base salary and commissions. Approximately two-thirds of the total compensation paid to our sales force is in the form of commissions and other incentive-based compensation, making sales force compensation largely tied to sales performance. Our sales force employees are represented by labor unions covered by collective bargaining agreements, which we believe significantly reduce the rate of employee turnover. In 2002, we experienced only 13% turnover among our sales representatives.


     For purposes of managing our sales force, we divide the local service area into six territories. In each territory, between nine and 12 sales managers supervise the performance of the sales representatives who are assigned to that territory. Every sales manager within a territory reports to the sales director for the territory, and the six sales directors report to the Senior Vice President of Sales for the relevant territory.

     Beginning in 2002, we began compensating our sales managers and directors pursuant to an incentive-based compensation plan that ties their compensation to their success in meeting specific sales targets. Historically, bonuses for our sales managers and directors were determined by reference to Qwest's overall financial performance. Under our new, incentive-based plan, our sales managers and directors will be eligible to receive a bonus of up to 20% of their base salary, 80% of which will be determined based on attainment of specific revenue goals, with the remaining 20% determined by management's evaluation of other factors.


NATIONAL SALES FORCE

     In addition to our locally based sales personnel, we have a separate sales channel to serve our national advertisers. National advertisers are typically national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertisements in many yellow pages directories in multiple geographical regions. In order to sell to national advertisers, we retain the services of third party certified marketing representatives, or CMRs. CMRs design and create advertisements for national companies and place those advertisements in yellow pages directories nationwide. Some CMRs are departments of general advertising agencies, while others are specialized agencies that focus solely on directory advertising. The national advertiser pays the CMR, which then pays us after deducting its commission. We have contracts with approximately 160 CMRs and employ six national sales managers to manage our selling efforts to national customers.


CUSTOMERS


     In 2002, approximately 201,000 local businesses purchased advertising in our directories. Approximately 82% of our revenues for the combined Predecessor Period and Successor Period were generated by the sale of our advertising to local businesses, which are generally small and medium-sized enterprises. Approximately 14% of our revenues were generated by sales to national advertisers.

     We do not depend to any significant extent on the sale of advertising to a particular industry or to a particular advertiser. For the combined Predecessor Period and Successor Period, no single directory heading accounted for more than 4.0% of our total revenues, no single customer accounted for more than 1% of our total revenues, the top 10 customers accounted for less than 2% of our total revenues and the top 10 directory headings accounted for approximately 17% of total revenues. The diversity of our customer base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results. The table below, which sets forth information relating to our largest directory headings for the combined Predecessor Period and Successor Period demonstrates this diversity (dollars in thousands):







                                              PERCENTAGE OF      NUMBER OF
DIRECTORY HEADING                            TOTAL REVENUES     ADVERTISERS
-----------------------------------------   ----------------   ------------
Attorneys ...............................          3.2%            5,832
Insurance ...............................          2.4%            3,941
Plumbing Contractors ....................          1.9%            2,192
Dentists ................................          1.7%            4,134
Roofing Contractors .....................          1.4%            1,820
Glass-Auto, Plate, Window, etc. .........          1.3%            1,168
Auto Repair & Service ...................          1.3%            4,130
Storage-Household & Commercial ..........          1.3%            1,746
Physicians & Surgeons ...................          1.1%            3,084
Heating Contractors .....................          1.1%            2,550
                                                  ----             -----
Total ...................................         16.7%           30,597
                                                  ====            ======



     We enjoy high customer renewal rates. From 1996 to 2002, our annual renewal rate has remained stable at approximately 93%, which we believe compares favorably with the renewal rates of our competitors. In 2002, we retained approximately 92% of our local advertisers from the previous year (which excludes the loss of advertisers as a result of business failures, which equaled approximately 4% in 2002). This attrition was offset by the addition of new customers equal to approximately 8% of our initial local customer base. As a result, the overall size of our local customer base fell by approximately 3% in 2002. Increases in total advertising spending and average dollars spent per advertisement also offset the net loss of advertisers.


     We believe that this low level of turnover reflects a high level of satisfaction among our customers. The training that we provide to our sales representatives emphasizes the fostering of long-term relationships between sales representatives and their customers, and our incentive-based compensation structure rewards sales consultants who retain a high percentage of their accounts. In addition, our customers often do not reduce or eliminate directory spending during difficult economic periods because the failure to advertise cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to long-time advertisers. As a result, businesses have a strong incentive to renew their directory advertising purchases from year to year, even during difficult economic times, so as not to lose their placement within the directory.

PUBLISHING AND PRODUCTION

     We generally publish our directories on a 12-month cycle. The publishing cycles for our directories are staggered throughout the year, which allows us to efficiently use our infrastructure and sales capabilities and the resources of our third-party vendors. The following are the major steps of the publication and distribution process:

   o Selling. The sales cycle of a directory varies based on the size of the revenue base and can range from a few weeks to six months. In the months prior to publication, the sales force approaches potential new advertisers in an effort to expand our customer base. Potential new advertisers include businesses that have operated in the area for some time but that did not purchase advertising in the most recent edition of our directory, as well as newly-formed businesses and businesses that have only recently moved into the area. At the same time, the sales force contacts existing advertisers and encourages them to renew and increase the size and prominence of their advertisements and to purchase other products in our portfolio. Advertisers generally agree to our standard advertising terms and conditions at the time that they place their order.


   o Generation of advertisements. Upon entering into an agreement with a customer, we collaborate with the customer to generate its advertisement. We use our proprietary technology and a team of in-house graphic artists for this purpose.

   o Pre-press activities. The selling of advertisements typically ceases one month prior to publication, at which time we do not accept additional customers. Once a directory has closed, pre-press activities commence. Pre-press activities include finalizing artwork, proofing and paginating the directories. When the composition of the directory is finalized, we deliver the directory pages to a third-party printer.

   o Printing. We use two outside contractors, R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation, for the printing of our directories. In addition, we have purchase contracts with two paper suppliers, Daishowa America Co., Ltd. and Norske Skog Canada (USA), Inc., for the paper needed for the pages of our directories and one paper supplier, Spruce Falls, Inc., for the paper needed for the covers of our directories. The time required to print a directory depends on its size and may be as long as one month.

   o Transportation. We use Matson Intermodal System, Inc. to transport our printed directories from our printers to our distributor.

   o Distribution. We aim to deliver our directories to all of the residences and businesses in the geographical areas for which we produce directories. We use Product Development Corporation, or PDC, for the distribution of our directories. Distribution begins as soon as the first completed directories are produced and takes an average of six weeks.


PAPER, PRINTING AND DISTRIBUTION


     Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by two companies: Daishowa America Co., Ltd. and Norske Skog Canada (USA), Inc. Pursuant to our agreements with them, Daishowa and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are negotiated each year based on prevailing market rates. For the combined Predecessor Period and Successor Period, paper costs were 3.8% of revenues and 12.4% of our cost of revenues. On a pro forma basis for the year ended December 31, 2002, paper costs would have been 3.6% and 11.8% of our revenues and cost of revenues, respectively. If, in a particular year, the parties to one of the agreements are unable to agree on repricing, either party may terminate the agreement. Both agreements expire on December 31, 2003. In addition, we purchase paper used for the covers of our directories from Spruce Falls, Inc. Pursuant to our agreement, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Prices under this agreement are negotiated each year, and Spruce Falls may not propose a change that varies more than 5% from the then existing price. If, in a particular year,

Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. Although this agreement expired on December 31, 2002, the parties are currently negotiating to extend this agreement until December 31, 2003. We are currently operating under the terms of the prior agreement.

     All of our directories are printed by R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation. In general, Donnelley prints our larger, higher-circulation directories and Quebecor prints those directories that are smaller and have a more limited circulation. We do not guarantee any minimum volume in our agreements with Donnelley and Quebecor. Prices are adjusted annually based on changes to the consumer price index. Our agreements with Donnelley and Quebecor expire on December 31, 2006 and July 30, 2008, respectively.

     Nearly all copies of our directories are distributed by Product Development Corporation, or PDC. Although prices under our agreement with PDC are fixed, they may be renegotiated under some circumstances, including volume changes of greater than five percent. Our agreement with PDC expires on December 31, 2003 and either party may terminate at any time upon 180 days' written notice.

     We rely on Matson Intermodal System, Inc. to transport our printed directories from our printers' locations to PDC. This agreement expires on December 31, 2003, but we have an option to renew the agreement through December 31, 2004.

     We believe that each of these agreements is on terms that are currently available in the market.

BILLING AND CREDIT CONTROL


     Historically, we have generally billed our customers monthly for advertising fees, either directly by us or by Qwest LEC as part of the customer's monthly bill for telecommunications services, for which we have paid Qwest LEC a fee. For the combined Predecessor Period and Successor Period, Qwest LEC billed approximately 49% of our local customer billings on our behalf. In connection with the transactions related to the acquisition of Dex East, Qwest LEC and we entered into a billing and collection services agreement pursuant to which Qwest LEC will continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services. The term of this agreement is limited to two years, although Qwest LEC will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest LEC would be subject to Qwest LEC's standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Qwest LEC prepares settlement statements 10 times per month for each state in our region summarizing the amounts due to us, and purchases our accounts receivable to facilitate billing and collection. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Billing and Collection Services Agreement." Qwest LEC has completed its preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so before the expiration of the two-year term of the billing and collection services agreement.

     Because most directories are published on 12-month cycles and we bill most of our customers over the course of that 12-month period, we often effectively extend credit to our customers, many of which are small or medium-sized businesses with default rates that usually exceed those of larger businesses. Fees for national advertisers are typically paid in advance by CMRs, after deduction of commissions. Because we do not usually enter into contracts with our national advertisers, we are subject to the credit risk of CMRs on sales to those advertisers, to the extent we do not receive fees in advance. For the combined Predecessor Period and Successor Period, bad debt expense for our customers amounted to approximately 2.6% of our revenues. On a pro forma basis for the year ended December 31, 2002, bad debt expense would have been 2.5% of our revenues.


     We attempt to improve collection of accounts receivable by conducting initial credit checks of new advertisers under certain circumstances, reducing the time taken to resolve billing inquiries and, where appropriate, requiring personal guarantees from business owners. We automatically check all new orders from existing advertisers for payments that are past due to us prior to confirmation of the new order. We use both internal and external data to decide whether to extend credit to an advertiser. In some cases, where appropriate, we may also require the advertiser to prepay part or all of the amount of its order. Beyond efforts under certain circumstances to assess credit risk prior to extending credit to customers, we employ well-developed collection strategies utilizing an integrated system of internal, external and automated means to engage with customers concerning payment obligations.


COMPETITION

     The U.S. directory advertising industry is competitive. We compete with many different advertising and other media, including newspapers, radio, television, the internet, billboards, direct mail and other yellow pages directory publishers. The other directory publishers we compete with are principally Independents, such as TransWestern Publishing Company LLC, the U.S. business of Yell Group Ltd. and McLeodUSA (which has been acquired by Yell Group Ltd.). There are over 24 Independents operating in competition with the directory businesses of RBOCs, other telephone service providers and national yellow pages sales agents. We compete with these publishers on value, quality, features and distribution. Generally, we do not compete extensively with the other RBOC-affiliated publishing businesses, such as Verizon Communications, SBC Communications and BellSouth Corporation.


     In connection with the transactions related to the acquisition of Dex East, we entered into a publishing agreement and a non-competition agreement with Qwest LEC. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest LEC, the local exchange carrier subsidiary of Qwest, in our region. The publishing agreement has an initial term of 50 years and will automatically be renewed for additional one-year periods unless either party terminates the contract upon 12 months' written notice. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Publishing Agreement." Acting as the exclusive official publisher of directories for the incumbent telephone company provides us with an advantage over our Independent competitors due to our differentiated product, recognition of our brands, broader distribution, higher usage of our directories by end users and our long-term relationships with our customers. Under the non-competition and non-solicitation agreement, which will remain in effect for 40 years, Qwest LEC has agreed not to compete with us in the directory publication business in the areas in which we operate. See "The Transactions--Agreements between Us, Qwest LEC and/or Qwest--Non-Competition and Non-Solicitation Agreement."


     The internet has emerged as a new medium for advertisers. Although advertising on the internet still represents only a small part of the total advertising market, as the internet grows, it may become increasingly important as an advertising medium. Most major yellow pages publishers operate an internet-based directory business. We compete through our internet site, qwestdex.com, with these publishers, with other internet sites providing classified directory information, such as Overture.com, Citysearch.com, Zagats.com and Moviefone.com, and with search engines such as Yahoo!, Alta Vista and Excite, some of which have entered into affiliate agreements with other major directory publishers.


INTELLECTUAL PROPERTY


     We own and license a number of patents, copyrights and trademarks in the United States. The only trademark we consider material to our operations is the DEX trademark, which we acquired in connection with the acquisition of Dex East. We do not consider any individual patent or other trademark to be material to our operations. We believe that the phrase "yellow pages" and the walking fingers logo are in the public domain in the United States.


PROPERTIES

     Our headquarters are located at 198 Inverness Drive West, Englewood, Colorado. We lease our headquarters from Qwest. The lease covering our headquarters will expire October 31, 2008, and we have the option to renew it for one additional term for a period of five years. We also have significant operations at our facility located at 3190 South Vaughn Way, Aurora, Colorado, which we lease from a third party. The lease covering this facility expires October 31, 2008, and we have the option to renew it for two additional terms, each for a period of five years. We operate from approximately 25 other facilities and, in the aggregate, utilize over 650,000 square feet. We lease all of our facilities.


EMPLOYEES


     As of December 31, 2002, we employed 1,505 employees. Most of our employees are represented by labor unions covered by two collective bargaining agreements. Our collective bargaining agreement with the International Brotherhood of Electrical Workers expires in May 2006 and our collective bargaining agreement with the Communications Workers of America expires in October 2003. We consider relations with our employees to be good.



LEGAL PROCEEDINGS

     From time to time, we are a party to litigation matters arising in connection with the normal course of our business. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions or improper listings contained in directories published by us. Although we have not had notice of any such claims that we believe to be material, any pending or future claim could have a material adverse effect on our business.

     In addition, we are exposed to defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using personal data. The subjects of our data and users of data that we collect and publish could have claims against us if such data were found to be inaccurate, or if personal data stored by us was improperly accessed and disseminated by unauthorized persons. Although we have not had notice of any material claims relating to defamation or breach of privacy claims to date, we may be party to litigation matters that could have a material adverse effect on our business.

                               THE TRANSACTIONS

     The outstanding notes were issued in connection with the transactions described below, pursuant to which we became a stand-alone company and acquired Dex Media International, the subsidiary guarantor. While an understanding of the transactions described below is important to your understanding of our future cost structure, results of operations, financial position and cash flows, the transactions do not directly impact either the exchange offer or your decision as to whether or not to participate in the exchange offer. In addition, we do not believe that the transactions described below will affect our future corporate structure or the future corporate structure of Dex Media International.


GENERAL


     On August 19, 2002, Dex Holdings LLC, the parent of Dex Media, Inc., entered into two purchase agreements with Qwest to acquire the print and internet directory businesses of Qwest Dex, the directory services subsidiary of Qwest, for an aggregate consideration of $7.05 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Dex Holdings is a special purpose entity formed by The Carlyle Group, Welsh, Carson, Anderson & Stowe and their affiliates to effect the acquisition of Dex East. Dex Holdings assigned its right to purchase the print and internet directory businesses in our region to Dex Media East.

     The acquisition will be executed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, Qwest Dex contributed substantially all of its assets and liabilities relating to its print and internet directory businesses in our region to SGN LLC, a newly-formed limited liability company, and, following that contribution, Dex Media East purchased all of the interests in SGN LLC. Immediately following such purchase, Dex Media East merged with SGN LLC. We operate the acquired print and internet directory businesses in our region and are a co-issuer of the exchange notes offered hereby and the borrower under our new credit facilities. The total amount of consideration paid for Qwest Dex's print and internet directory businesses in our region was $2.75 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels). For federal income tax purposes, the acquisition of Dex East was treated as an asset purchase and, immediately after the consummation of the acquisition, Dex Media East, Inc. had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the acquisition of Dex East, Dex Media East, Inc. should generally be able to depreciate or amortize the acquired assets, primarily intangibles, based on a higher tax basis.

     In the second phase, which we expect will be consummated in the second half of 2003, Qwest Dex will contribute its remaining assets and liabilities relating to its print and internet directory businesses to another newly-formed limited liability company, or Dex West, and, following that contribution, Dex Media, Inc. will purchase all of the interests in Dex West for $4.3 billion (excluding fees and expenses and subject to adjustments relating to adjusted EBITDA and working capital levels), of which we will provide $210 million to Dex Media, Inc. to be paid to Qwest, as further described below. The successor to Dex West, Dex Media West, will be an indirect, wholly-owned subsidiary of Dex Media, Inc. and we will not own any of the interests in Dex Media West. Dex Media West will operate the acquired print and internet directory businesses in the Dex West States and will be the borrower and issuer of the debt necessary to consummate the second phase of the acquisition, or the acquisition of Dex West, other than the $210 million which we will provide. The $210 million will be paid to Dex Media, Inc. in the form of a dividend to the extent of Dex Media East retained earnings, with any remaining balance paid as a return of capital, immediately prior to the consummation of the acquisition of Dex West. Dex Media, Inc. will use the funds to pay a portion of the purchase price for Dex West to Qwest. The acquisition of Dex West is expected to close in the second half of 2003. To ensure that Dex Media, Inc. has an adequate remedy for any breach by Qwest of its obligations pursuant to either of the purchase agreements, Qwest granted Dex Media, Inc. a security interest in some of Qwest Dex's assets located in the Dex West States to secure up to $100 million of any losses that Dex Media, Inc. may incur as a result of any breach. Dex Media, Inc.'s security interest in these assets will be subordinated to holders of Qwest's senior secured obligations. In 2002, Qwest Dex's business in the Dex West States published 121 directories and distributed approximately 26 million copies of these directories in metropolitan areas and local communities in the Dex West States. As of December 31, 2002, Qwest Dex's businesses in the Dex West States had a total of 225,000 local advertising customers consisting primarily of small and medium-sized businesses.

     In connection with the acquisition of Dex East, we and Qwest LEC and/or Qwest entered into the agreements described below. In addition, upon consummation of the acquisition of Dex West, we and Dex Media West and/or Dex Media, Inc. will enter into the agreements described below.



AGREEMENTS BETWEEN US, QWEST LEC AND/OR QWEST


PUBLISHING AGREEMENT

     Pursuant to a publishing agreement, Qwest LEC granted us the right to be the exclusive official directory publisher of listings and classified advertisements of its telephone customers in the geographic areas in the Dex East States in which Qwest LEC provided local telephone service, which we refer to as Qwest LEC's service areas. Pursuant to state public utilities commission requirements, Qwest LEC is required to publish and deliver white pages directories of certain residences and businesses that order or receive local telephone service from Qwest LEC. In addition, pursuant to tariffs and agreements with telephone companies and resellers of local telephone service, Qwest LEC is required to publish and deliver certain white pages directories and yellow pages directories. Pursuant to this agreement, we are obligated to fulfill Qwest LEC's legal and contractual obligations to publish and deliver white pages and yellow pages directories in each of Qwest LEC's service areas and, subject to limitations, will be obligated to fulfill Qwest LEC's publishing obligations in the areas in our region into which Qwest LEC provides local telephone service in the future. In fulfilling these obligations, we must comply with all regulatory requirements related to the publishing and delivery of such directories. We agree to cause any successor acquiring our business and Qwest LEC agrees to cause any successor acquiring its business to agree in writing to assume the terms of this agreement.

     Qwest LEC granted us the right to identify ourselves (including on our web sites) as its exclusive official directory publisher for its legally required directories as well as other directories in Qwest LEC's service areas in our region. Our use of the name of the local exchange carrier must be in accordance with Qwest LEC's trademark and branding requirements. We granted Qwest LEC the limited right to use specific service marks, trade names and trademarks, including DEX- (which we refer to as the Dex East trademarks), solely in connection with the advertising and marketing of our directories in our region and in connection with the use of DEX- in the Dex West States. The licenses relating to the Dex East trademarks are only effective in the areas in which Qwest LEC is prohibited from competing with us under the non-competition and non-solicitation agreement described below.


     Pursuant to the list license agreement for the use of directory publisher and directory delivery lists discussed below, Qwest LEC is required to provide us with information about subscribers, such as names, addresses and telephone numbers for the purpose of publishing and delivering directories. Generally, if federal law no longer requires Qwest LEC to provide subscriber information under nondiscriminatory and reasonable terms, Qwest LEC is required by the terms of this agreement to continue to license the information to us on terms and conditions at least as favorable as those then being offered to any person doing business in the Dex East States. If such a change in federal law occurs within the first seven years after November 8, 2002, Qwest LEC will charge us the prices then in effect under the list license agreement for the use of directory publisher lists and directory delivery lists until the end of this seven-year period, subject to increases for inflation. After this seven-year period, regardless of when the change in federal law occurred, Qwest LEC will charge us prices equal to or less than the lowest prices it then charges to any other person doing business in the Dex East States. However, if Qwest LEC is not licensing this information to at least two other purchasers in the Dex East States, it will charge us prices equal to the average price that other similarly sized incumbent local telephone companies charge for such information.

     For the first seven years after November 8, 2002, Qwest LEC will reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest LEC's publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements.

     This agreement will remain in effect for 50 years from November 8, 2002 and will automatically renew for additional one year terms unless either Qwest LEC or we provide 12 months' notice of termination. Qwest LEC may terminate the entire agreement if we materially breach this agreement in a manner that has the effect of abrogating our performance and Qwest LEC's enjoyment of the benefits of this agreement, or if we fail to discharge Qwest LEC's publishing obligation with respect to twenty percent of Qwest LEC's subscribers. Generally, if we breach our obligation with respect to a particular directory in a manner that results in a material and continuing failure to discharge the publishing obligation with respect to that directory, Qwest LEC may terminate this agreement with respect to the affected service area. In addition, if we or any of our subsidiaries engage in or act as a sales agent with regard to the marketing, sale or distribution of any telecommunication services or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any person pursuant to which such person's telecommunication services are offered, marketed, sold or priced in connection with our directory products, in each case in any of Qwest LEC's service areas in our region, Qwest LEC may terminate this agreement with respect to the affected service area. However, if our owner or an affiliate of ours is a provider of telecommunication services and the activity referred to in the previous sentence is not occurring in connection with our directory products, Qwest may not terminate this agreement with respect to the affected service area.

     We may terminate this entire agreement if Qwest LEC materially breaches this agreement in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement. In addition, we may terminate this entire agreement after the first seven years after November 8, 2002 if new legal requirements imposed by government regulatory entities result in a net increase of more than 25% in our costs of publishing directories that satisfy Qwest LEC's publishing obligations (excluding cost increases that generally apply to incumbent local exchange carriers) and Qwest LEC acknowledges that this has occurred or such increase is confirmed in a binding arbitration. Generally, if Qwest LEC materially breaches its obligation with respect to a certain service area in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement with respect to the affected service area, we may terminate this agreement with respect to such service area.

     If Qwest LEC formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or we terminate this agreement due to a material breach of this agreement by Qwest LEC, we will be entitled to receive liquidated damages from Qwest LEC in the following amount:
(1) prior to the consummation of the acquisition of Dex West or following the termination of the Dex West purchase agreement, thirty percent of the purchase price for the acquisition of Dex East, less any liquidated damages previously paid by Qwest LEC for a material breach with respect to a specific service area; or (2) following the consummation of the acquisition of Dex West, thirty percent of the sum of the aggregate purchase price for the acquisition of Dex East and the acquisition of Dex West, less any liquidated damages previously paid by Qwest LEC for a material breach with respect to a specific service area. In the event that Qwest LEC materially breaches its obligations with respect to a specific service area and we terminate this agreement with respect to the affected service area, we will be entitled to liquidated damages generally calculated on a similar basis as that described above, pro rata for the affected service area.


     If we formally repudiate or reject this agreement (other than pursuant to the termination provisions described above) or Qwest LEC terminates this agreement with respect to a specific service area because we have materially failed to discharge Qwest LEC's publishing obligation with respect to the service area, Qwest LEC will be entitled to receive from us liquidated damages in an amount equal to one hundred twenty-five percent of the net present value of the anticipated costs to Qwest LEC through the remaining term of the publishing agreement to perform, or cause another person to perform, Qwest LEC's publishing obligation.

     The liquidated damages provided for in this agreement are in lieu of any other type of damages and are the sole remedy of either party in the event of a material breach or formal repudiation or rejection of this agreement by the other party. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, our right to claims for liquidated damages provided for in the non-competition and non-solicitation agreement discussed below.

     Dex Media, Inc. and we will, jointly and severally, indemnify Qwest LEC for losses resulting from (1) our failure to perform our obligations under this agreement, (2) any third-party claims resulting from errors in listings and advertisements of Qwest LEC's customers in our directories or omissions of listings and advertisements of Qwest LEC's customers in our directories, in each case caused by us, and (3) any claims that our directories or the rights we will grant to Qwest LEC relating to the Dex East trademarks violate or infringe the intellectual property rights, or require the consent, of any third party. Qwest LEC will indemnify us for losses resulting from (1) its failure to perform its obligations under this agreement, (2) any third party claims resulting from errors in listings and advertisements of its customers in our directories or omissions of listings and advertisements of its customers in our directories, in each case caused by Qwest LEC and (3) any claims that the rights to identify ourselves as Qwest LEC's exclusive official directory publisher and to use Qwest LEC's branding on the directories violate or infringe the intellectual property rights, or require the consent, of any third party.


NON-COMPETITION AND NON-SOLICITATION AGREEMENT


     Pursuant to a non-competition and non-solicitation agreement, Qwest and Qwest LEC agree, for a period of 40 years from November 8, 2002, not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in our region in which Qwest LEC provides local telephone service directed primarily at customers in those geographic areas. In addition, we agree, until the consummation of the acquisition of Dex West or, if the acquisition of Dex West is not consummated, for a period of 40 years from November 8, 2002, not to sell directory products consisting principally of listings and classified advertisements using the QWEST-, QWEST DEX- or DEX- brands that are directed primarily at customers in the Dex West States in which Qwest LEC provides local telephone service. We agree to cause any successor acquiring our business and Qwest and Qwest LEC agree to cause any successors acquiring their businesses (subject to limited exceptions) to agree in writing to assume the terms of this agreement.

     For a period of two years from November 8, 2002, we, on one hand, and Qwest and Qwest LEC, on the other hand, agree not to solicit any of the other's employees or to induce one another's employees to terminate their relationship with the other. In addition, Qwest and Qwest LEC agree not to solicit or hire any members of our senior management team for the same two-year time period.

     This agreement will remain in effect for a period of 40 years from November 8, 2002. However, if the publishing agreement terminates in accordance with its terms, any party to this agreement may terminate it immediately. In addition, if we directly or indirectly provide telecommunication services in our region or Dex West States, Qwest and Qwest LEC may terminate this agreement and the publishing agreement with respect to the affected service area. See "--Publishing Agreement."


     If Qwest LEC formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or either Qwest or Qwest LEC materially breaches this agreement, we will be entitled to receive liquidated damages from Qwest LEC, calculated according to the formula described above with respect to the liquidated damages provisions of the publishing agreement. If either Qwest or Qwest LEC materially breaches its obligations with respect to a specific service area or Qwest LEC does not require a person acquiring its business in a specific service area to agree in writing to assume this agreement to the extent of the relevant service area, each of Qwest and Qwest LEC will be jointly and severally liable for liquidated damages generally calculated on a similar basis as in the publishing agreement, pro rata for the affected service area.

     The liquidated damages provided for in this agreement are in lieu of any other type of damages and are our sole remedy in the event of a material breach or formal repudiation or rejection of this agreement by Qwest and Qwest LEC. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, the liquidated damages provided for in the publishing agreement.


BILLING AND COLLECTION SERVICES AGREEMENT


     Qwest LEC and we entered into a billing and collection services agreement pursuant to which Qwest LEC continues to bill and collect, on our behalf, amounts owed by certain of our customers. For the combined Predecessor Period and Successor Period, Qwest LEC billed approximately 49% of our local customer billings on our behalf. This service extends only to those customers for whom Qwest LEC is the provider of local telephone service and Qwest LEC bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest LEC prepares settlement statements 10 times per month for each state in our region summarizing the amounts due to us and purchases our accounts receivable within approximately nine business days following such settlement date representing such amounts pursuant to a formula that takes into account factors such as an allowance for bad debt reserves and realized uncollectible amounts. In addition, Qwest LEC charges us a fee per bill issued. The term of this agreement is limited to two years from November 8, 2002, although Qwest LEC will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest LEC would be subject to Qwest LEC's standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. We may terminate this agreement with 30 days' notice. However, if Qwest LEC willfully fails to pay us for our accounts receivable it is required to purchase, we may terminate this agreement immediately. Qwest LEC has completed its preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so.



INTELLECTUAL PROPERTY CONTRIBUTION AGREEMENT


     Pursuant to an intellectual property contribution agreement, Qwest assigned, in certain cases, and licensed, in other cases, to us the Qwest intellectual property used in the Qwest directory services business. Specifically, Qwest assigned all of its right, title and interests in registered copyrights for printed directories in the Qwest service areas in our region, certain non-public data regarding advertising customers created by Qwest Dex, certain Dex East trademarks, including DEX-, and specific internet domain names. Qwest assigned a one-half ownership interest in specific patents and other intellectual property of Qwest Dex owned by Qwest and used in the directory services business in the year prior to November 8, 2002. After the consummation of the acquisition of Dex West, Qwest will assign the remainder of its ownership interests to us. If the acquisition of Dex West is not consummated, we will retain our one-half ownership interest and Qwest will retain its one-half ownership interest.

     Qwest licensed to us the "qwestdex.com" domain name until the earlier of the expiration or termination of the trademark license agreement or, if the Dex West purchase agreement is terminated, the date upon which the management of the "qwestdex.com" website shifts from us to Qwest, which shall be no later than six months after the Dex West purchase agreement is terminated. In addition, Qwest licensed to us other intellectual property of Qwest used by Qwest Dex in the directory business in the year prior to the consummation of the transactions related to the acquisition of Dex East, including but not limited to technology, research and development data and software not assigned to us by Qwest.

     We will license back to Qwest the Dex East trademarks for a period of two years from November 8, 2002 for use in connection with directory and ancillary products in the Dex West States. In addition, we will license back to Qwest other intellectual property transferred to us pursuant to the purchase agreement.

     This agreement continues indefinitely (although many of the licenses are of limited duration) unless terminated by Qwest or us because of a material breach by the other. However, some of the licenses are perpetual and survive any termination.


     In addition, pursuant to the purchase agreement, Qwest and we have agreed to explore arrangements with third parties with respect to material software, content and databases that are licensed to Qwest under agreements with third parties, which we refer to as the material intellectual property products. Sufficient consents or other rights for our use of the material intellectual property products that are essential to the continued operation of the business were obtained as of November 8, 2002, so that we may conduct our business without material interruption in substantially the same manner as conducted by Qwest. Qwest is obligated to pay the costs associated with obtaining the right for us to use the material intellectual property products, at least on an interim basis. Dex Media, Inc. is obligated to pay the cost of obtaining the permanent right for us to use the material intellectual property products for the continued operation of our business without material interruption following the elimination of transition services provided by Qwest and us, if the acquisition of Dex West does not occur. Dex Media, Inc.'s obligation to pay such costs, together with Dex Media, Inc.'s obligation to pay certain other separation costs including, without limitation, costs relating to hardware and software systems, proprietary data migration and website replication, is limited to $40 million. The consummation of the acquisition of Dex West is subject to a number of conditions described in "The Transactions." There can be no assurances that the acquisition of Dex West will be consummated.



TRADEMARK LICENSE AGREEMENT


     Pursuant to a trademark license agreement, Qwest licensed to us the right to use the QWEST DEX- and QWEST DEX ADVANTAGE- marks for a term of five years from November 8, 2002 in connection with directory products and related marketing materials in our region. Qwest also licensed to us the right to use these marks in connection with our directory web site. Each of these licenses is exclusive with respect to the sale of directory products consisting principally of listings and classified advertisements directed primarily at customers in the geographic areas in the Dex East States in which Qwest LEC provides local telephone service.


     We may terminate this agreement upon 30 days' notice and Qwest may terminate this agreement only in the event of an uncured material breach by us. In addition, this agreement will terminate if the publishing agreement terminates before the expiration of the five-year term of this agreement.


LIST LICENSE AGREEMENTS


     Pursuant to a license agreement for the use of directory publisher lists and directory delivery lists, Qwest LEC granted to us a non-exclusive, non-transferable restricted license of listing and delivery information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreement. We may use the listing information solely for publishing directories and the delivery information solely for delivering directories. The term of this agreement is three years from November 8, 2002, subject to automatic renewal for additional 18-month terms until either Qwest LEC or we terminate this agreement by providing 18 months' notice. The publishing agreement, however, requires Qwest LEC to continue to license the listing and delivery information to us for as long as the publishing agreement is in effect.

     Pursuant to a license agreement for expanded use of subscriber lists, Qwest LEC granted to us a non-exclusive, non-transferable restricted license of listing information for persons and businesses that order and /or receive local exchange telephone services at prices set forth in the agreement. We may use this information for the sole purpose of reselling the information to third party entities solely for direct marketing activities, database marketing, telemarketing, market analysis purposes and internal marketing purposes, and for our use in direct marketing activities undertaken on behalf of third parties. The term of this agreement is five years from November 8, 2002, subject to automatic renewal for additional one-year terms until either Qwest LEC or we terminate this agreement by providing six months' notice.

TRANSITION SERVICES AGREEMENT


     Qwest and we entered into a transition services agreement pursuant to which we purchased from Qwest certain corporate services, including services relating to real estate, finance and accounting, procurement, treasury, human resources, legal matters and information technology. This agreement sets forth a monthly fee for each of these services, with the exception of the information technology services, for which we pay an actual cost allocated to us. This agreement also provides us with access to certain types of customer data, such as customer names, addresses, phone numbers and payment histories. The term of this agreement is 18 months from November 8, 2002 with no renewal rights. Generally, we may terminate each category of services with 30 days' notice. Qwest may terminate this agreement if we fail to pay amounts owed, materially breach this agreement, are subject to certain types of bankruptcy events or if Qwest terminates the publishing agreement in accordance with its terms.



ADVERTISING AND TELECOMMUNICATIONS COMMITMENTS AGREEMENT


     Qwest, Qwest LEC and we entered into an advertising and telecommunications commitments agreement pursuant to which Qwest and Qwest LEC agreed to purchase from us at least $20 million of advertising per year for 15 years from November 8, 2002. However, if the acquisition of Dex West is consummated, Qwest and Qwest LEC may satisfy this minimum amount by purchasing an aggregate of $20 million of advertising per year from us, Dex Media West, or a combination of Dex Media West and us. Therefore, if the acquisition of Dex West is consummated, Qwest and Qwest LEC may purchase more advertising from Dex Media West than us or may not purchase any advertising from us at all. In the event that Qwest and Qwest LEC purchase more than $20 million of advertising from us and/or Dex Media West in any one year, up to $5 million of the excess will be carried over to the subsequent year's minimum advertising purchase requirement. The pricing will be on terms at least as favorable as those offered to similar large customers. We (and, if the acquisition of Dex West is consummated, Dex Media West) agree to purchase from Qwest, Qwest LEC and their affiliates on an exclusive basis those voice and data telecommunications, internet connectivity, wireless communications or other comparable or successor voice or data products or services that we use from time to time. The obligations under this agreement extend for 15 years from November 8, 2002. The pricing of these services will be on terms at least as favorable as those offered to buyers of similar quantities of similar services from Qwest and Qwest LEC.


     Either we, on the one hand, or Qwest and Qwest LEC, on the other hand, may terminate this agreement with 90 days' notice if the other party (1) fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (2) breaches other material covenants or obligations and fails to cure the breach within 30 days of notice of the breach, or (3) is subject to certain types of bankruptcy events. In the case of clauses (1) and (2), the party may terminate the agreement only with respect to the section of the agreement pursuant to which the breach occurred.


OTHER AGREEMENTS

     Qwest LEC and/or Qwest Dex and we entered into various cooperation agreements to facilitate the operation of our directory services business in our region and Qwest's directory services business in the Dex West States.


     We entered into a joint management agreement relating to the simultaneous employment of certain executives by Qwest Dex and us. Prior to the acquisition of Dex West and until the earlier of the consummation of the acquisition of Dex West or up to 120 days after the termination of the Dex West purchase agreement, we and Qwest Dex will simultaneously employ the following executives on a full-time basis pursuant to a joint management agreement: George Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. Effective as of January 2, 2003, Linda Martin replaced Kristine Shaw under the joint management agreement. After the consummation of the acquisition of Dex West, these executives will be employed solely by us and/or Dex Media, Inc., but will provide their services to both us and Dex Media West, on substantially the same basis. See "Management--Executive Compensation--Joint Management Agreement."

     We also entered into a professional services agreement pursuant to which we provide to Qwest Dex certain centralized operation services, such as services relating to information technology, website management, operations and production, and vendor relationship management. We may agree to provide other services upon Qwest Dex's request. Under the agreement, we are required to use our commercially reasonable best efforts in providing these services to Qwest Dex; provided, that, we are not required to hire additional employees, purchase additional assets or provide services in volume or quantities substantially greater than the agreed upon levels. Qwest Dex pays us for these services in an amount equal to our actual costs for providing these services. This agreement will terminate on the earlier of the consummation of the acquisition of Dex West or one year after the termination of the Dex West purchase agreement.

     We have also entered into other agreements, including a joint defense and common interest agreement, a public pay stations agreement and a separation agreement. The joint defense and common interest agreement relates to any future administrative proceedings or review of the agreements relating to the transactions related to the acquisition of Dex East by regulatory or governmental entities. The public pay stations agreement governs our exclusive right and obligation to place directories in all of Qwest LEC's phone booths in specific regions in the Dex East States. The separation agreement controls the manner in which we will use certain shared assets and resources with Qwest Dex prior to the consummation of the acquisition of Dex West. The separation agreement also controls the separation of our operations and management from those of Qwest in the event that the acquisition of Dex West is not consummated such that we will each function as completely independent companies within a reasonable time period.


AGREEMENTS BETWEEN US AND DEX MEDIA WEST AND/OR DEX MEDIA, INC.


     The following are agreements or arrangements we expect to enter into upon the consummation of the acquisition of Dex West, which are intended to replicate the agreements (including provisions relating to fees and expenses) we will enter into with Qwest Dex upon the consummation of the transactions related to the acquisition of Dex East. It is currently contemplated that we will enter into these agreements, other similar agreements or similar arrangements directly with Dex West's successor, Dex Media West. However, it is possible that certain of the services described below will be provided by Dex Media, Inc., in which case we and Dex Media West would enter into substantially identical agreements or arrangements with Dex Media, Inc. to obtain these services. The consummation of the acquisition of Dex West is subject to a number of conditions described in "The Transactions." There can be no assurances that the acquisition of Dex West will be consummated.


BILLING AND COLLECTION SERVICES AGREEMENT


     Dex Media West and we will enter into a billing and collection services agreement pursuant to which we will provide to Dex Media West billing and collection services for those of Dex Media West's customers that are not billed by Qwest LEC. Upon the consummation of the acquisition of Dex West, we anticipate that we will bill a portion of Dex Media West's revenue on its behalf. Dex Media West will pay us for these services in an amount equal to our actual cost of providing these services to Dex Media West. This agreement will continue indefinitely unless terminated by Dex Media West or us because of a material breach by the other.


SHARED SERVICES AGREEMENT

     Dex Media West and we will enter into a shared services agreement pursuant to which we will provide to Dex Media West certain corporate services, including services relating to real estate, finance and accounting, procurement, treasury, human resources, legal matters and information technology. Dex Media West will pay us for these services in an amount equal to our actual cost of providing these services to Dex Media West. This agreement will continue indefinitely unless terminated by Dex Media West or us because of a material breach by the other.

JOINT MANAGEMENT AGREEMENT

     Dex Media West and we will enter into a joint management agreement, under which the following executives, whom we collectively refer to as the management team, will be employed solely by us and/or Dex Media, Inc., but will provide their services to both us and Dex Media West: George

Burnett, Maggie Le Beau, Linda Martin, Bradley Richards, Robert Houston and Anthony Basile. We will have exclusive control of each member of the management team with respect to the management and operation of our business, and Dex Media West will have exclusive control of each member of the management team with respect to the management and operation of the Dex Media West business. If one party terminates the employment of a member of the management team with respect to its business, the other party will not be required to terminate the employment of such member with respect to its business. The members of the management team will generally be entitled to exercise broad discretion and authority in managing our business and Dex Media West's directory business in accordance with past practices. Members of the management team will be subject to certain confidentiality requirements and fiduciary obligations. We and Dex Media West will set up a committee to provide guidance to members of the management team in the event that we, Dex Media West or any member of the management team believes that his or her fiduciary obligations with respect to us and Dex Media West may be in conflict. Salary and benefits costs for the members of the management team will be split pro-rata between us and Dex Media West, with Dex Media West initially bearing 57% of the cost and initially us bearing 43% of the cost. This agreement will continue until the date upon which the last member of the management team (or any successor that is simultaneously employed by Dex Media West and us) is no longer employed by Dex Media West and us, unless it is terminated earlier by Dex Media West or us because of a material breach by the other.


PROFESSIONAL SERVICES AGREEMENT

     Dex Media West and we will also enter into a professional services agreement pursuant to which we will provide to Dex Media West certain centralized operation services, such as services relating to information technology, website management, directory publishing operations and production and vendor relationship management. We may agree to provide other services upon Dex Media West's request. Dex Media West will pay us for these services in an amount equal to our actual cost of providing these services to Dex Media West. This agreement will continue indefinitely unless terminated by Dex Media West or us because of a material breach by the other.


SYNERGIES WITH DEX MEDIA WEST


     On November 8, 2002, the date of the consummation of the transactions related to the acquisition of Dex East, we became a stand-alone company and we will begin incurring incremental costs associated with operating as a stand-alone company. We have identified two broad categories of incremental stand-alone operating costs. The first category of operating costs consists of those costs associated with operating Qwest Dex as a separate entity from Qwest. The second category of costs consists of those costs we estimate we will incur if the acquisition of Dex West is not consummated. These second category costs are those that will result from operating Dex Media East as a separate entity from Qwest Dex. If the acquisition of Dex West is consummated, we do not expect to incur any of these second category costs. Therefore, we believe that we will benefit from net synergies if the acquisition of Dex West is consummated.

     We will fund $210 million of the purchase price for Dex West to be paid by Dex Media, Inc. to Qwest in connection with the acquisition of Dex West which, we believe, represents the fair value of the ongoing benefit of the synergies to be realized by us in connection with that acquisition. Dex Media West, the successor to Dex West, will be an indirect, wholly-owned subsidiary of Dex Media, Inc. and we will not own any of the interests in Dex Media West. The $210 million will be paid to Dex Media, Inc. in the form of a dividend to the extent of Dex Media East retained earnings, with any remaining balance paid as a return of capital, immediately prior to the consummation of the acquisition of Dex West. Dex Media, Inc. will use the funds to pay a portion of the purchase price for Dex Media West to Qwest. We expect to fund that portion of the Dex West purchase price through borrowings of $160 million pursuant to the delayed draw portion of the tranche A term loan facility and an additional $50 million cash equity contribution to us from the Sponsors and their assignees. The commitment under the delayed draw portion of the tranche A term loan facility terminates if the acquisition of Dex West is not consummated.

     Qwest is a defendant in a consolidated putative securities class action, In re Qwest Communications International Inc. Sec. Litig. (01-RB-1451), now pending in the United States District Court for the District of Colorado, which we refer to as the Securities Litigation. Plaintiffs in the Securities Litigation filed a Fourth Consolidated Amended Class Action Complaint on or about August 21, 2002. That complaint is purportedly brought on behalf of purchasers of Qwest publicly traded securities between May 24, 1999 and February 14, 2002, and alleges violations of the Securities Exchange Act of 1934 and the Securities Act of 1933. On September 20, 2002, Qwest and the individual defendants in the Securities Litigation filed motions to dismiss the Fourth Consolidated Complaint. Those motions are currently pending before the court. On November 4, 2002, lead plaintiffs in the Securities Action filed a motion for a temporary restraining order and preliminary injunction seeking to enjoin the sale of the QwestDex assets or, in the alternative, to place the proceeds of such sale in a constructive trust for the benefit of the plaintiffs. On November 7, 2002, the court denied plaintiffs' motion for a temporary restraining order. On December 16, 2002, the court granted plaintiffs' request for a hearing on their motion for a preliminary injunction. On February 6, 2003, the court denied the plaintiffs' motion for a preliminary injunction. The Securities Litigation is scheduled for trial on June 7, 2004.


     The consummation of the acquisition of Dex West is subject to a number of conditions in addition to customary closing conditions (such as the accuracy of the representations and warranties on the closing date, the performance of all covenants and obligations and the delivery of legal opinions). For example, various approvals and permits from governmental entities, including state public utility commission or similar state regulatory agencies or bodies that regulate Qwest Corporation's business in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, must be obtained prior to the consummation of the acquisition. In addition, as a condition to Dex Holdings obligation to consummate the acquisition, none of Qwest, Qwest Dex, Qwest Services Corporation or Qwest Corporation may be insolvent, either immediately before and after consummation of the acquisition. Furthermore, Dex Holdings is not required to consummate the acquisition if Qwest has not obtained various third party consents, including consents relating to material intellectual property products. Accordingly, there can be no assurances that the acquisition of Dex West will be consummated or that the anticipated synergies discussed above will be realized.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors:






NAME                                  AGE                         POSITION
------------------------------------ ----- -----------------------------------------------------
George Burnett .....................  47   President, Chief Executive Officer and Director
Robert M. Neumeister, Jr. ..........  53   Executive Vice President and Chief Financial Officer
Marilyn B. Neal ....................  54   Executive Vice President and Chief Operating Officer
Maggie Le Beau .....................  43   Senior Vice President, Marketing
Linda Martin .......................  49   Senior Vice President, Sales
Kristine Shaw ......................  38   Senior Vice President, Sales
Bradley Richards ...................  43   Senior Vice President, Operations
Francis B. Barker ..................  40   Senior Vice President, Strategy and Corporate
                                            Development
George Culberston ..................  57   Senior Vice President, Human Resources
Robert Houston .....................  54   Vice President, Financial Planning and Analysis
Scott Pomeroy ......................  41   Vice President, Finance and Treasurer
John W. Meyer ......................  47   Vice President, Finance and Controller
Anthony Basile .....................  32   Vice President, Services
James A. Attwood, Jr. ..............  44   Co-Chairman of the Board
Anthony J. de Nicola ...............  38   Co-Chairman of the Board
John Almeida, Jr. ..................  32   Director
William E. Kennard .................  46   Director
Bruce E. Rosenblum .................  49   Director
Sanjay Swani .......................  36   Director


     GEORGE BURNETT became our President, Chief Executive Officer and a Director on November 8, 2002. He has served as President and Chief Executive Officer of Qwest Dex since February 2001 and currently serves as a Director of the Yellow Pages Integrated Media Association, YPIMA. He joined Qwest as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power. Prior to holding that position, he spent six years at AT&T as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services. In addition, he worked for 14 years at D'Arcy Masius Benton and Bowles, a worldwide advertising agency. Mr. Burnett received an A.B. from Dartmouth College and an M.B.A. from Dartmouth's Amos Tuck School.


     ROBERT M. NEUMEISTER, JR. became our Executive Vice President and Chief Financial Officer on January 2, 2003. From October 2001 until December 2002, Mr. Neumeister served as chief financial officer for Myriad Proteomics, Inc. From January 2000 until June 2001, he served as chief financial officer of Aerie Networks, Inc. From December 1998 to December 1999, he served as vice president and director of finance of Intel Corporation. Prior to joining Intel, he served as chief financial officer of Sprint PCS LLC from September 1995 to November 1998. He is a member of the boards of directors of Symmetricom, Inc. and VA Software Corporation. Mr. Neumeister holds a B.A. from Vanderbilt University and an M.B.A. from the University of Virginia.


     MARILYN B. NEAL became our Executive Vice President and Chief Operating Officer on November 8, 2002. From 2000 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services with responsibilities for Verizon's yellow pages business in the Western and Northeastern states. From 1974 to 2000, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the board of directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

     MAGGIE LE BEAU became our Senior Vice President of Marketing on November 8, 2002. She has served as Vice President of Marketing & Growth Ventures of Qwest Dex since November 1999. From 1994 until 1999, she served in other capacities within Qwest Dex, including as Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company. Ms. Le Beau received a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

     LINDA MARTIN became Senior Vice President of Sales on January 2, 2003. She joined QwestDex as Senior Vice President of Sales in December of 2002. From 1977 until her retirement from Verizon in 2002, Ms. Martin served in a variety of sales and leadership positions with GTE/Verizon including Publishing, Sales and Operations. From 2001 until 2002, Ms. Martin was Vice President of the Transcoastal Region, where she was instrumental in the GTE/Verizon merger process, particularly with the integration of the former R.H. Donnelley organization into Verizon Information Services. In the 1990s, she held the positions of Area Vice President, Vice President of Publishing, Operations, Sales and Quality, Vice President/General Manager of the California Region and Regional Vice President of New York.

     KRISTINE SHAW became Senior Vice President of Sales on November 8, 2002. She has served as Vice President of Sales of Qwest Dex since 2001. From 1996 until 2001, she served in other capacities, including as Vice President of the Internet Group and New Ventures, with Qwest Dex. Prior to joining Qwest Dex, she worked for 10 years in the sales and marketing departments of TransWestern Publishing. Ms. Shaw earned an M.B.A. from the University of Denver.

     BRADLEY RICHARDS became our Senior Vice President of Operations on November 8, 2002. He has served as Vice President of Operations of Qwest Dex since August of 2001. From 1999 until 2001, he served as Director of Operations for Gateway, Inc. Prior to holding that position, he worked for five years in a variety of strategic and operational positions at Worldcom, Inc. Mr. Richards received a B.A. and an M.P.A. from the University of Rhode Island and an M.A. from the University of Kentucky.


     FRANCIS B. BARKER became our Senior Vice President for Strategy and Corporate Development on January 2, 2003. Mr. Barker led investment activities in the media sector at The Carlyle Group for four years prior to joining us. Prior to joining Carlyle, Mr. Barker spent 10 years at Morgan Stanley providing investment banking services to media companies in various sectors. He is a Director of Entertainment Publications, Inc., a Carlyle portfolio company that is under definitive contract to be sold to USA Interactive (announced November, 2002). Mr. Barker is a magna cum laude graduate of Amherst College and holds an MBA degree from The Wharton School, University of Pennsylvania.


     GEORGE CULBERTSON became our Senior Vice President of Human Resources in December 2002. Prior to holding this position, Mr. Culbertson was responsible for human resources support for Qwest Dex. He has 35 years experience in the telecommunications industry with a broad functional background in sales and operations.

     ROBERT HOUSTON became our Vice President of Financial Planning and Analysis on November 8, 2002. He has served as Senior Director of Financial Planning and Analysis of Qwest Dex since 2000. From 1993 until 2000, he served as Director of Finance of Qwest Dex. Prior to holding that position, he worked for 12 years at Marketing Resources Group as Director of Finance and Planning (a predecessor to Qwest Dex). In addition, he held several other positions in the finance department of Qwest Dex since joining U S WEST in 1970. Mr. Houston received a B.A. from Utah State University.

     SCOTT POMEROY became our Vice President of Finance and Secretary on November 8, 2002. He has served as a consultant to Qwest since May 2002. From 2000 to 2002, he served as Chief Financial Officer for Eotec Capital, LLC. He served as an "interim" Chief Financial Officer for clients of CFO Consulting Services from 1999 to 2000. Additionally, he held the positions of Chief Financial Officer and President and Chief Operating Officer of Lewis Foods Group from 1996 to 1999. He served as Chief Financial Officer for JELTEX Holdings from 1993 to 1996, and was senior manager for KPMG Peat Marwick from 1984 to 1992. Mr. Pomeroy received a B.B.A. in Accounting from the University of New Mexico and is a Certified Public Accountant, inactive.

     JOHN W. MEYER became our Vice President of Finance and Controller on January 20, 2003. Before joining us, he served as vice president and controller of Sprint PCS from its start-up until joining Aerie Networks as senior vice president and controller in 2000. Prior to that, Mr. Meyer held various positions in finance at Nortel Networks and Motorola Nortel. Mr. Meyer holds a B.S. in accountancy from the University of Illinois, College of Business Administration.

     ANTHONY BASILE became our Vice President of Services on November 8, 2002. He served as Senior Director of Central Services of Qwest Dex from August 2001 until the consummation of the Acquisition. From 1999 until 2001, he served as Director of Customer Service, Credit and Collections and as Director of Methods and Procedures of Qwest Dex. Prior to holding those positions, he worked for six years in a variety of positions at U S WEST Dex. Mr. Basile received a B.A. from the University of Denver and a J.D. from the University of Denver College of Law.

     JAMES A. ATTWOOD, JR. became Co-Chairman of the Board on November 8, 2002. He has been a managing director of The Carlyle Group since November 2000. Prior to joining Carlyle, he served as Executive Vice President--Strategy, Development and Planning for Verizon Communications. He served as Executive Vice President--Strategic Development and Planning at GTE Corporation prior to that. Mr. Attwood joined GTE Corporation in 1996 as Vice President--Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. He received a BA and MA from Yale University in 1980 and an MBA and JD from Harvard University in 1985. Mr. Attwood was designated by affiliates of The Carlyle Group and elected as Co-Chairman of the Board pursuant to the equityholders agreement described under "Certain Relationships and Related Transactions."

     ANTHONY J. DE NICOLA became Co-Chairman of the Board on November 8, 2002. He has been a general partner of WCAS since April 1994 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is a also a member of the boards of directors of Centennial Communications Corp., Valor Telecommunications, LLC, Alliance Data Systems Corporation and several private companies. Mr. de Nicola was designated by affiliates of WCAS and elected as Co-Chairman of the Board pursuant to the equityholders agreement.

     JOHN ALMEIDA, JR. became a Director on November 8, 2002. Mr. Almeida joined WCAS in March 1999 and is a Principal. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. and previously worked at the private equity firm Westbury Capital Partners. Mr. Almeida holds a B.A. degree from Yale College. He is also a director of BTI Telecom Corp. Mr. Almeida was designated by affiliates of WCAS and elected as a Director pursuant to the equityholders agreement.

     WILLIAM E. KENNARD became a Director on November 8, 2002. He has been a managing director of The Carlyle Group since May 2001. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from November 1997 to January 2001. He was the FCC's general counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the board of directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand in Washington, DC. He is a member of the boards of directors of Nextel Communications, The New York Times Company and Handspring, Inc. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School. Mr. Kennard was designated by affiliates of The Carlyle Group and elected as a Director pursuant to the equityholders agreement.

     BRUCE E. ROSENBLUM became a Director shortly after November 8, 2002. He has been a managing director of The Carlyle Group since May 2000. Prior to joining Carlyle, Mr. Rosenblum was a partner and Executive Committee member at the law firm of Latham & Watkins, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. His experience includes major transactions in the telecommunications, media, aerospace, defense, information services and other industries. Mr. Rosenblum is a graduate of Yale University and received his J.D. from Columbia Law School. He is a member of the boards of directors of The Relizon Company, Rexnord Corporation and Videotron Telecom Ltee. Mr. Rosenblum currently serves as Chairman of Washington Performing Arts Society (WPAS). Mr. Rosenblum was designated by affiliates of The Carlyle Group and elected as a Director pursuant to the equityholders agreement.

     SANJAY SWANI became a Director on November 8, 2002. Mr. Swani has been a general partner of WCAS since October 2001. Prior to joining WCAS, Mr. Swani was a principal at Fox Paine & Company (a San Francisco-based buyout firm) from June 1998 to June 1999 and prior to that worked in the mergers and acquisitions department of Morgan Stanley & Co. (a global financial services firm) from August 1994 to June 1998. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School, and an M.S. from the MIT Sloan School of Management. He is also a director of Banctec Inc, BTI Telecom Corp., Global Knowledge Networks, Inc., Valor Telecommunications, LLC and several private companies. Mr. Swani was designated by affiliates of WCAS and elected as a Director pursuant to the equityholders agreement.


OFFICE OF THE CHAIRMAN

     The Office of the Chairman is currently comprised of James A. Attwood, Jr., Anthony J. de Nicola, George Burnett, Robert M. Neumeister, Jr. and Marilyn Neal. The Office of the Chairman has general supervision over our affairs and such other duties as the Board of Directors assigns to it from time to time.


COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has an audit committee and a compensation committee.


AUDIT COMMITTEE

     The audit committee is comprised of James A. Attwood, Jr., William E. Kennard, Sanjay Swani and John Almeida, Jr. The audit committee reviews our various accounting, financial reporting and internal control functions and makes recommendations to the Board of Directors for the selection of independent public accountants. In addition, the committee monitors the independence of our independent accountants.


COMPENSATION COMMITTEE

     The compensation committee is comprised of James A. Attwood, Jr. and Anthony J. de Nicola. The compensation committee is responsible for approving all grants of stock options and other equity awards to employees, changes to compensation of officers, all annual bonuses granted to officers and all other employee benefits granted to officers.


EXECUTIVE COMPENSATION


                          SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to compensation for services in all capacities beginning on November 8, 2002 for the year ended December 31, 2002 paid to our President and Chief Executive Officer and our four other most highly compensated executive officers serving as executive officers of Qwest Dex, Inc. on December 31, 2002, whom we refer to as the Named Executive Officers.

                                                                                                LONG-TERM
                                                           ANNUAL COMPENSATION                 COMPENSATION
                                               -------------------------------------------   ---------------
                                                                                                SECURITIES
                                                                             OTHER ANNUAL      UNDER-LYING
                                                                             COMPENSATION     OPTIONS/ SARS        ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)     BONUS ($)        ($)(1)            (#)(2)        COMPENSATION ($)
-----------------------------------   ------   ------------   -----------   --------------   ---------------   -----------------
George Burnett,
 President and Chief
 Executive Officer(3) .............   2002       $ 51,923      $ 56,250          --              58,648               --
Marilyn Neal, Chief
 Operating Officer ................   2002         27,000            --          --              35,189               --
Kristine Shaw, Senior
 Vice President, Sales(4) .........   2002         25,962        18,750          --              11,730               --
Maggie Le Beau, Senior
 Vice President,
 Marketing(5) .....................   2002         25,962        18,750          --              11,730               --
Bradley Richards,
 Senior Vice President,
 Operations(6) ....................   2002         23,077        16,667          --              10,264               --

----------------
(1) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for any of the Named Executive Officers.

(2) Does not include options to purchase common stock of Qwest Communications International Inc. granted to certain of the Named Executive Officers prior to November 8, 2002. Such options generally expired 90 days after the termination of the applicable Named Executive Officer's employment with Qwest in accordance with the Qwest Communications International Inc. Equity Incentive Plan and the related option agreements.

(3) Pursuant to the joint management agreement, a portion of Mr. Burnett's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $19,994 and $33,750 of Mr. Burnett's total salary and bonus, respectively. See "--Joint Management Agreement."

(4) Pursuant to the joint management agreement, a portion of Ms. Shaw's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $12,877 and $15,375 of Ms. Shaw's total salary and bonus, respectively. See "--Joint Management Agreement."

(5) Pursuant to the joint management agreement, a portion of Ms. Le Beau's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $12,948 and $11,625 of Ms. Le Beau's total salary and bonus, respectively. See "--Joint Management Agreement."


(6) Pursuant to the joint management agreement, a portion of Mr. Richard's compensation was paid by Qwest Dex and a portion was paid by us. Accordingly, Qwest Dex paid $11,267 and $11,167 of Mr. Richard's total salary and bonus, respectively. See "--Joint Management Agreement."

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table summarized pertinent information concerning individual grants of stock options to the Named Executive Officers during fiscal year 2002 to purchase shares of common stock of Dex Media, Inc., including a theoretical grant date present value for each such grant. None of the Named Executive Officers exercised any option to purchase shares of Common Stock of Dex Media,



                         Inc. during fiscal year 2002.
                                                INDIVIDUAL GRANTS(1)
                              --------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF STOCK
                                NUMBER OF    PERCENT OF TOTAL                           PRICE APPRECIATION FOR OPTION
                                SECURITIES     OPTIONS/SARS    EXERCISE OF                         TERM(2)
                                UNDERLYING      GRANTED TO        PRICE                ------------------------------
                               OPTION/SARS     EMPLOYEES IN     PER SHARE   EXPIRATION
 NAME AND PRINCIPAL POSITION   GRANTED (#)     FISCAL YEAR       ($/SH)        DATE        5% ($)         10% ($)
----------------------------- ------------- ----------------- ------------ ----------- -------------- --------------
George Burnett,
 President and Chief
 Executive Officer ..........    58,648            37.4%          $ 100     11/8/2012   $ 3,694,824    $ 9,325,032
Marilyn Neal, Chief
 Operating Officer ..........    35,189            22.4%          $ 100     11/8/2012   $ 2,216,907      5,595,051
Kristine Shaw,
 Senior Vice President,
 Sales ......................    11,730             7.5%          $ 100     11/8/2012   $   738,990      1,865,070
Maggie Le Beau,
 Senior Vice President,
 Marketing ..................    11,730             7.5%          $ 100     11/8/2012   $   738,990      1,865,070
Bradley Richards,
 Senior Vice President,
 Operations .................    10,264             6.5%          $ 100     11/8/2012   $   646,632      1,631,976


----------------
(1) Does not include options to purchase common stock of Qwest Communications International Inc. granted to certain of the Named Executive Officers prior to November 8, 2002. Such options generally expired 90 days after the termination of the applicable Named Executive Officer's employment with Qwest in accordance with the Qwest Communications International Inc. Equity Incentive Plan and the related option agreements.

(2) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these colums are the result of calculations assuming growth rates required by the rules of the SEC. These growth rates are not intended to forecast future appreciation, if any, of the price of Dex Media, Inc. common stock.



EMPLOYMENT AGREEMENTS

     Dex Media and 13 senior executives (including each of the Named Executive Officers) have entered into written term sheets governing the terms and conditions of such senior executive's employment with us. Dex Media expects to enter into formal employment agreements with each of the senior executives. Each employment agreement will contain terms and conditions consistent with those set forth in the term sheets. With respect to the Named Executive Officers, each term sheet provides:

   o The initial term of employment is three years, which will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 90 days prior to the end of a term.

     o The annual base salary for each of the Named Executive Officers is as follows:



  George Burnett ..................  $450,000
  Marilyn Neal ....................  $325,000
  Kristine Shaw ...................  $225,000
  Maggie Le Beau ..................  $225,000
  Bradley Richards ................  $200,000


   o Each Named Executive Officer will be eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, will be determined based upon our performance relative to certain pre-established EBITDA targets. The maximum amount of George Burnett's and Marilyn Neal's annual bonus is 100% of annual base salary. The maximum amount of each of the other Named Executive Officers' annual bonus is 65% of annual base salary.

   o Each Named Executive Officer will be prohibited from competing with us or soliciting our employees or customers during the term of his or her employment and for a specified period thereafter (18 months for George Burnett; 12 months for Marilyn Neal; and six months for each of the other Named Executive Officers).

   o In the event that a Named Executive Officer's employment is terminated by us without "cause" or by the executive for "good reason" then the executive will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his or her base salary for a specified period following termination (18 months for George Burnett; 12 months for Marilyn Neal; and six months for each of the other Named Executive Officers). Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete or other restrictive covenant.

   o Each of the Named Executive Officers, other than Marilyn Neal and Kristine Shaw, is subject to the joint management agreement. See "--Joint Management Agreement."

     George Burnett's term sheet contains certain provisions that differ from the terms contained in the other management term sheets, including a provision that provides that if Dex Media does not renew the term of his employment, then he will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his base salary for 18 months following his termination of employment (but not after he violates any non-compete or other restrictive covenant).

     With respect to the senior executives other than the Named Executive Officers, each term sheet generally provides:

     o The initial term of the employment is three years, subject to possible year-to-year extensions.

     o In the event that a senior executive's employment is terminated by us without "cause" or by the executive for "good reason" then the executive may be eligible to continue to be paid his or her base salary (and to participate in certain of our health and welfare benefit plans) for a specified period (generally six months) following termination.

     o The executives may be eligible to receive annual performance based bonuses to the extent that we meet certain pre-established financial targets.


STOCK OPTION PLAN OF DEX MEDIA, INC.

     Dex Media adopted a stock option plan as of November 8, 2002. The stock option plan provides that options to purchase common stock of Dex Media may be granted to, among others, our employees, including the Named Executive Officers. The plan provides for the grant of both non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Code. The compensation committee of the Board of Directors Dex Media Inc. generally has the authority to administer the stock option plan, to designate individuals to whom options will be granted and to establish the terms of such options. Each individual to whom options are granted will be required to enter into a written Stockholders Agreement with Dex Media, Inc. and Dex Holdings LLC that will contain certain transfer restrictions that will apply to any shares of Dex Media common stock that are purchased upon the exercise of any options granted under the stock option plan.


JOINT MANAGEMENT AGREEMENT


     We entered into a joint management agreement with Qwest and Qwest Dex, which provides that Qwest Dex and we simultaneously employ six of our senior executive employees, whom we collectively refer to as the management team. Prior to January 2, 2003, the management team consisted of George Burnett, Maggie Le Beau, Kristine Shaw, Bradley Richards, Robert Houston and Anthony Basile. Effective as of January 2, 2003, Linda Martin replaced Kristine Shaw under the joint management agreement. This simultaneous employment arrangement began upon the consummation of the acquisition of Dex East and will generally end as of the consummation of the acquisition of Dex West. If the Dex West purchase agreement is terminated, each member of the management team will continue to be simultaneously employed for a period not to exceed 120 days and thereafter will be solely employed by us.


     We have exclusive control of each member of the management team with respect to the management and operation of our business, and Qwest and Qwest Dex have exclusive control of each member of the management team with respect to the management and operation of the Qwest Dex directory business. We may terminate the employment of any member of the management team with respect to our business, and Qwest and Qwest Dex may terminate the employment of any member of the management team with respect to the Qwest Dex directory business. If one party terminates the employment of a member of the management team with respect to its business, the other party will not be required to terminate the employment of such member with respect to its business. The members of the management team are generally entitled to exercise broad discretion and authority in managing our business and the Qwest Dex directory business in accordance with past practices, although the members of the management team are directed to operate the Qwest Dex directory business in accordance with the terms of Qwest Dex's business plan.

     Members of the management team are subject to certain confidentiality requirements and fiduciary obligations. We, Qwest and Qwest Dex will set up a committee to provide guidance to members of the management team in the event that we, Qwest, Qwest Dex or any member of the management team believes that his or her fiduciary obligations with respect to us, on one hand, and Qwest and Qwest Dex, on the other hand, may be in conflict. Salary and benefits costs for the members of the management team are split pro-rata between us, on one hand, and Qwest and Qwest Dex, on the other hand, with Qwest and Qwest Dex initially bearing 57% of the cost and us initially bearing 43% of the cost.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of our limited liability company interests are held by Dex Media East, Inc. All of Dex Media East, Inc.'s outstanding common stock is held by Dex Media, Inc. All of the outstanding Common Stock and Series A Preferred Stock of Dex Media, Inc. is owned by Dex Holdings LLC, an entity controlled by funds affiliated with The Carlyle Group and Welsh, Carson, Anderson & Stowe. The Carlyle Group and its affiliates and designees and Welsh, Carson, Anderson & Stowe and its affiliates and designees each own 50% of the beneficial interests in Dex Holdings LLC.

     The following table sets forth information with respect to the beneficial ownership of the Common Stock and Series A Preferred Stock of Dex Media, Inc. as of December 15, 2002 by:

     o each person known to own beneficially more than 5% of the Common Stock and/or the Series A Preferred Stock;

     o each of our directors;

     o each of the executive officers named in the summary compensation table;
       and

     o all of our directors and executive officers as a group.

     The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. There are significant agreements relating to voting and transfers of capital stock in the equityholders agreement described under "Certain Relationships and Related Transactions."


     We granted options relating to Common Stock to management upon consummation of the acquisition of Dex East under the Stock Option Plan of Dex Media, Inc., and management may also acquire additional shares. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of Common Stock and Series A Preferred Stock shown below.




                                                               BENEFICIAL OWNERSHIP OF
                                                                   DEX MEDIA, INC.
                                                ------------------------------------------------------
                                                                             NUMBER OF   PERCENTAGE OF
                                                 NUMBER OF   PERCENTAGE OF   SHARES OF    OUTSTANDING
                                                 SHARES OF    OUTSTANDING     SERIES A     SERIES A
                                                   COMMON        COMMON      PREFERRED     PREFERRED
NAME OF BENEFICIAL OWNER                           STOCK         STOCK        STOCK(1)     STOCK(1)
----------------------------------------------- ----------- --------------- ----------- --------------
TCG Holdings, L.L.C.(2)(3) ....................  2,620,000       50%          65,500         50%
WCAS IX Associates, LLC(4)(5) .................  2,620,000       50%          65,500         50%
George Burnett(6) .............................         --        --              --          --
Marilyn Neal(6) ...............................         --        --              --          --
Kristine Shaw .................................         --        --              --          --
Maggie Le Beau ................................         --        --              --          --
Bradley Richards ..............................         --        --              --          --
James A. Attwood, Jr. .........................         --        --              --          --
Anthony J. de Nicola ..........................         --        --              --          --
John Almeida, Jr. .............................         --        --              --          --
William E. Kennard ............................         --        --              --          --
Bruce E. Rosenblum ............................         --        --              --          --
Sanjay Swani ..................................         --        --              --          --
All executive officers and directors as a group
 (15 persons) .................................         --        --              --          --

----------------

(1) Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock. For purposes of voting, each share of Series A Preferred Stock shall be entitled to the amount of votes it would otherwise have if it were converted into shares of Common Stock based on the P/S Ratio on the record date for voting on such matter. P/S Ratio is defined to mean the ratio of (A) (i) the liquidation preference of $1000 per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) all accumulated and unpaid dividends, plus (iii) any accrued dividends for the relevant bi-annual period during which dividends accrued, to (B) $100 (such amount to reflect the initial cost of a share of Common Stock upon the consummation of the transactions related to the acquisition of Dex East), subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.


(2) Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. , which we collectively refer to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. collectively indirectly hold 50% of the outstanding Common Stock and 50% of the outstanding Series A Preferred Stock of Dex Media, Inc. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C is the managing member of TCG High Yield L.L.C.

(3) Each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.

(4) Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. collectively indirectly hold 50% of the outstanding Common Stock and 50% of the outstanding Series A Preferred Stock of Dex Media, Inc. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner, and the shares indirectly held by WD Investors LLC, of which it is the sole managing member. WD GP Associates was organized to coninvest with Welsh, Carson, Anderson & Stowe IX, L.P. in Dex Holdings LLC on the same terms and at substantially the same time as Welsh, Carson, Anderson & Stowe IX, L.P. The members of WD GP Associates LLC are individuals who are managing members of WCAS IX Associates, LLC. A.S.F. Co-Investment Partners, L.P. has given WCAS IX Associates, LLC an irrevocable proxy to vote its membership interests in Dex Holdings LLC and has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway South Darien, Connecticut 06820.

(5) Each of Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC and WD Investors LLC has an address c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. A.S.F. Co-Investment Partners, L.P. has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway South Darien, Connecticut 06820.

(6) Does not include option grants relating to Common Stock under the Dex Media, Inc. Stock Option Plan. Such options are subject to vesting provisions and are not exercisable within 60 days. Vesting and exercisability of options may accelerate under certain circumstances, such as a change of control.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND EQUITYHOLDERS AGREEMENT


     In connection with the transactions related to the acquisition of Dex East, the Sponsors and their assignees and designees entered into an amended and restated limited liability company agreement and equityholders agreement that define their rights with respect to voting, ownership and transfer of their interests in Dex Holdings. The amended and restated limited liability company agreement provides for the allocation of the membership interests in Dex Holdings among the Sponsors and their assignees and designees. Under the amended and restated limited liability company agreement, each of the Sponsors and their assignees and designees will make capital contributions to Holdings, of which the Sponsors and their assignees and designees will not be entitled to the mandatory return of any part or to be paid interest on such contributions.

     The equityholders agreement provides that the Board of Directors for Holdings (and for Dex Media and Dex Media East) will consist of nine to eleven directors, three of whom shall be designated by Carlyle, three of whom shall be designated by Welsh Carson, one of whom shall be the CEO of Dex Media East LLC, and two of whom shall be independent designees, with Carlyle and Welsh Carson each selecting one. To date, no independent director has been appointed to our Board, but the Sponsors expect to designate independent directors prior to the consummation of the acquisition of Dex West.


     For a period equal to the lesser of four years from the date of the equityholders agreement and the date on which Dex Holdings consummates an initial public offering (the "Blockout Period"), the equityholders agreement prohibits the Sponsors and their assignees and designees from transferring any of their membership interests in Holdings, other than certain permitted transfers to affiliates or their respective limited partners or members. The equityholders agreement sets forth additional transfer provisions for the Sponsors and their assignees and designees' membership interests in Dex Holdings, including the following:

     Right of First Refusal. After the Blockout Period, the Sponsors shall have a right of first refusal to purchase all of the membership interests that a Sponsor or its assignee or designee is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.


     Drag-along Rights. If the Sponsors collectively propose to transfer membership interests to a person in a bona fide arm's-length transaction or series of transactions of an amount equal to 51% or more in the aggregate of the then outstanding interests, the Sponsors may elect to require each of the other Sponsors and their assignees and designees to transfer to such person a proportionate number of its interests at the purchase price and upon the other terms and subject to the conditions of the sale.


     Tag-along Rights. If any Sponsor proposes to transfer membership interests held by it, then such Sponsor shall give notice to each other Sponsor or its assignee or designee, who shall each have the right to sell a number of membership interests equal to its pro rata portion of interests to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.


     Exit Rights. Any time after the eighth anniversary of the date of the equityholders agreement and prior to an initial public offering of Dex Holdings, either of the Sponsors may elect to cause either the sale of all or substantially all of Dex Holdings (including by way of an asset sale, stock sale, tender offer, merger or other business combination transaction or otherwise) or a public sale of the membership interests, subject to certain limitations.


Registration Rights.


   o Demand Rights. The Sponsors each have the right at any time following an initial public offering of Dex Holdings to make a written request to Dex Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such Sponsors.

   o Piggyback Rights. If Dex Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by a Sponsor or its assignee or designee for sale to the public under the Securities Act, Dex Holdings shall give written notice of the proposed registration to each Sponsor or its assignee or designee, who shall then have the right to request that any part of its registrable equity interests be included in such registration.

   o Holdback Agreements. Each Sponsor or its assignee or designee agrees that it will not offer for public sale any equity interests during a period not to exceed 60 days prior to and 180 days after the effective date of any registration statement filed by Dex Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

     In addition, the amended and restated limited liability company agreement and equityholders agreement grant the Sponsors the right to designate all members of our board of directors, other than the management designee, who shall be the chief executive officer. Our board of directors has the full, exclusive and complete discretion to manage and control the business and affairs of Dex Holdings and to take all such actions as it deems necessary or appropriate.


AGREEMENT AMONG MEMBERS

     The agreement among members sets forth rights of the Sponsors in addition to those granted in the equityholders agreement. As long as a Sponsor shall have the right to elect at least one member to Dex Holdings' board of directors (and each board of directors of Dex Holdings' subsidiaries), the other Sponsor will vote to support the election of such board member. If such party no longer has the right to elect a board member, such party shall have the right to appoint a non-voting observer to Dex Holdings' board of directors (and each board of directors of Dex Holdings' subsidiaries), such rights to be consistent with similar rights Dex Holdings has granted to other persons, and have the right to substantially participate in and substantially influence the conduct of Dex Holdings' management and its business through such Sponsor's representation on Dex Holdings' board of directors (and such other boards).


MANAGEMENT CONSULTING AGREEMENTS


     We entered into a management consulting agreement with each of the Sponsors. Each agreement allows us to avail ourselves of the Sponsors' expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to our business, administration and policies. Each of the Sponsors received a one-time transaction fee for structuring the transactions related to the acquisition of Dex East, a pro-rated amount of the annual advisory fee for the remainder of the current year and will receive an aggregate per annum fee of $1 million for advisory, consulting and other services. Such payment shall continue until such time as the agreement is terminated. The Sponsors also have the right to act as our financial advisor or investment banker in connection with any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such a role, in return for additional reasonable compensation as agreed upon by the parties to the agreement and approved by a majority of the members of our board of directors. Each management consulting agreement shall continue until such time as the respective Sponsor or one or more of its affiliates collectively control, in the aggregate, less than 10% of our equity interests, or such earlier time as we and the respective Sponsor may mutually agree.


AMDOCS AGREEMENT

     During February 2003, we entered into a five year agreement with AMDOCS for the complete modernization of our core production platform. WCAS, one of the Sponsors, is a shareholder of AMDOCS. This project will result in a comprehensive, integrated production system, from order entry through the production and distribution of directories. We expect to incur approximately $48 million in charges relating to the agreement with AMDOCS over the next five years.

                           OUR NEW CREDIT FACILITIES


     Although we have summarized the material provisions of our credit agreement filed as an exhibit to the registration statement, we encourage you to read the credit agreement contained in the exhibits to the registration statement of which this prospectus is a part for a more complete understanding and description of such agreement.



GENERAL


     In connection with the transactions related to the acquisition of Dex East, we entered into our new credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

     Our new credit facilities consist of a revolving credit facility and term loan facilities. Our new revolving credit facility has a principal amount of up to $100 million of which we borrowed $50 million to fund the acquisition of Dex East and the remainder is available for general corporate purposes, subject to certain conditions. As of December 31, 2002, the $50 million borrowed to fund the acquisition of Dex East had been repaid and approximately $99 million was available for borrowing (approximately $1 million was committed under a stand-by letter of credit and accordingly not available for borrowing). The term loan facilities comprise a tranche A term loan facility in a total principal amount of $530 million and a tranche B term loan facility in a total principal amount of $702 million. Except as described in the following sentence, the tranche A and tranche B term loan facilities were available only to fund the transactions related to the acquisition of Dex East. In addition, in the event that the acquisition of Dex West is consummated on or before December 15, 2003, additional loans in a total principal amount of up to $160 million may be borrowed under the tranche A term loan facility, subject to certain conditions.


     Our new revolving credit facility and the tranche A term loan facility mature six years after closing and the tranche B term loan facility matures six and one-half years after closing.

     The obligations under our new credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media East, Inc. and each of our domestic restricted subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.


SECURITY INTERESTS

     Our borrowings under our new credit facilities, any future guarantees and our obligations under related hedging agreements are secured by a perfected first priority security interest in:

   o all of our capital stock and all of the capital stock or other equity interests held by us of each of our existing and future domestic restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests; and

   o all of our tangible and intangible assets and the tangible and intangible assets of each of our existing and future restricted subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement.

INTEREST RATES AND FEES

     Borrowings under our new credit facilities bear interest, at our option, at either:

   o a base rate used by JPMorgan Chase Bank, plus an applicable margin for the tranche A, tranche B and revolving facility, respectively; or

   o a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin for the tranche A, tranche B and revolving facility, respectively.

     The applicable margin on loans under our new revolving credit facility and the tranche A term loan facility is subject to change depending on our leverage ratio.

     We will also pay the lenders a commitment fee on the unused commitments under our new revolving credit facility and the additional $160 million available under the tranche A term loan facility, which will be payable quarterly in arrears. The commitment fee will be subject to change depending on our leverage ratio.


MANDATORY AND OPTIONAL REPAYMENT

     Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we will be required to prepay outstanding loans under our new credit facilities with the net proceeds of certain asset dispositions, incurrences of certain debt, issuances of certain equity, certain damages resulting from claims under the publishing agreement and the non-competition agreement and excess cash flow.

     We may voluntarily prepay loans or reduce commitments under our new credit facilities, in whole or in part, subject to minimum amounts. If we prepay eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.


COVENANTS


     Our new credit facilities contain negative and affirmative covenants affecting us and our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement. Our new credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness. Our new credit facilities also require us, and require our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly the leverage ratios, the interest expense coverage ratio and the fixed charge coverage ratio set forth below.

     o LEVERAGE RATIO

     We may not permit the Leverage Ratio (as defined in our new credit facilities) as of the last day of a fiscal quarter set forth below to exceed the ratio set forth opposite such date:







FISCAL QUARTER ENDED            RATIO
-----------------------------   -------------
March 31, 2003 ..............   6.90 to 1.00
June 30, 2003 ...............   6.90 to 1.00
September 30, 2003 ..........   6.90 to 1.00
December 31, 2003 ...........   6.75 to 1.00
March 31, 2004 ..............   6.75 to 1.00
June 30, 2004 ...............   6.75 to 1.00
September 30, 2004 ..........   6.75 to 1.00
December 31, 2004 ...........   6.50 to 1.00
March 31, 2005 ..............   6.50 to 1.00
June 30, 2005 ...............   6.50 to 1.00
September 30, 2005 ..........   6.50 to 1.00
December 31, 2005 ...........   6.00 to 1.00
March 31, 2006 ..............   6.00 to 1.00






FISCAL QUARTER ENDED            RATIO
-----------------------------   -------------
June 30, 2006 ...............   6.00 to 1.00
September 30, 2006 ..........   6.00 to 1.00
December 31, 2006 ...........   5.25 to 1.00
March 31, 2007 ..............   5.25 to 1.00
June 30, 2007 ...............   5.25 to 1.00
September 30, 2007 ..........   5.25 to 1.00
December 31, 2007 ...........   5.00 to 1.00
March 31, 2008 ..............   5.00 to 1.00
June 30, 2008 ...............   5.00 to 1.00
September 30, 2008 ..........   5.00 to 1.00
December 31, 2008 ...........   4.75 to 1.00
March 31, 2009 ..............   4.75 to 1.00

     o INTEREST EXPENSE COVERAGE RATIO

     We may not permit the ratio of (a) Adjusted Consolidated EBITDA (as defined in our new credit facilities) to (b) Consolidated Cash Interest Expense (as defined in our new credit facilities), in each case for any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter set forth below, to be less than the ratio set forth below opposite such date:






FISCAL QUARTER ENDED            RATIO
-----------------------------   -------------
March 31, 2003 ..............   1.60 to 1.00
June 30, 2003 ...............   1.60 to 1.00
September 30, 2003 ..........   1.60 to 1.00
December 31, 2003 ...........   1.60 to 1.00
March 31, 2004 ..............   1.60 to 1.00
June 30, 2004 ...............   1.65 to 1.00
September 30, 2004 ..........   1.65 to 1.00
December 31, 2004 ...........   1.70 to 1.00
March 31, 2005 ..............   1.70 to 1.00
June 30, 2005 ...............   1.70 to 1.00
September 30, 2005 ..........   1.70 to 1.00
December 31, 2005 ...........   1.75 to 1.00
March 31, 2006 ..............   1.75 to 1.00








FISCAL QUARTER ENDED            RATIO
-----------------------------   -------------
June 30, 2006 ...............   1.75 to 1.00
September 30, 2006 ..........   1.75 to 1.00
December 31, 2006 ...........   2.00 to 1.00
March 31, 2007 ..............   2.00 to 1.00
June 30, 2007 ...............   2.00 to 1.00
September 30, 2007 ..........   2.00 to 1.00
December 31, 2007 ...........   2.25 to 1.00
March 31, 2008 ..............   2.25 to 1.00
June 30, 2008 ...............   2.25 to 1.00
September 30, 2008 ..........   2.25 to 1.00
December 31, 2008 ...........   2.25 to 1.00
March 31, 2009 ..............   2.25 to 1.00



     o FIXED CHARGE COVERAGE RATIO

     We may not permit the Fixed Charge Coverage Ratio (as defined in our new credit facilities) for any period of four consecutive fiscal quarters ending on or after December 31, 2003 to be less than 1.05 to 1.00.

     These ratios are not necessarily comparable to other similarly titled ratios of other companies, as the agreements governing the credit facilities of other companies may calculate these ratios differently than the agreement governing our new credit facilities. We encourage you to read the credit agreement contained in the exhibits to the registration statement of which this prospectus is a part for a more complete understanding and description of these ratios. In particular, we encourage you to read the definitions of the defined terms used above.


     Our new credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.


EVENTS OF DEFAULT

     Our new credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, invalidity of guarantees or security documents and material breach of, or loss of right under, agreements with Qwest that result in a material adverse effect on us.

                     DESCRIPTION OF SENIOR EXCHANGE NOTES

     Definitions of certain terms used in this Description of the Senior Exchange Notes may be found under the heading "Certain Definitions." For purposes of this section, (1) the term "Company" refers only to Dex Media East LLC and not to any of its Subsidiaries, (2) the term "Dex Media East Finance" refers to Dex Media East Finance Co., a Wholly Owned Subsidiary of the Company with nominal assets which conducts no operations, (3) the term "Issuers" refers to the Company and Dex Media East Finance, (4) the term "Parent" refers to Dex Media East, Inc., the parent of the Company, and not to any of its Subsidiaries, (5) the term "Dex Media" refers to Dex Media, Inc., the parent of Parent, and not to any of its Subsidiaries, (6) the term "Outstanding Senior Notes" means the Senior Notes of the Issuers issued on November 8, 2002 and (7) "Senior Notes" means the Senior Exchange Notes and the Outstanding Senior Notes, in each case outstanding at any given time and issued under the Indenture. Dex Media International, Inc., a Wholly Owned Subsidiary of the Company with nominal assets which currently conducts no operations ("Dex Media International"), and certain of the Company's Subsidiaries formed or acquired in the future will guarantee the Senior Notes and therefore will be subject to many of the provisions contained in this Description of the Senior Exchange Notes. Each company which guarantees the Senior Notes is referred to in this section as a "Senior Note Guarantor." Each such guarantee is termed a "Senior Note Guarantee." The Senior Notes are obligations solely of the Company, Dex Media East Finance and Dex Media International. The Senior Notes are not issued or guaranteed by, and are not otherwise an obligation of, any of Qwest and/or its affiliates (including Qwest LEC).

     The Issuers issued the Outstanding Senior Notes to the initial purchasers on November 8, 2002. The initial purchasers subsequently resold the Outstanding Senior Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Issuers issued the Outstanding Senior Notes and will issue the Senior Exchange Notes under an Indenture, dated as of November 8, 2002 (the "Senior Note Indenture"), among the Issuers, Dex Media International and U.S. Bank National Association, as trustee, a copy of which is available upon request to the Issuers. The terms of the Senior Exchange Notes are identical in all material respects to the Outstanding Senior Notes except that, upon completion of the exchange offer, the Senior Exchange Notes will be:

     o registered under the Securities Act, and

     o free of any covenants regarding exchange registration rights.


     In addition, the Senior Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Note Indenture contains provisions which define your rights under the Senior Notes. In addition, the Senior Note Indenture governs the obligations of the Issuers and of each Senior Note Guarantor under the Senior Notes. The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the TIA.


     The following description is meant to be only a summary of certain provisions of the Senior Note Indenture. It does not restate the terms of the Senior Note Indenture in their entirety. We urge that you carefully read the Senior Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.


OVERVIEW OF THE SENIOR NOTES AND THE SENIOR NOTE GUARANTEES


     The Senior Notes:


     o are general unsecured obligations of the Issuers;


     o rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers;


     o are senior in right of payment to all existing and future Subordinated Obligations of the Issuers;

   o are effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

   o are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company (other than Dex Media East Finance) that is not a Senior Note Guarantor.

     Dex Media East Finance has no obligations other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness.


THE SENIOR NOTE GUARANTEES


     The Senior Notes are guaranteed by Dex Media International, which is currently Dex Media East LLC's only subsidiary (other than Dex Media East Finance, which is a co-issuer of the Senior Notes), and each future subsidiary that Dex Media East LLC forms or acquires and does not subsequently designate as an Unrestricted Subsidiary which Incurs or Guarantees any Bank Indebtedness. The types of entities that might become future Senior Note Guarantors are corporations, associations, partnerships or other business entities of which more than 50% of the total voting power of shares of capital stock or other interests entitled to vote in the election of directors, managers or trustees thereof is (or becomes by virtue of an acquisition) owned or controlled, directly or indirectly, by Dex Media East LLC and/or its subsidiaries. For example, in the event that Dex Media East LLC forms or acquires a subsidiary which Incurs or Guarantees any Bank Indebtedness, such entity would become a Senior Note Guarantor unless designated as an Unrestricted Subsidiary in accordance with the provisions summarized under the heading "--Certain Definitions--Unrestricted Subsidiary."


     The Senior Note Guarantee of each Senior Note Guarantor:

   o are general unsecured obligations of such Senior Note Guarantor;

   o rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor;

   o are senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor; and

   o are effectively subordinated to any Secured Indebtedness of such Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.


PRINCIPAL, MATURITY AND INTEREST

     We initially issued Senior Notes in an aggregate principal amount of $450.0 million. The Senior Notes will mature on November 15, 2009. We issued the Senior Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

     Each Senior Note bears interest at a rate of 9 7/8% per annum beginning on November 8, 2002, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. We will begin paying interest to Holders on May 15, 2003.


INDENTURE MAY BE USED FOR FUTURE ISSUANCES

     We may issue from time to time additional Senior Notes having identical terms and conditions to the Outstanding Exchange Notes (the "Additional Senior Notes"). We will only be permitted to issue such Additional Senior Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Note Indenture. Any Additional Senior Notes will be part of the same issue as the Senior Exchange Notes to be issued in the exchange offer and will vote on all matters with such Senior Notes.

PAYING AGENT AND REGISTRAR

     We will pay the principal of, premium, if any, and interest on the Senior Exchange Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the trustee to act as the agent of the Issuers in such matters. The location of the corporate trust office is U.S. Bank National Association, 180 East 5th Street, St. Paul, MN 55101. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

     Holders may exchange or transfer their Senior Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, we may not redeem the Senior Notes prior to November 15, 2006. After this date, we may redeem the Senior Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:




                                         REDEMPTION
YEAR                                       PRICE
------------------------------------   -------------
       2006 ........................       104.938%
       2007 ........................       102.469%
       2008 and thereafter .........       100.000%


     Prior to November 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Senior Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Dex Media or Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

       (1) at least 65% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Senior Notes) remains outstanding; and

       (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Senior Note Indenture.


SELECTION

     If we partially redeem Senior Notes, the trustee will select the Senior Notes to be redeemed on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Note in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, the Senior Notes to be redeemed.

RANKING

     The Senior Notes are unsecured Senior Indebtedness of the Issuers, rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of the Issuers. Dex Media East Finance has no obligations other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness. The Senior Notes are effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness.

     The Senior Note Guarantees are unsecured Senior Indebtedness of the applicable Senior Note Guarantor, rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor. The Senior Note Guarantees are effectively subordinated to any Secured Indebtedness of the applicable Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

     The Company does not currently have any Subsidiaries (other than Dex Media East Finance and Dex Media International). The Senior Note Indenture does not restrict the ability of the Company, to create, acquire or capitalize Subsidiaries in the future. To the extent such Subsidiaries are not Senior Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including Holders. The Senior Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Note Guarantors.


     After the Company completed the Transactions and applied the net proceeds it received from the Transactions in the manner described under the heading "Use of Proceeds," as of December 31, 2002, there were outstanding:

       (1) $1,682 million of Senior Indebtedness of the Issuers, including the Senior Notes, of which $1,232 million is Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);


       (2) $525 million of Indebtedness of the Issuers that is subordinate or junior in right of payment to the Senior Notes, consisting of the Senior Subordinated Notes;

       (3) no Indebtedness of Dex Media East Finance (other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness); and

       (4) no Indebtedness of Dex Media International (other than its Guarantee in respect of Bank Indebtedness, the Senior Notes and the Senior Subordinated Notes).

     Although the Senior Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

     The Senior Notes rank equally in all respects with all other Senior Indebtedness of the Issuers. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.


SENIOR NOTE GUARANTEES

     Dex Media International and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the

Senior Note Indenture (including obligations to the trustee) and the Senior Notes, whether for payment of principal of or interest on the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Note Guarantors being herein called the "Guaranteed Obligations"). Such Senior Note Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the Holders in enforcing any rights under the Senior Note Guarantees. Each Senior Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Note Guarantor without rendering the Senior Note Guarantee, as it relates to such Senior Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After November 8, 2002, the Company will cause each Restricted Subsidiary (other than Dex Media East Finance) which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Notes. See "Certain Covenants--Future senior note guarantors" below.

     Each Senior Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the Holders and their successors, transferees and assigns.

     The Senior Note Guarantee of a Senior Note Guarantor will be released:

    (1) in connection with any sale of all of the Capital Stock of such Senior Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the covenant described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" and, to the extent applicable, complies with the provisions described under "Merger and Consolidation;"

    (2) if the Company designates such Restricted Subsidiary that is a Senior Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Note Indenture; or

    (3) if such Senior Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.


CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to purchase all or any part of such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Notes under the terms of the section titled "Optional Redemption":

        (1) prior to the earliest to occur of (i) the first public offering of common stock of Parent, (ii) the first public offering of common stock of Dex Media or (iii) the first public offering of common stock of the Company, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent, Dex Media or the Company, and
            (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent, Dex Media or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

        (2) any "person" (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent, Dex Media or the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

        (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of Parent, Dex Media or the Company, as the case may be (together with any new persons whose election by such Governing Board of Parent, Dex Media or the Company, as the case may be, or whose nomination for election by the equity holders of Parent, Dex Media or the Company, as the case may be, was approved by a vote of 66 2/3% of the members of the Governing Board of Parent, Dex Media or the Company, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, then in office;

        (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

        (5) the Company ceases to own, beneficially or of record, all the Capital Stock of Dex Media East Finance.

     In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

        (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

        (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Notes as provided for in the immediately following paragraph.

     Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the trustee (the "Change of Control Offer") stating:

        (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);


        (2) the circumstances and relevant facts and financial information regarding such Change of Control;

        (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and


        (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Senior Notes purchased.


     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.


     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Notes issued but not outstanding or will be retired and canceled, at the option of the Issuers. Senior Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Notes issued and outstanding.


     The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.


     The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Outstanding Senior Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on indebtedness" and "--Limitation on liens". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Note Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.


     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Senior Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a purchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Note Indenture relative to the Issuers' obligation to make an offer to purchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.


CERTAIN COVENANTS


     The Senior Note Indenture contains covenants including, among others, the following:

     Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6:1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

        (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $1,490.0 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under "--Limitation on sales of assets and subsidiary stock," applied to permanently reduce any such Indebtedness, provided that $160.0 million of such Bank Indebtedness may be Incurred only in connection with, and upon the consummation of, the Dex Media West Acquisition;

        (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Note Guarantor is the obligor on such Indebtedness, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Note Guarantor, with respect to the Senior Notes or the Senior Note Guarantee of such Senior Note Guarantor, as applicable;


        (3) Indebtedness (A) represented by the Senior Notes (not including any Additional Senior Notes) and the Senior Note Guarantees and the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes (as defined under "Description of Senior Subordinated Exchange Notes")) and the Senior Subordinated Note Guarantees (as defined under "Description of Senior Subordinated Exchange Notes"), (B) outstanding on November 8, 2002 (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Senior Note Guarantees, as applicable;

        (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (4);

        (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and
            (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

        (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $30.0 million at any time outstanding);

        (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

        (8) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

        (9) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $125.0 million.

     (c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

        (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on November 8, 2002 or in connection with the Dex Media West Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

        (2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,


        (3) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and


        (4) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

     Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

        (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

        (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

        (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

        (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through
           (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted
           Payment:

           (A) a Default will have occurred and be continuing (or would result therefrom);

           (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness;" or

           (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to November 8, 2002 would exceed the sum, without duplication, of:

                (i) 50% of the Adjusted Consolidated Net Income accrued
                    during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which November 8, 2002 occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

               (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to November 8, 2002 (other than an issuance or sale (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or (z) in connection with, or substantially concurrently with, the Dex Media West Acquisition);

              (iii) the amount by which Indebtedness of the Company or its
                    Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to

                    November 8, 2002 of any Indebtedness of the Company or its Restricted Subsidiaries issued after November 8, 2002 which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

               (iv) the amount equal to the net reduction in Investments in
                    Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

        (1) any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

           (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

           (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

        (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on indebtedness;" provided that such Indebtedness is subordinated to the Senior Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

        (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

        (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

        (5) for so long as the Company is treated as a pass-through or disregarded entity for United States Federal income tax purposes or for so long as the Company is a member of a consolidated group of corporations for federal income tax purposes, other than as the common parent, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

        (6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, $4.0 million per fiscal year of the Company and up to an aggregate amount of, together with Restricted Payments made under clause
            (7)(B) below, $10.0 million during the term of the Indenture; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

        (7) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) through (C) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

           (A) to Parent in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $2.5 million per fiscal year;

           (B) to Parent or Dex Media in amounts equal to amounts expended by Parent or Dex Media to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent or Dex Media from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); provided, however, that the aggregate amount paid, loaned or advanced to Parent and Dex Media pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, $4.0 million per fiscal year of the Company, up to a maximum aggregate amount of, together with Restricted Payments made under clause (6) above, $10.0 million during the term of the Indenture, plus any amounts contributed by Parent or Dex Media to the Company as a result of resales of such repurchased shares of Capital Stock; or

           (C) to Parent or Dex Media to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company;

       (8) any payment of dividends, other distributions or other amounts by the Company from the proceeds of $160.0 million of Bank Indebtedness Incurred in connection with, and upon the consummation of, the Dex Media West Acquisition, permitted by clause (b)(1) of the covenant described under "--Limitation on indebtedness;" provided, however, that such dividend, other distribution or other amount will be excluded in the calculation of the amount of Restricted Payments;

       (9) the payment of dividends on Parent's, Dex Media's or the Company's common stock following the first bona fide underwritten public offering of common stock of Parent, Dex Media or the Company, as the case may be, after November 8, 2002, of up to 6%
           per annum of the net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;


       (10) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under "Change of Control," including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;


       (11) other Restricted Payments not to exceed $20.0 million in the aggregate; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments; or


       (12) dividends paid with the proceeds of a cash common equity contribution or sale of Capital Stock (other than Disqualified Stock) in an amount of up to $50.0 million substantially concurrently with the consummation of, and to fund a portion of the purchase price of, the Dex Media West Acquisition; provided, however, that:


           (A) such dividends will be excluded in the calculation of the amount of Restricted Payments, and


           (B) the proceeds from such contribution or sale will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph
               (a) above.


     Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:


        (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;


        (2) make any loans or advances to the Company; or


        (3) transfer any of its property or assets to the Company, except:


           (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on November 8, 2002 and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;


           (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;


           (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause
               (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such

              Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

          (D) in the case of clause (3), any encumbrance or restriction

             (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

            (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

           (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

           (F) customary provisions in joint venture agreements; provided, however, that (i) such encumbrance or restriction is applicable only to such Restricted Subsidiary, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Notes than is customary in comparable agreements and (iii) the Company reasonably determines that any such encumbrance or restriction will not materially affect the ability of the Issuers to make any anticipated principal or interest payments on the Senior Notes.

     Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

        (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

        (2) in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

        (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

           (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

           (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

           (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Senior Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Senior Notes and other Senior Indebtedness of the Company; and

           (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Note Indenture;

          provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or
          (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million.

     For the purposes of this covenant, the following are deemed to be cash:

    o the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    o securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

     (b) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase Senior Notes tendered pursuant to an offer by the Issuers for the Senior Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Note Indenture and (ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Senior Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for Senior Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

        (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

        (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

           (A) are set forth in writing, and

           (B) have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

        (3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

        (1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "Limitation on restricted payments,"

        (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

        (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Governing Board of the Company,

        (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time,

        (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,

        (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

        (7) amounts payable to Dex Media pursuant to the Management Agreement as in effect on November 8, 2002 on the terms described in the offering memorandum dated October 30, 2002 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Notes in any material respect, provided that any payments pursuant to this clause (7) with respect to management fees shall not exceed $2.0 million in any fiscal year, plus all reasonable out-of-pocket expenses incurred by Dex Media in connection with its performance of management, consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

        (8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

        (9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements with Dex Media West or Dex Media that are described in the offering memorandum dated October 30, 2002 under the heading "The Transactions--Agreements between Us and Dex Media West and/or Dex Media" to which it is a party as of the closing date of the Dex Media West Acquisition on the terms described in the offering memorandum and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the holders of the Senior Notes in any material respect, or



       (10) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on November 8, 2002 and as described in the offering memorandum.


     Limitation on liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at November 8, 2002 or thereafter acquired, other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.



     SEC reports. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the Issuers are not permitted to file with the SEC by the applicable federal securities laws) and provide the trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent, Dex Media or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.



     Future senior note guarantors. The Company will cause each Restricted Subsidiary (other than Dex Media East Finance) that Incurs or Guarantees any Bank Indebtedness to become a Senior Note Guarantor, and, if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the Senior Note Indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Notes. Each Senior Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Senior Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.


     Limitation on lines of business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.


     Limitation on the conduct of business of Dex Media East Finance. In addition to the other restrictions set forth in the Senior Note Indenture, the Senior Note Indenture will provide that Dex Media East Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Dex Media East Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than Dex Media East Finance.

     The Company will not sell or otherwise dispose of any shares of Capital Stock of Dex Media East Finance and will not permit Dex Media East Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

MERGER AND CONSOLIDATION

     Neither the Company nor Dex Media East Finance will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Dex Media East Finance) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company or Dex Media East Finance under the Senior Notes and the Senior Note Indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on indebtedness;"

     (4) the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture; and

     (5) the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Dex Media East Finance, under the Senior Note Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Notes.

     In addition, the Company will not permit any Senior Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

     (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such Senior Note Guarantor under its Senior Note Guarantee;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) the Company will have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture.

       Notwithstanding the foregoing:

       (A) any Restricted Subsidiary (other than Dex Media East Finance) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Note Guarantor and

       (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction to realize tax or other benefits.


DEFAULTS

   Each of the following is an Event of Default:

     (1) a default in any payment of interest (including additional interest) on any Senior Note when due and payable, continued for 30 days,

     (2) a default in the payment of principal of any Senior Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

     (3) the failure by either Issuer or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under "Merger and Consolidation" above,

     (4) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under "Change of Control" above (other than a failure to purchase Senior Notes),

     (5) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under "Certain Covenants" above (other than a failure to purchase Senior Notes) or with its other agreements contained in the Senior Notes or the Senior Note Indenture,

     (6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision"),

     (7) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

     (8) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $10.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

       (A) an enforcement proceeding thereon is commenced by any creditor or

       (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

     (9) any Senior Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Note Guarantor or Person acting by or on behalf of such Senior Note Guarantor denies or disaffirms such Senior Note

           Guarantor's obligations under the Senior Note Indenture or any Senior Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Note Indenture.


     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.


     However, a default under clauses (4), (5) or (9) will not constitute an Event of Default until the trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, notify the Issuers and the trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5) or (9) hereof after receipt of such notice.


     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance occurs, the principal of and interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, may rescind any such acceleration with respect to the Senior Notes and its consequences.


     In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in clause (6) has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived.


     Subject to the provisions of the Senior Note Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Senior Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Note Indenture or the Senior Notes unless:


     (1) such Holder has previously given the trustee notice that an Event of Default is continuing,


     (2) Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, have requested the trustee in writing to pursue the remedy,


     (3) such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,


     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

     (5) the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Senior Note Indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the trustee in personal liability. Prior to taking any action under the Senior Note Indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Note (including payments pursuant to the redemption provisions of such Senior Note), the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.


AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Senior Note Indenture or the Senior Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Note (including the Senior Exchange Notes) affected, no amendment may, among other things:

     (1) reduce the amount of Senior Notes whose Holders must consent to an amendment,

     (2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Note,

     (3) reduce the principal of or extend the Stated Maturity of any Senior
           Note,

     (4) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under "Optional Redemption" above,

     (5) make any Senior Note payable in money other than that stated in the Senior Note,

     (6) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Notes,

     (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or

       (8) modify the Senior Note Guarantees in any manner adverse to the Holders.

     Without the consent of any Holder, the Issuers, the Senior Note Guarantors and the trustee may amend the Senior Note Indenture to:

       o cure any ambiguity, omission, defect or inconsistency,

     o provide for the assumption by a successor corporation of the obligations of the Issuers under the Senior Note Indenture,

     o provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided, however, that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code),

     o add additional Guarantees with respect to the Senior Notes,

     o secure the Senior Notes,

     o add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

     o make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Note Indenture,

     o provide for the issuance of the Senior Exchange Notes or Additional Senior Notes; or

     o comply with any requirement of the SEC in connection with the qualification of the Senior Note Indenture under the TIA.

     The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.


TRANSFER AND EXCHANGE

     A Holder will be able to transfer or exchange Senior Notes. Upon any transfer or exchange, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Senior Note Indenture. The Issuers will not be required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Note for all purposes.


DEFEASANCE

     The Issuers may at any time terminate all their obligations under the Senior Notes and the Senior Note Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes.

   In addition, the Issuers may at any time terminate:

     (1) their obligations under "Change of Control" and under the covenants described under "Certain Covenants," or

     (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

     In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Note Guarantor will be released from all of its obligations with respect to its Senior Note Guarantee.

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (4), (5),
(6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "Defaults" above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest (including additional interest, if any) on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest on, in respect of the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).


SATISFACTION AND DISCHARGE

     The Senior Note Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

     (1) either

       (a) all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid, have been delivered to the trustee for cancellation; or

       (b) all Senior Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Senior Note Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

     (3) the Issuers or any Senior Note Guarantor have paid, or caused to be paid, all sums payable by them under the Senior Note Indenture; and

     (4) the Issuers have delivered irrevocable instructions to the trustee under the Senior Note Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

     In addition, in the case of paragraph (b) above, (i) the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Issuers obligations that would survive legal defeasance will remain outstanding.

CONCERNING THE TRUSTEE

     U.S. Bank National Association is the trustee under the Senior Note Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Senior Notes.


GOVERNING LAW

     The Senior Note Indenture and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


CERTAIN DEFINITIONS

   "Additional Assets" means:

     (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

     "Adjusted Consolidated Net Income" means, for any period, Consolidated Net Income for such period adjusted to eliminate the effect of the increased basis in assets of the Company and its Restricted Subsidiaries as a result of purchase accounting adjustments in connection with the Transactions.

     "Adjusted EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

       (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

     (2) Consolidated Interest Expense,

     (3) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under "--Limitation on indebtedness" or any acquisition permitted hereunder,

     (4) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

     (5) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

     (6) all nonrecurring charges, and

     (7) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants--Limitation on transactions with affiliates" and "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent, Dex Media or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

       (B) for purposes of the provisions described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, a disposition permitted by the covenant described under "Certain Covenants--Limitation on restricted payments,"

       (C) a disposition of assets with a Fair Market Value of less than $2.0 million,

         (D) the sale of Capital Stock of an Unrestricted Subsidiary,

       (E) the sale or other disposition of cash or Temporary Cash Investments, and

       (F) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on November 8, 2002 and as described in the offering memorandum dated October 30, 2002.

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:


     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by


       (2) the sum of all such payments.


     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers or any Senior Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.


     "Business Day" means each day which is not a Legal Holiday.


     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.


     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.


     "Code" means the Internal Revenue Code of 1986, as amended.


     "Commodity Hedging Agreement" means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.


     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:


     (1) all intercompany items between the Company and any Restricted Subsidiary and


     (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.


     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:


       (1)  interest expense attributable to Capitalized Lease Obligations,


       (2)  amortization of debt discount and debt issuance costs,


       (3)  capitalized interest,


       (4)  noncash interest expense,

     (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

     (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

     (7) net costs associated with Hedging Obligations (including amortization of fees),

     (8) dividends in respect of all Disqualified Stock of the Company and all Senior Note Guarantors and all Preferred Stock of any of the Restricted Subsidiaries that are not Senior Note Guarantors of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary,

     (9) interest Incurred in connection with investments in discontinued operations and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

   "Consolidated Leverage Ratio" as of any date of determination means the ratio of:

     (1) the Total Consolidated Indebtedness as of the date of determination (the "Determination Date") to

     (2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the "Measurement Period");

provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

       (A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

       (B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

       (C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC. For purposes of this definition, in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Transactions were consummated, pro forma effect shall be given to the Transactions in the same manner as described in the offering memorandum dated October 30, 2002 under "Unaudited Pro Forma Financial Data" and shall include all adjustments to net income and EBITDA set forth in footnote (e) under "Summary Historical and Pro Forma Financial Data" in the offering memorandum.


     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:


     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:


        (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and


        (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;


     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;


     (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:


        (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and


        (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;


     (4) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;


     (5)  any noncash SFAS 133 income (or loss) related to hedging activities;



     (6)  any income (or loss) from discontinued operations;


     (7) to the extent noncash, any unusual, nonoperating or nonrecurring gain, loss or charge;


     (8)  any extraordinary gain or loss;


     (9)  the cumulative effect of a change in accounting principles; and

    (10) the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Transactions applicable to the given period.

     Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

     (1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Governing Board of the Company;

     (3) any revaluation or other write-up in book value of assets subsequent to November 8, 2002 as a result of a change in the method of valuation in accordance with GAAP consistently applied;

     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (5) treasury stock;

     (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (7) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of November 8, 2002, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among Dex Media, the Company, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Senior Note Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Senior Notes at the time outstanding).

     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Dex Media West" means the newly-formed limited liability company, all of the interest in which will be purchased by Dex Media in connection with the Dex Media West Acquisition.

     "Dex Media West Acquisition" means the acquisition by Dex Media or one of its Subsidiaries of Quest Dex, Inc.'s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

     (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "Certain Covenants--Limitation on sale of assets and subsidiary stock."

     "Equity Offering" means any public or private sale of common stock of Parent, Dex Media or the Company other than (i) public offerings with respect to Parent's, Dex Media's or the Company's common stock registered on Form S-8 and (ii) other issuances upon exercise of options by employees of Parent, Dex Media or the Company or any of their Restricted Subsidiaries.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.


     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of November 8, 2002, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board,

     (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the Senior Note Indenture shall be computed in conformity with GAAP.

     "Governing Board" of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" means the Person in whose name a Senior Note is registered on the Registrar's books.

     "Income Tax Liabilities" means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Restricted Subsidiaries for such taxable year (the "Taxable Amount") minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Restricted Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-four percent (44%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or its owners with respect to the income and gains of the Company and its Restricted Subsidiaries.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

     (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

     (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;


     (5) all Capitalized Lease Obligations of such Person;


     (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);


     (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:


       (A) the Fair Market Value of such asset at such date of determination and


         (B) the amount of such Indebtedness of such other Persons;


     (8) Hedging Obligations of such Person; and


     (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.


     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.


     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.


     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on restricted payments":


     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:


       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

     (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of Dex Media East Finance or a Senior Note Guarantor has a correlative meaning.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company, a Senior Note Guarantor or the trustee.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Governing Board of the

Company) of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 15% of the Company's Consolidated net revenues for the prior fiscal year.

     "Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on November 8, 2002 and any Related Business.

     "Permitted Holders" means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of Parent's, Dex Media's or the Company's Capital Stock.

   "Permitted Investment" means an Investment by the Company or any Restricted
           Subsidiary in:

     (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than Dex Media East Finance); provided, however, that such Person's primary business is a Permitted Business;

     (3)  Temporary Cash Investments;

     (4) receivables owing to the Company or any Restricted Subsidiary (other than Dex Media East Finance) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $10.0 million in the aggregate outstanding at any one time;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     (8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on sale of assets and subsidiary stock";

     (9) Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under "Certain Covenants--Limitation on indebtedness";

     (10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under "Certain Covenants--Limitation on restricted payments"; or

     (11) any Person in an aggregate amount outstanding at any time not to exceed $50.0 million.

   "Permitted Liens" means, with respect to any Person:

     (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

     (3) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

     (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (7) Liens to secure Indebtedness permitted pursuant to clause (b)(1) of the covenant described under "Certain Covenants--Limitation on indebtedness";

     (8)  Liens existing on November 8, 2002;

     (9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

     (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;


     (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;


     (12) judgment liens in respect of judgments that do not constitute an Event of Default;


     (13) Liens securing obligations under Interest Rate Agreements and Commodity Hedging Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Senior Note Indenture to be, secured by a Lien on the same property securing such obligations; and


     (14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:


        (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and


        (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:


          (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Senior Note Indenture and


          (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings.


     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.


     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.


     "principal" of a Senior Note means the principal of the Senior Note plus the premium, if any, payable on the Senior Note which is due or overdue or is to become due at the relevant time.


   "Purchase Money Indebtedness" means Indebtedness:


     (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and


     (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;


provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.


     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on November 8, 2002 or Incurred in compliance with the Senior Note Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

       (A) Indebtedness of a Restricted Subsidiary that is not a Senior Note Guarantor that Refinances Indebtedness of the Company or

       (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on November 8, 2002.

     "Restricted Subsidiary" means Dex Media East Finance and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.


     "Secured Indebtedness" means any Indebtedness of the Issuers secured by a Lien. "Secured Indebtedness" of a Senior Note Guarantor has a correlative meaning.


     "Senior Indebtedness" of the Company, Dex Media East Finance or any Senior Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Dex Media East Finance or any Senior Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, Dex Media East Finance or any Senior Note Guarantor, as applicable, whether outstanding on November 8, 2002 or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Senior Notes or such Senior Note Guarantor's Senior Note Guarantee; provided, however, that Senior Indebtedness of the Company, Dex Media East Finance or any Senior Note Guarantor shall not include:


     (1) any obligation of the Company to any Subsidiary of the Company or of such Senior Note Guarantor to the Company or any other Subsidiary of the Company;


     (2) any liability for Federal, state, local or other taxes owed or owing by the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);


     (4) any Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company, Dex Media East Finance or such Senior Note Guarantor, as applicable;


     (5) any obligations with respect to any Capital Stock; or


       (6) any Indebtedness Incurred in violation of the Senior Note Indenture.



     "Senior Note Guarantee" means each Guarantee of the obligations with respect to the Senior Notes issued by a Person pursuant to the terms of the Senior Note Indenture.


     "Senior Note Guarantor" means any Person that has issued a Senior Note Guarantee.


     "Senior Subordinated Notes" means the 12 1/8% Senior Subordinated Notes due 2012 issued by the Company and Dex Media East Finance.


     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.


     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).


     "Subordinated Obligation" means the Senior Subordinated Notes and any other Indebtedness of the Company (whether outstanding on November 8, 2002 or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement. "Subordinated Obligation" of Dex Media East Finance or a Senior Note Guarantor has a correlative meaning.


     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:


       (1) such Person,


       (2) such Person and one or more Subsidiaries of such Person or


       (3) one or more Subsidiaries of such Person.


     "Tax Distribution" means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner's ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.


   "Temporary Cash Investments" means any of the following:


     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,


     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
           Act),


     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,


     (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and


     (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.


     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa- 77bbbb) as in effect on November 8, 2002.


     "Total Consolidated Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.


     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.


     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.


   "Unrestricted Subsidiary" means:


     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and


     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company, but excluding Dex Media East Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Certain Covenants--Limitation on restricted payments."

     The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

       (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on indebtedness" and

         (y) no Default shall have occurred and be continuing.

     Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.


REGISTRATION RIGHTS

     We have filed a registration statement to comply with our obligation under the registration rights agreements to register the issuance of the exchange notes. See "The Exchange Offer."

               DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES

     Definitions of certain terms used in this Description of the Senior Subordinated Exchange Notes may be found under the heading "Certain definitions." For purposes of this section, (1) the term "Company" refers only to Dex Media East LLC and not to any of its Subsidiaries, (2) the term "Dex Media East Finance" refers to Dex Media East Finance Co., a Wholly Owned Subsidiary of the Company with nominal assets which conducts no operations, (3) the term "Issuers" refers to the Company and Dex Media East Finance, (4) the term "Parent" refers to Dex Media East, Inc., the parent of the Company, and not to any of its Subsidiaries, (5) the term "Dex Media" refers to Dex Media, Inc., the parent of Parent, and not to any of its Subsidiaries, (6) the term "Outstanding Senior Subordinated Notes" means the Senior Subordinated Notes of the Issuers issued on November 8, 2002 and (7) "Senior Subordinated Notes" means the Senior Subordinated Exchange Notes and the Outstanding Senior Subordinated Notes, in each case outstanding at any given time and issued under the Indenture. Dex Media International, Inc., a Wholly Owned Subsidiary of the Company with nominal assets which currently conducts no operations ("Dex Media International"), and certain of the Company's Subsidiaries formed or acquired in the future will guarantee the Senior Subordinated Notes and therefore will be subject to many of the provisions contained in this Description of the Senior Subordinated Exchange Notes. Each company which guarantees the Senior Subordinated Notes is referred to in this section as a "Senior Subordinated Note Guarantor." Each such guarantee is termed a "Senior Subordinated Note Guarantee." The Senior Subordinated Notes are obligations solely of the Company, Dex Media East Finance and Dex Media International. The notes are not issued or guaranteed by, and are not otherwise an obligation of, any of Qwest and/or its affiliates (including Qwest LEC).

     The Issuers issued the Outstanding Senior Subordinated Notes to the initial purchasers on November 8, 2002. The initial purchasers subsequently resold the Outstanding Senior Subordinated Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Issuers issued the Outstanding Senior Subordinated Notes and will issue the Senior Subordinated Exchange Notes under an Indenture, dated as of November 8, 2002 (the "Senior Subordinated Note Indenture"), among the Issuers, Dex Media International and U.S. Bank National Association, as trustee, a copy of which is available upon request to the Issuers. The terms of the Senior Subordinated Exchange Notes are identical in all material respects to the Outstanding Senior Subordinated Notes except that, upon completion of the exchange offer, the Senior Subordinated Exchange Notes will be:

     o registered under the Securities Act, and

     o free of any covenants regarding exchange registration rights.


     In addition, the Senior Subordinated Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Subordinated Note Indenture contains provisions which define your rights under the Senior Subordinated Notes. In addition, the Senior Subordinated Note Indenture governs the obligations of the Issuers and of each Senior Subordinated Note Guarantor under the Senior Subordinated Notes. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the TIA.


     The following description is meant to be only a summary of certain provisions of the Senior Subordinated Note Indenture. It does not restate the terms of the Senior Subordinated Note Indenture in their entirety. We urge that you carefully read the Senior Subordinated Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.


OVERVIEW OF THE SENIOR SUBORDINATED NOTES AND THE SENIOR SUBORDINATED NOTE GUARANTEES


     The Senior Subordinated Notes:


     o are general unsecured obligations of the Issuers;

   o rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuers;

     o are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

     o are senior in right of payment to all existing and future Subordinated Obligations of the Issuers;

   o are effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

   o are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company (other than Dex Media East Finance) that is not a Senior Subordinated Note Guarantor.

     Dex Media East Finance has no obligations other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness.


THE SENIOR SUBORDINATED NOTE GUARANTEES


     The Senior Subordinated Notes are guaranteed by Dex Media International, which is currently Dex Media East LLC's only subsidiary (other than Dex Media East Finance, which is a co-issuer of the Senior Subordinated Notes) and each future subsidiary that Dex Media East LLC forms or acquires and does not subsequently designate as an Unrestricted Subsidiary which Incurs or Guarantees any Bank Indebtedness. The types of entities that might become future Senior Subordinated Note Guarantors are corporations, associations, partnerships or other business entities of which more than 50% of the total voting power of shares of capital stock or other interests entitled to vote in the election of directors, managers or trustees thereof is (or becomes by virtue of an acquisition) owned or controlled, directly or indirectly, by Dex Media East LLC and/or its subsidiaries. For example, in the event that Dex Media East LLC forms or acquires a subsidiary which Incurs or Guarantees any Bank Indebtedness, such entity would become a Senior Subordinated Note Guarantor unless designated as an Unrestricted Subsidiary in accordance with the provisions summarized under the heading "--Certain Definitions--Unrestricted Subsidiary."

     The Senior Subordinated Note Guarantee of each Senior Subordinated Note
Guarantor:


     o are general unsecured obligations of such Senior Subordinated Note Guarantor;

   o rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor;

   o are subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor;

   o are senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor; and

   o are effectively subordinated to any Secured Indebtedness of such Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.


PRINCIPAL, MATURITY AND INTEREST

     We initially issued Senior Subordinated Notes in an aggregate principal amount of $525 million. The Senior Subordinated Notes will mature on November 15, 2012. We issued the Senior Subordinated Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

     Each Senior Subordinated Note bears interest at a rate of 12 1/8% per annum beginning on November 8, 2002, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. We will begin paying interest to Holders on May 15, 2003.

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

     We may issue from time to time additional Senior Subordinated Notes having identical terms and conditions to the Outstanding Exchange Notes (the "Additional Senior Subordinated Notes"). We will only be permitted to issue such Additional Senior Subordinated Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Subordinated Note Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the Senior Subordinated Exchange Notes to be issued in the exchange offer and will vote on all matters with such Senior Subordinated Notes.


PAYING AGENT AND REGISTRAR

     We will pay the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the trustee to act as the agent of the Issuers in such matters. The location of the corporate trust office is U.S. Bank National Association, 180 East 5th Street, St. Paul, MN 55101. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

     Holders may exchange or transfer their Senior Subordinated Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.


OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, we may not redeem the Senior Subordinated Notes prior to November 15, 2007. After this date, we may redeem the Senior Subordinated Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:





                                   REDEMPTION
YEAR                                 PRICE
-------------------------------- -------------
   2007 ........................     106.063%
   2008 ........................     104.042%
   2009 ........................     102.021%
   2010 and thereafter .........     100.000%


     Prior to November 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Dex Media or Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 112.125% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

       (1) at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) remains outstanding; and

       (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Senior Subordinated Note Indenture.

SELECTION

     If we partially redeem Senior Subordinated Notes, the trustee will select the Senior Subordinated Notes to be redeemed on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Subordinated Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Subordinated Note in part only, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, the Senior Subordinated Notes to be redeemed.


RANKING

     The Senior Subordinated Notes are unsecured Senior Subordinated Indebtedness of the Issuers, are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of the Issuers. Dex Media East Finance has no obligations other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness. The Senior Subordinated Notes also will be effectively subordinated to any Secured Indebtedness of the Company, Dex Media East Finance and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     The Senior Subordinated Note Guarantees are unsecured Senior Subordinated Indebtedness of the applicable Senior Subordinated Note Guarantor, are subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor. The Senior Subordinated Note Guarantees also are effectively subordinated to any Secured Indebtedness of the applicable Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

     The Company does not currently have any Subsidiaries (other than Dex Media East Finance) and Dex Media International. The Senior Subordinated Note Indenture does not restrict the ability of the Company, to create, acquire or capitalize Subsidiaries in the future. To the extent such Subsidiaries are not Senior Subordinated Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including Holders. The Senior Subordinated Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Subordinated Note Guarantors.


     After the Company completed the Transactions and applied the net proceeds it received from the Transactions in the manner described under the heading "Use of Proceeds," as of December 31, 2002, there were outstanding:

       (1) $1,682 million of Senior Indebtedness of the Issuers, including the Senior Notes, of which $1,232 million is Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);


       (2) no Senior Subordinated Indebtedness of the Issuers (other than the Senior Subordinated Notes) and no indebtedness of the Issuers that is subordinate or junior in right of repayment to the Senior Subordinated Notes;

       (3) no Indebtedness of Dex Media East Finance (other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness); and

       (4) no Indebtedness of Dex Media International (other than its Guarantee in respect of Bank Indebtedness, the Senior Notes and the Senior Subordinated Notes).

     Although the Senior Subordinated Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

     "Senior Indebtedness" of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Senior Notes and all other Indebtedness of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor, as applicable, whether outstanding on November 8, 2002 or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Senior Subordinated Notes or such Senior Subordinated Note Guarantor's Senior Subordinated Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company, Dex Media East Finance or any Senior Subordinated Note Guarantor shall not include:


       (1) any obligation of the Company to any Subsidiary of the Company or of any Senior Subordinated Note Guarantor or Dex Media East Finance to the Company or any other Subsidiary of the Company;

       (2) any liability for Federal, state, local or other taxes owed or owing by the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable;

       (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

       (4) any Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company, Dex Media East Finance or such Senior Subordinated Note Guarantor, as applicable;

       (5) any obligations with respect to any Capital Stock; or

       (6) any Indebtedness Incurred in violation of the Senior Subordinated
 Note Indenture.

     Only Indebtedness of the Company or Dex Media East Finance that is Senior Indebtedness will rank senior to the Senior Subordinated Notes. The Senior Subordinated Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company or Dex Media East Finance. The Issuers will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Issuers may not pay principal of, premium (if any) or interest on the Senior Subordinated Notes, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if:

       (1) any Designated Senior Indebtedness of either of the Issuers is not paid when due, or

       (2) any other default on Designated Senior Indebtedness of either of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

     (x) the default has been cured or waived and any such acceleration has been rescinded, or

     (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Issuers may pay the Senior Subordinated Notes without regard to the foregoing if the Issuers and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

     During the continuance of any default (other than a default described in clause
(1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Senior Subordinated Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

       (1) by written notice to the trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

       (2) by repayment in full of such Designated Senior Indebtedness, or

       (3) because the default giving rise to such Blockage Notice is no longer continuing).

     Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period, including any missed payments.

     Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company or Dex Media East Finance to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or Dex Media East Finance or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or Dex Media East Finance or its property:

       (1) the holders of Senior Indebtedness of the Company or Dex Media East Finance, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Senior Subordinated Notes; and

       (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive:

          (x) shares of stock; and

          (y) any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Senior Subordinated Notes.

     If a distribution is made to Holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company or Dex Media East Finance, as the case may be, and pay it over to them as their interests may appear.

     If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers or the trustee (provided that the trustee shall have received written notice from the Issuers, on which notice the trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of each Issuer (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuers is outstanding, the Issuers may not pay the Senior Subordinated Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Note Indenture otherwise permit payment at that time.

     By reason of the subordination provisions of the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness of the Issuers may recover more, ratably, than the Holders, and creditors of the Issuers who are not holders of Senior Indebtedness of the Issuers or of Senior Subordinated Indebtedness of the Issuers (including the Senior Subordinated Notes) may recover less, ratably, than holders of Senior Indebtedness of the Issuers and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Issuers.

     The Senior Subordinated Note Indenture contains substantially identical subordination provisions relating to each Senior Subordinated Note Guarantor's obligations under its Senior Subordinated Note Guarantee.


SENIOR SUBORDINATED NOTE GUARANTEES

     Dex Media International and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Subordinated Note Indenture (including obligations to the trustee) and the Senior Subordinated Notes, whether for payment of principal of or interest on the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Subordinated Note Guarantors being herein called the "Guaranteed Obligations"). Such Senior Subordinated Note Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the Holders in enforcing any rights under the Senior Subordinated Note Guarantees. Each Senior Subordinated Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Subordinated Note Guarantor without rendering the Senior Subordinated Note Guarantee, as it relates to such Senior Subordinated Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After November 8, 2002, the Company will cause each Restricted Subsidiary (other than Dex Media East Finance) which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Senior Subordinated Notes. See "Certain Covenants--Future senior subordinated note guarantors" below.

     The obligations of a Senior Subordinated Note Guarantor under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Senior Subordinated Note Guarantor pursuant to its Senior Subordinated Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Senior Subordinated Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers' obligations under the Senior Subordinated Notes apply equally to a Senior Subordinated Note Guarantor and the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee.

     Each Senior Subordinated Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Subordinated Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the Holders and their successors, transferees and assigns.

     The Senior Subordinated Note Guarantee of a Senior Subordinated Note Guarantor will be released:

       (1) in connection with any sale of all of the Capital Stock of such Senior Subordinated Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the covenant described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" and, to the extent applicable, complies with the provisions described under "Merger and Consolidation;"

       (2) if the Company designates such Restricted Subsidiary that is a Senior Subordinated Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Subordinated Note Indenture; or

       (3) if such Senior Subordinated Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.


CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to purchase all or any part of such Holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Senior Subordinated Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Subordinated Notes under the terms of the section titled "Optional Redemption":

       (1) prior to the earliest to occur of (i) the first public offering of common stock of Parent, (ii) the first public offering of common stock of Dex Media or (iii) the first public offering of common stock of the Company, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent, Dex Media or the Company, and
            (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent, Dex Media or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the

           "parent entity") so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

       (2) any "person" (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent, Dex Media or the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

       (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of Parent, Dex Media or the Company, as the case may be (together with any new persons whose election by such Governing Board of Parent, Dex Media or the Company, as the case may be, or whose nomination for election by the equity holders of Parent, Dex Media or the Company, as the case may be, was approved by a vote of 66 2/3% of the members of the Governing Board of Parent, Dex Media or the Company, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, then in office;

       (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

       (5) the Company ceases to own, beneficially or of record, all the Capital Stock of Dex Media East Finance.


     In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:


       (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or


       (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.


     Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the trustee (the "Change of Control Offer") stating:


       (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);


       (2) the circumstances and relevant facts and financial information regarding such Change of Control;


       (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and


       (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Senior Subordinated Notes purchased.

     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Subordinated Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Subordinated Notes issued but not outstanding or will be retired and canceled, at the option of the Issuers. Senior Subordinated Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Subordinated Notes issued and outstanding.

     The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Outstanding Senior Subordinated Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Subordinated Note Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a purchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Subordinated Note Indenture relative to the Issuers' obligation to make an offer to purchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

CERTAIN COVENANTS

     The Senior Subordinated Note Indenture contains covenants including, among others, the following:


     Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Subordinated Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6:1.


     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:


       (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $1,490.0 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under "--Limitation on sales of assets and subsidiary stock," applied to permanently reduce any such Indebtedness, provided that $160.0 million of such Bank Indebtedness may be Incurred only in connection with, and upon the consummation of, the Dex Media West Acquisition;


       (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Subordinated Note Guarantor is the obligor on such Indebtedness, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Subordinated Note Guarantor with respect to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor, as applicable;


       (3) Indebtedness (A) represented by the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes) and the Senior Subordinated Note Guarantees and the Senior Notes (not including any Additional Senior Notes (as defined under "Description of Senior Exchange Notes")) and the Senior Note Guarantees (as defined under "Description of Senior Exchange Notes"), (B) outstanding on November 8, 2002 (other than the Indebtedness described in clauses
            (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause
            (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable;


       (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph
           (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause
           (4);

       (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and
            (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

       (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $30.0 million at any time outstanding);

       (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

       (8) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

       (9) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $125.0 million.

     (c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Senior Subordinated Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Senior Subordinated Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Senior Subordinated Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor. In addition, a Senior Subordinated Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Senior Subordinated Note Guarantor unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Senior Subordinated Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

     (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:


       (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on November 8, 2002 or in connection with the Dex Media West Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,


       (2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,


       (3) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and


       (4) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Subordinated
            Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.


     Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:


       (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),


       (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,


       (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or


       (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through
            (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:


          (A) a Default will have occurred and be continuing (or would result therefrom);

          (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness;" or


          (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to November 8, 2002 would exceed the sum, without duplication, of:


             (i) 50% of the Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which November 8, 2002 occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);


           (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to November 8, 2002 (other than an issuance or sale (x) to a Subsidiary of the Company,
                  (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or (z) in connection with, or substantially concurrently with, the Dex Media West Acquisition);


          (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to November 8, 2002 of any Indebtedness of the Company or its Restricted Subsidiaries issued after November 8, 2002 which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and


           (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.


     (b) The provisions of the foregoing paragraph (a) will not prohibit:


       (1) any purchase, prepayment, repayment, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:


          (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

          (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause
              (4)(C)(ii) of paragraph (a) above;

       (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on indebtedness;" provided that such Indebtedness is subordinated to the Senior Subordinated Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

       (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

       (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

       (5) for so long as the Company is treated as a pass-through or disregarded entity for United States Federal income tax purposes or for so long as the Company is a member of a consolidated group of corporations for federal income tax purposes, other than as the common parent, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

       (6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, $4.0 million per fiscal year of the Company and up to an aggregate amount of, together with Restricted Payments made under clause
            (7)(B) below, $10.0 million during the term of the Indenture; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

       (7) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) through (C) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

          (A) to Parent in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $2.5 million per fiscal year;

          (B) to Parent or Dex Media in amounts equal to amounts expended by Parent or Dex Media to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent or Dex Media from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); provided, however, that the aggregate amount paid, loaned or advanced to Parent and Dex Media pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, $4.0 million per fiscal year of the Company, up to a maximum aggregate amount of, together with Restricted Payments made under clause
              (6) above, $10.0 million during the term of the Indenture, plus any amounts contributed by Parent or Dex Media to the Company as a result of resales of such repurchased shares of Capital Stock; or

          (C) to Parent or Dex Media to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company;

       (8) any payment of dividends, other distributions or other amounts by the Company from the proceeds of $160.0 million of Bank Indebtedness Incurred in connection with, and upon the consummation of, the Dex Media West Acquisition, permitted by clause (b)(1) of the covenant described under "--Limitation on indebtedness;" provided, however, that such dividend, other distribution or other amount will be excluded in the calculation of the amount of Restricted Payments;

       (9) the payment of dividends on Parent's, Dex Media's or the Company's common stock following the first bona fide underwritten public offering of common stock of Parent, Dex Media or the Company, as the case may be, after November 8, 2002, of up to 6% per annum of the net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering; provided, however, that
            (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;

       (10) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under "Change of Control," including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

       (11) other Restricted Payments not to exceed $20.0 million in the aggregate; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments; or

       (12) dividends paid with the proceeds of a cash common equity contribution or sale of Capital Stock (other than Disqualified Stock) in an amount of up to $50.0 million substantially concurrently with the consummation of, and to fund a portion of the purchase price of, the Dex Media West Acquisition; provided, however, that:

          (A) such dividends will be excluded in the calculation of the amount of Restricted Payments, and

          (B) the proceeds from such contribution or sale will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph
               (a) above.

     Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

       (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

       (2) make any loans or advances to the Company; or

       (3) transfer any of its property or assets to the Company, except:

          (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on November 8, 2002 and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;

          (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

          (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause
               (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

          (D) in the case of clause (3), any encumbrance or restriction

               (i)  that restricts in a customary manner the subletting,
                   assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

               (ii) contained in security agreements securing Indebtedness of a
                   Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

          (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (F) customary provisions in joint venture agreements; provided, however, that (i) such encumbrance or restriction is applicable only to such Restricted Subsidiary, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Subordinated Notes than is customary in comparable agreements and (iii) the Company reasonably determines that any such encumbrance or restriction will not materially affect the ability of the Issuers to make any anticipated principal or interest payments on the Senior Subordinated Notes.

     Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

       (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

       (2) in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

       (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

          (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

          (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Senior Subordinated Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Senior Subordinated Notes and other Senior Subordinated Indebtedness of the Company; and

          (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Subordinated Note Indenture;

          provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or
          (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million.

     For the purposes of this covenant, the following are deemed to be cash:

   o the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Subordinated Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

   o securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

     (b) In the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase Senior Subordinated Notes tendered pursuant to an offer by the Issuers for the Senior Subordinated Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Subordinated Note Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Senior Subordinated Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Subordinated Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for Senior Subordinated Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses
(a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

     (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

     (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

     (3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "Limitation on restricted payments,"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

     (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Governing Board of the Company,

     (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time,

     (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,

     (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

     (7) amounts payable to Dex Media pursuant to the Management Agreement as in effect on November 8, 2002 on the terms described in the offering memorandum dated October 30, 2002 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Subordinated Notes in any material respect, provided that any payments pursuant to this clause (7) with respect to management fees shall not exceed $2.0 million in any fiscal year, plus all reasonable out-of-pocket expenses incurred by Dex Media in connection with its performance of management, consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

     (8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

     (9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements with Dex Media West or Dex Media that are described in the offering memorandum dated October 30, 2002 under the heading "The Transactions--Agreements between Us and Dex Media West and/or Dex Media" to which it is a party as of the closing date of the Dex Media West Acquisition on the terms described in the offering memorandum and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the holders of the Senior Subordinated Notes in any material respect, or

     (10) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on November 30, 2002 and as described in the offering memorandum.


     SEC reports. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the Issuers are not permitted to file with the SEC by the applicable federal securities laws) and provide the trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent, Dex Media or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.


     Future senior subordinated note guarantors. The Company will cause each Restricted Subsidiary (other than Dex Media East Finance) that Incurs or Guarantees any Bank Indebtedness to become a Senior Subordinated Note Guarantor, and, if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the Senior Subordinated Note Indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Subordinated Notes. Each Senior Subordinated Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Limitation on lines of business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

     Limitation on the conduct of business of Dex Media East Finance. In addition to the other restrictions set forth in the Senior Subordinated Note Indenture, the Senior Subordinated Note Indenture will provide that Dex Media East Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Dex Media East Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than Dex Media East Finance.

     The Company will not sell or otherwise dispose of any shares of Capital Stock of Dex Media East Finance and will not permit Dex Media East Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

MERGER AND CONSOLIDATION

     Neither the Company nor Dex Media East Finance will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Dex Media East Finance) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company or Dex Media East Finance under the Senior Subordinated Notes and the Senior Subordinated Note Indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Limitation on indebtedness;"

     (4) the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture; and

     (5) the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Dex Media East Finance, under the Senior Subordinated Note Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Subordinated Notes.

     In addition, the Company will not permit any Senior Subordinated Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

     (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Subordinated Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) the Company will have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

   Notwithstanding the foregoing:

     (A) any Restricted Subsidiary (other than Dex Media East Finance) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Subordinated Note Guarantor and

     (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction to realize tax or other benefits.


DEFAULTS

   Each of the following is an Event of Default:

     (1) a default in any payment of interest (including additional interest) on any Senior Subordinated Note when due and payable whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

     (2) a default in the payment of principal of any Senior Subordinated Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

     (3) the failure by either Issuer or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under "Merger and Consolidation" above,

     (4) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under "Change of Control" above (other than a failure to purchase Senior Subordinated Notes),

     (5) the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under "Certain Covenants" above (other than a failure to purchase Senior Subordinated Notes) or with its other agreements contained in the Senior Subordinated Notes or the Senior Subordinated Note Indenture,

     (6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision"),

     (7) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

     (8) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $10.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

       (A) an enforcement proceeding thereon is commenced by any creditor or

       (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

     (9) any Senior Subordinated Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Subordinated Note Guarantor or Person acting by or on behalf of such Senior Subordinated Note Guarantor denies or disaffirms such Senior Subordinated Note Guarantor's obligations under the Senior Subordinated Note Indenture or any Senior Subordinated Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Subordinated Note Indenture.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (4), (5) or (9) will not constitute an Event of Default until the trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, notify the Issuers and the trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5) or (9) hereof after receipt of such notice.


     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media East Finance occurs, the principal of and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences.


     In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default described in clause (6) has occurred and is continuing, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.

     Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Subordinated Note Indenture or the Senior Subordinated Notes unless:

     (1) such Holder has previously given the trustee notice that an Event of Default is continuing,

     (2) Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, have requested the trustee in writing to pursue the remedy,

     (3) such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

     (5) the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the trustee in personal liability. Prior to taking any action under the Senior Subordinated
Note Indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Subordinated Note (including payments pursuant to the redemption provisions of such Senior Subordinated Note), the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.


AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Senior Subordinated Note Indenture or the Senior Subordinated Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Subordinated Note (including the Senior Subordinated Exchange Notes) affected, no amendment may, among other things:

     (1) reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment,

     (2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Subordinated Note,

     (3) reduce the principal of or extend the Stated Maturity of any Senior Subordinated Note,

     (4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under "Optional Redemption" above,

     (5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note,

     (6) make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any Holder,

     (7) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder's Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Subordinated Notes,

     (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

     (9) modify the Senior Subordinated Note Guarantees in any manner adverse to the Holders.

     Without the consent of any Holder, the Issuers, the Senior Subordinated Note Guarantors and the trustee may amend the Senior Subordinated Note Indenture to:

     o cure any ambiguity, omission, defect or inconsistency,

     o provide for the assumption by a successor corporation of the obligations of the Issuers under the Senior Subordinated Note Indenture,

     o provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided, however, that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code),

     o to make any change in the subordination provisions of the Senior Subordinated Note Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuers or a Senior Subordinated Note Guarantor (or any Representative thereof) under such subordination provisions,

     o add additional Guarantees with respect to the Senior Subordinated
         Notes,

     o secure the Senior Subordinated Notes,

     o add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

     o make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Subordinated Note Indenture,

     o provide for the issuance of the Senior Subordinated Exchange Notes or Additional Senior Subordinated Notes; or

     o comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Note Indenture under the TIA.


     However, no amendment may be made to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuers or a Senior Subordinated Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

     The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.


TRANSFER AND EXCHANGE

     A Holder will be able to transfer or exchange Senior Subordinated Notes. Upon any transfer or exchange, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Senior Subordinated Note Indenture. The Issuers will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Subordinated Note for all purposes.



DEFEASANCE

     The Issuers may at any time terminate all their obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes.

   In addition, the Issuers may at any time terminate:

     (1) their obligations under "Change of Control" and under the covenants described under "Certain Covenants," or

     (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

     In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Subordinated Note Guarantor will be released from all of its obligations with respect to its Senior Subordinated Note Guarantee.

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7)

(with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "Defaults" above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).


SATISFACTION AND DISCHARGE

     The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

     (1) either

       (a) all Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid, have been delivered to the trustee for cancellation; or

       (b) all Senior Subordinated Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Senior Subordinated Note Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

     (3) the Issuers or any Senior Subordinated Note Guarantor have paid, or caused to be paid, all sums payable by them under the Senior Subordinated Note Indenture; and

     (4) the Issuers have delivered irrevocable instructions to the trustee under the Senior Subordinated Note Indenture to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

     In addition, in the case of paragraph (b) above, (i) the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Issuers obligations that would survive legal defeasance will remain outstanding.


CONCERNING THE TRUSTEE

     U.S. Bank National Association is the trustee under the Senior Subordinated Note Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Senior Subordinated Notes.

GOVERNING LAW

     The Senior Subordinated Note Indenture and the Senior Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


CERTAIN DEFINITIONS

     "Additional Assets" means:

       (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

       (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or


       (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:


any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.


     "Adjusted Consolidated Net Income" means, for any period, Consolidated Net Income for such period adjusted to eliminate the effect of the increased basis in assets of the Company and its Restricted Subsidiaries as a result of purchase accounting adjustments in connection with the Transactions.


     "Adjusted EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:


       (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,


       (2) Consolidated Interest Expense,


       (3) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under "--Limitation on indebtedness" or any acquisition permitted hereunder,


       (4) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,


       (5) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),


       (6) all nonrecurring charges, and


       (7) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries.


     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the

Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants--Limitation on transactions with affiliates" and "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent, Dex Media or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

       (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

       (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

       (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

          (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

          (B) for purposes of the provisions described under "Certain Covenants--Limitation on sales of assets and subsidiary stock" only, a disposition permitted by the covenant described under "Certain Covenants--Limitation on restricted payments,"

          (C) a disposition of assets with a Fair Market Value of less than $2.0 million,

          (D) the sale of Capital Stock of an Unrestricted Subsidiary,

          (E) the sale or other disposition of cash or Temporary Cash Investments, and

          (F) the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on November 8, 2002 and as described in the offering memorandum dated October 30, 2002.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

       (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

       (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers or any Senior Subordinated Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Hedging Agreement" means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

       (1) interest expense attributable to Capitalized Lease Obligations,

       (2) amortization of debt discount and debt issuance costs,

       (3) capitalized interest,

       (4) noncash interest expense,

       (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

       (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

       (7) net costs associated with Hedging Obligations (including amortization of fees),

       (8) dividends in respect of all Disqualified Stock of the Company and all Senior Subordinated Note Guarantors and all Preferred Stock of any of the Restricted Subsidiaries that are not Senior Subordinated Note Guarantors of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary,

       (9) interest Incurred in connection with investments in discontinued operations and

       (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

   "Consolidated Leverage Ratio" as of any date of determination means the ratio of:


       (1) the Total Consolidated Indebtedness as of the date of determination (the "Determination Date") to


       (2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the "Measurement Period");


provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:


          (A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,


          (B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and


          (C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).


     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC. For purposes of this definition in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Transactions were consummated, pro forma effect shall also be given to the Transactions in the same manner as described in the offering memorandum dated October 30, 2002 under "Unaudited Pro Forma Financial Data" and shall include all adjustments to net income and EBITDA set forth in footnote (e) under "Summary Historical and Pro Forma Financial Data" in the offering memorandum.


     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:


       (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:


          (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and


          (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;


       (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;


       (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:


          (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and


          (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;


       (4) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;


       (5) any noncash SFAS 133 income (or loss) related to hedging activities;



       (6) any income (or loss) from discontinued operations;


       (7) to the extent noncash, any unusual, nonoperating or nonrecurring gain, loss or charge;


       (8) any extraordinary gain or loss;


       (9) the cumulative effect of a change in accounting principles; and


       (10) the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Transactions applicable to the given period.


     Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.


     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of November 8, 2002, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among Dex Media, the Company, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Senior Subordinated Note Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Senior Subordinated Notes at the time outstanding).


     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.


     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.


     "Designated Senior Indebtedness" of the Company means


       (1) the Bank Indebtedness and the Senior Notes and


       (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Senior Subordinated Note Indenture.


     "Designated Senior Indebtedness" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.


     "Dex Media West" means the newly-formed limited liability company, all of the interest in which will be purchased by Dex Media in connection with the Dex Media West Acquisition.


     "Dex Media West Acquisition" means the acquisition by Dex Media or one of its Subsidiaries of Quest Dex, Inc.'s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming.


     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:


       (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,


       (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or



       (3) is redeemable at the option of the holder thereof, in whole or in part,


in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "Certain Covenants--Limitation on sale of assets and subsidiary stock."

     "Equity Offering" means any public or private sale of common stock of Parent, Dex Media or the Company other than (i) public offerings with respect to Parent's, Dex Media's or the Company's common stock registered on Form S-8 and (ii) other issuances upon exercise of options by employees of Parent, Dex Media or the Company or any of their Restricted Subsidiaries.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Subordinated Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of November 30, 2002, including those set forth in:

       (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

       (2) statements and pronouncements of the Financial Accounting Standards Board,

       (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

       (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the Senior Subordinated Note Indenture shall be computed in conformity with GAAP.

     "Governing Board" of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

       (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

       (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" means the Person in whose name a Senior Subordinated Note is registered on the Registrar's books.

     "Income Tax Liabilities" means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Restricted Subsidiaries for such taxable year (the "Taxable Amount") minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Restricted Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-four percent (44%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or its owners with respect to the income and gains of the Company and its Restricted Subsidiaries.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

       (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

       (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

       (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

       (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

       (5) all Capitalized Lease Obligations of such Person;

       (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

       (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

          (A) the Fair Market Value of such asset at such date of determination and

          (B) the amount of such Indebtedness of such other Persons;

       (8) Hedging Obligations of such Person; and

       (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on restricted payments":

       (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

          (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

          (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

       (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

       (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

       (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

       (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

       (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company, a Senior Subordinated Note Guarantor or the trustee.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Governing Board of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 15% of the Company's Consolidated net revenues for the prior fiscal year.

     "Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on November 8, 2002 and any Related Business.

     "Permitted Holders" means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of Parent's, Dex Media's or the Company's Capital Stock.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

       (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

       (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than Dex Media East Finance); provided, however, that such Person's primary business is a Permitted Business;

       (3) Temporary Cash Investments;

       (4) receivables owing to the Company or any Restricted Subsidiary (other than Dex Media East Finance) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

       (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

       (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $10.0 million in the aggregate outstanding at any one time;

       (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

       (8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on sale of assets and subsidiary stock";

       (9) Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under "Certain Covenants--Limitation on indebtedness";

       (10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under "Certain Covenants--Limitation on restricted payments"; or

       (11) any Person in an aggregate amount outstanding at any time not to exceed $50.0 million.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Senior Subordinated Note means the principal of the Senior Subordinated Note plus the premium, if any, payable on the Senior Subordinated Note which is due or overdue or is to become due at the relevant time.

   "Purchase Money Indebtedness" means Indebtedness:

     (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

     (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on November 8, 2002 or Incurred in compliance with the Senior Subordinated Note Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Subordinated Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

       (A) Indebtedness of a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor that Refinances Indebtedness of the Company or

       (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on November 8, 2002.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Subsidiary" means Dex Media East Finance and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Issuers secured by a Lien. "Secured Indebtedness" of a Senior Subordinated Note Guarantor has a correlative meaning.

     "Senior Notes" means the 9 7/8% Senior Notes due 2009 issued by the Company and Dex Media East Finance.

     "Senior Subordinated Indebtedness" of the Company means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

     "Senior Subordinated Note Guarantee" means each Guarantee of the obligations with respect to the Senior Subordinated Notes issued by a Person pursuant to the terms of the Senior Subordinated Note Indenture.

     "Senior Subordinated Note Guarantor" means any Person that has issued a Senior Subordinated Note Guarantee.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.


     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).


     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on November 8, 2002 or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Subordinated Notes pursuant to a written agreement. "Subordinated Obligation" of Dex Media East Finance or a Senior Subordinated Note Guarantor has a correlative meaning.


     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:


       (1) such Person,


       (2) such Person and one or more Subsidiaries of such Person or


       (3) one or more Subsidiaries of such Person.


     "Tax Distribution" means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner's ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.


   "Temporary Cash Investments" means any of the following:


     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,


     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
           Act),


     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

     (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and


     (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.


     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on November 8, 2002.


     "Total Consolidated Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.


     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.


     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.


   "Unrestricted Subsidiary" means:


     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and


       (2) any Subsidiary of an Unrestricted Subsidiary.


     The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company, but excluding Dex Media East Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:


       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or


       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Certain Covenants--Limitation on restricted payments."


     The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:


     (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain
           Covenants--Limitation on indebtedness" and


     (y) no Default shall have occurred and be continuing.

     Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.


REGISTRATION RIGHTS

     We have filed a registration statement to comply with our obligation under the registration rights agreements to register the issuance of the exchange notes. See "The Exchange Offer."

                         BOOK-ENTRY; DELIVERY AND FORM

     The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company.

     Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a the exchange notes, The Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indentures and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the Indentures and, if applicable, those of Euroclear and Clearstream Banking.

     Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of Dex Media East, Dex Media East Finance, Dex Media International, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     We expect that The Depository Trust Company will take any action permitted be taken by a holder of notes (including the presentation of notes for as described below) only at the direction of one or more participants account The Depository Trust Company interests in a global note is and only in respect of such portion of the aggregate principal amount as to which such participant or participants has or have given such to exchange to whose credited of notes direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

     We understand that: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust

Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

     Although The Depository Trust Company, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Dex Media East, Dex Media East Finance, Dex Media International or the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by Dex Media East and Dex Media East Finance within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company's rules and procedures in addition to those provided for under the applicable indenture.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material United States income tax consequences relevant to the exchange of the outstanding notes pursuant to this exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as "capital assets" (generally, property for investment) within the meaning of Section 1221 of the Code.

   As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

     o an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
         Section 7701(b) of the Code;

     o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

     o an estate, the income of which is subject to United States federal income tax regardless of its source; or

     o a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

     If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

     We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to this offer or the ownership or disposition of the notes or that any such position would not be sustained.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.


THE EXCHANGE

     The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the outstanding notes.


UNITED STATES HOLDERS


INTEREST

     Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes. In certain circumstances (see "Description of Senior Exchange Notes--Change of Control," and "Description of Senior Subordinated Exchange Notes--Change of Control,") we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay a premium pursuant to the change of control provisions, United States Holders will be required to recognize such amounts as income.

MARKET DISCOUNT

     If a United States Holder acquires a note at a cost that is less than the stated redemption price at maturity, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

     Under the market discount rules of the Code, a United States Holder is required to treat any gain on the disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the disposition of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a United States Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

     In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

     With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

AMORTIZABLE BOND PREMIUM

     In general, if a United States Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the acquisition date (other than stated interest payments), such excess will constitute amortizable bond premium. A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder's regular accounting method. The notes are subject to call provisions at our option at various times, as described in this prospectus under "Description of Senior Exchange Notes-Optional Redemption" and "Description of Senior Subordinated Exchange Notes-Optional Redemption." A United States Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a United States Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked the without the consent of the IRS. United States Holders should consult their own tax adviser before making this election.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

     A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder's income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, reduced by any principal payments received by such holder and by the amount of amortizable bond premium, if any, taken into account in respect of the note, and increased by the amount of market discount, if any, previously included in income in respect of the note. This gain or loss generally will be a capital gain or loss, except as described under "Market Discount" above. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

BACKUP WITHHOLDING

     A United States Holder may be subject to a backup withholding tax (up to 31%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

     o fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

     o furnishes an incorrect TIN;

     o is notified by the IRS that it has failed to properly report payments of interest or dividends; or

     o fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

     A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.


INTEREST

     Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

     o such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of Dex Media East, Inc.'s classes of stock;

     o such holder is not a controlled foreign corporation that is related to Dex Media East, Inc. through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     o either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied; and

     o the interest is not effectively connected with the conduct of a trade or business within the United States.

     Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder's country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

     The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.


SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non-United States Holder) and
(ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

UNITED STATES TRADE OR BUSINESS

     If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.


BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:


     o   a United States person;

     o a controlled foreign corporation for United States federal income tax purposes;

     o a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     o a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

     Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


     The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York.




                                    EXPERTS


     The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, referred to as Dex East (as more fully described in Note 1 to the combined financial statements), as of December 31, 2001 and for the period from January 1, 2002 to November 8, 2002, and for the years ended December 31, 2001 and 2000, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Dex Media East LLC and subsidiaries as of December 31, 2002, and for the period from November 9, 2002 to December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.




                      WHERE YOU CAN FIND MORE INFORMATION

     Dex Media East, Dex Media East Finance and Dex Media International have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, covering the exchange notes being offered hereby. This prospectus is not required to contain, and does not contain, all the information contained in the registration statement, such as information relating to the indemnification of directors and officers, exhibits and undertakings by Dex Media, Dex Media East Finance and Dex Media International. For further information with respect to Dex Media East, Dex Media East Finance, Dex Media International and the exchange offer, please refer to the registration statement. Although we have summarized the material provisions of the contracts, agreements and other documents filed as exhibits to the registration statement, we encourage you to read the documents contained in the exhibits for a more complete understanding and description of each contract, agreement or other document filed as an exhibit.


     The indentures governing the outstanding notes provide that, even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we will file with the SEC (unless we are not permitted to file with the SEC by the applicable federal securities laws) and provide the trustee for the notes, holders of the notes and prospective holders of the notes (upon request) within 15 days after we file (or would be required to file) them with the SEC, copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. Upon consummation of the Exchange Offer, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act.


     You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                            Page
                                                                            ----
DEX MEDIA EAST LLC CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Reports ..........................................   F-2 - F-3
Consolidated Balance Sheets at December 31, 2002 and 2001 ..............   F-4
Consolidated Statements of Operations for the periods from November 9 to
 December 31, 2002 and January 1 to November 8, 2002, and for the years
 ended December 31, 2001 and 2000 ......................................   F-5
Consolidated Statements of Cash Flows for the periods from November 9 to
 December 31, 2002 and January 1 to November 8, 2002, and for the years
 ended December 31, 2001 and 2000 ......................................   F-6
Consolidated Statements of Changes in Owner Equity for the periods from
 November 9 to December 31, 2002 and January 1 to November 8, 2002,
 and for the years ended December 31, 2001and 2000 .....................   F-7
Notes to Consolidated Financial Statements .............................   F-8 - F-40

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Dex Media, Inc.:

     We have audited the accompanying consolidated balance sheet of Dex Media East LLC (an indirect wholly-owned subsidiary of Dex Media, Inc.) and subsidiaries (Successor) as of December 31, 2002, and the consolidated statements of operations, owner equity and cash flows for the period from November 9, 2002 to December 31, 2002 (Successor period). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dex Media East LLC and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the Successor period in conformity with accounting principles generally accepted in the United States of America.


     As discussed in Note 1(a) to the consolidated financial statements, effective November 8, 2002, Dex Media East LLC acquired from Qwest Communications International, Inc. the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (Dex East). As a result of the acquisition, the consolidated financial information of Dex Media East LLC for the period after the acquisition is presented on a different cost basis than that of Dex East for the periods before the acquisition and, therefore, is not comparable.


KPMG LLP


Denver, Colorado
March 14, 2003

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Qwest Communications International Inc.:


     We have audited the accompanying combined balance sheet of the operations of Qwest Dex Holdings, Inc. and subsidiary (Qwest Dex) in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, hereinafter referred to as Dex East (as more fully described in Note 1) as of December 31, 2001, and the related combined statements of operations, owner deficit and cash flows for the period from January 1, 2002 to November 8, 2002, and for the years ended December 31, 2001 and 2000. These combined financial statements are the responsibility of Qwest Dex's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 2(b) and 3(v), the financial statement items of Qwest Dex related to the operations of Dex East are included in the accompanying combined financial statements. As discussed in Note 3(c), the combined results of operations of Dex East for the years ended December 31, 2001 and 2000 were previously included in the consolidated financial statements of Qwest Communications International Inc., a public company, using the point of publication method for directory advertising revenue and cost recognition. These combined financial statements of Dex East present directory advertising revenue and costs under the deferral and amortization method for all periods presented.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dex East as of December 31, 2001, and the results of its operations and its cash flows for the period from January 1, 2002 to November 8, 2002, and for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



KPMG LLP


Denver, Colorado
March 14, 2003

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 2002 AND 2001






                                                                             COMPANY      PREDECESSOR
                                                                          ------------   ------------
(DOLLARS IN MILLIONS)                                                         2002           2001
-----------------------------------------------------------------------   ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ............................................      $  38         $     55
 Accounts receivable, net .............................................         67               76
 Deferred directory costs .............................................        111              124
 Current deferred taxes ...............................................          1               27
 Other current assets .................................................          7                4
                                                                             -----         --------
   Total current assets ...............................................        224              286
Property, plant and equipment, net ....................................         22               31
Goodwill and intangible assets, net ...................................      2,662               --
Deferred income taxes .................................................         20               --
Deferred financing costs ..............................................         94               --
Prepaid benefit obligations and other assets ..........................         --               31
                                                                             -----         --------
Total Assets ..........................................................      $3,022        $    348
                                                                             ======        ========
LIABILITIES AND OWNER EQUITY
Current liabilities:
 Short-term borrowings ................................................      $  --         $  1,391
 Current portion of long-term debt ....................................         40               --
 Accounts payable .....................................................         46               14
 Amounts due to related parties .......................................         --               26
 Employee compensation ................................................         10               11
 Deferred revenue and customer deposits ...............................         63               94
 Accrued interest payable .............................................         25               --
 Other accrued liabilities ............................................          8               17
                                                                             ------        --------
   Total current liabilities ..........................................        192            1,553
Long-term debt ........................................................      2,167               --
Deferred income taxes .................................................         --               10
Pension, post-retirement and other post-employment benefit obligations          35               35
Other liabilities .....................................................          5               --
                                                                             ------        --------
   Total liabilities ..................................................      2,399            1,598
                                                                             ------        --------
Commitments and contingencies (Note 15)
Owner interest ........................................................        655               --
Accumulated deficit ...................................................        (28)              --
Owner deficit .........................................................         --           (1,250)
Accumulated other comprehensive loss ..................................         (4)              --
                                                                             --------      --------
 Total Owner Equity (Deficit) .........................................        623           (1,250)
                                                                             -------       --------
 Total Liabilities and Owner Equity ...................................      $3,022        $    348
                                                                             =======       ========



See accompanying notes to consolidated financial statements.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000






                                                     COMPANY                     PREDECESSOR
                                                 ---------------   ---------------------------------------
                                                   PERIOD FROM      PERIOD FROM
                                                  NOVEMBER 9 TO     JANUARY 1 TO   YEARS ENDED DECEMBER 31,
                                                   DECEMBER 31,     NOVEMBER 8,    ------------------------
(DOLLARS IN MILLIONS)                                  2002             2002          2001         2000
----------------------------------------------   ---------------   -------------   ----------   ----------
Revenue ......................................        $  58           $590           $666         $638
Operating Expenses:
 Cost of revenue .............................           20            178            209          238
 General and administrative ..................           19             34             32           35
 Bad debt expense ............................            2             15             16           14
 Depreciation and amortization ...............           33              9             12           15
 Merger-related expenses .....................           --             --              4            6
 Impairment charges ..........................           --             --              7           --
                                                      -----           ----           ----        -----
   Total operating expenses ..................           74            236            280          308
                                                      -----           ----           ----        -----
   Operating (loss) income ...................          (16)           354            386          330
Other expense (income):
 Interest income .............................           --             (1)            (4)          (1)
 Interest expense ............................           28             11             --           --
 Interest expense, affiliate .................           --             76            114          124
 Other expense (income) - net ................            3              4              7          (14)
                                                      -----           -----          -----       ------
   (Loss) income before income taxes .........          (47)           264            269          221
Income tax (benefit) provision ...............          (19)           107            108           91
                                                      -----           -----          -----       ------
   Net (loss) income .........................        $ (28)          $157           $161         $130
                                                      =====           =====          =====       ======



See accompanying notes to consolidated financial statements.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000




                                                                   COMPANY                  PREDECESSOR
                                                               --------------- -------------------------------------
                                                                 PERIOD FROM    PERIOD FROM
                                                                NOVEMBER 9 TO   JANUARY 1 TO YEARS ENDED DECEMBER 31,
                                                                 DECEMBER 31,   NOVEMBER 8,  ------------------------
(DOLLARS IN MILLIONS)                                                2002           2002         2001        2000
-------------------------------------------------------------- --------------- ------------- ------------ ----------
Operating activities:
 Net (loss) income ...........................................    $   (28)        $ 157         $ 161       $ 130
 Adjustments to net (loss) income:
   Depreciation and amortization .............................         33             9            12          15
   Employee benefit credit ...................................         --            --            (9)         (9)
   Write down of investments .................................         --            --             7          --
   Asset impairment charges ..................................         --            --             7          --
   Loss on disposal of assets ................................         --             4            --          --
   Other post-retirement benefit curtailment gain ............         --            --            --          (6)
   Deferred tax (benefit) provision ..........................        (19)          (26)            8          (1)
   Bad debt expense ..........................................          2            15            16          14
   Gain on sale of investments ...............................         --            --            --         (16)
   Loss on foreign currency translation ......................          2            --            --          --
   Amortization of deferred financing costs ..................          2             2            --          --
 Changes in operating assets and liabilities:
   Accounts receivable .......................................         (6)           (2)          (15)        (32)
   Deferred directory costs ..................................        (30)           20             3          --
   Other current assets ......................................          5            (6)           (3)          2
   Deferred revenue and customer deposits ....................         61           (21)            2          10
   Accounts payable and other liabilities ....................         52            (3)           13          13
   Employee benefit plan obligations and other, net ..........          1           (12)          (10)          1
                                                                  ---------       -------       -------     -------
    Cash provided by operating activities ....................         75           137           192         121
                                                                  ---------       -------       -------     -------
Investing activities:
 Acquisition of Dex East .....................................     (2,754)           --            --          --
 Payment of acquisition expenses .............................        (44)
 Expenditures for property, plant and equipment ..............         (1)          (13)           --          (6)
 Capitalized software development costs ......................         (2)           (1)           (7)         (9)
 Proceeds from sale of investments ...........................         --            --            --          17
 Purchase of investments .....................................         --            --            --          (7)
                                                                  ---------       -------       -------     --------
    Cash used for investing activities .......................     (2,801)          (14)           (7)         (5)
                                                                  ---------       -------       --------    --------
Financing activities:
 Repayments of short-term borrowings from affiliates .........         --          (498)         (212)       (138)
 Proceeds from issuance of long-term debt ....................      2,255           330            --          --
 Repayments of long-term debt ................................        (50)           --            --          --
 Capital contributed by Owner ................................        655            --            --          --
 Payment of debt issuance costs ..............................        (96)          (24)           --          --
 Dividends paid to Qwest .....................................         --            --            --         (29)
 Contributions from (distributions to) Qwest in lieu of
   income taxes ..............................................         --           104            88         (44)
 Contributions from (distributions to) Qwest .................         --                          (6)         95
                                                                  ---------       -------       --------    -------
   Cash provided by (used for) financing activities ..........      2,764           (88)         (130)       (116)
                                                                  ---------       -------       -------     -------
Cash and cash equivalents:
 Increase (decrease) .........................................         38            35            55          --
 Beginning balance ...........................................         --            55            --          --
                                                                  ---------       -------       -------     -------
 Ending balance ..............................................    $    38         $  90         $  55       $  --
                                                                  =========       =======       =======     =======
Non-cash investing activities:
 Contribution of LCI and financing............................         --            20            --          --
 Contribution of software assets .............................         --             3            --          --
 Distribution of land & buildings ............................         --           (10)           --          --


See accompanying notes to consolidated financial statements.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
              CONSOLIDATED STATEMENTS OF CHANGES IN OWNER EQUITY
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000






                                                                          OTHER             TOTAL
                                                         OWNER        COMPREHENSIVE         OWNER        COMPREHENSIVE
PREDECESSOR                                             DEFICIT       INCOME (LOSS)        DEFICIT          INCOME
-------------------------------------------------   --------------   ---------------   --------------   --------------
Balance, December 31, 1999 ......................      $(1,673)           $  10           $(1,663)
 Net income .....................................          130               --               130           $ 130
 Other comprehensive loss .......................           --              (10)              (10)            (10)
                                                                                                            -----
 Comprehensive income ...........................                                                           $ 120
                                                                                                            =====
 Distribution to Qwest in lieu of taxes .........          (44)              --               (44)
 Forfeiture of Qwest restricted stock ...........           (1)              --                (1)
 Capital contribution from Qwest ................           95               --                95
                                                       ---------          -----           ---------
Balance, December 31, 2000 ......................       (1,493)              --            (1,493)
 Net income .....................................          161               --               161           $ 161
 Other comprehensive income .....................           --               --                --              --
                                                                                                            -----
 Comprehensive income ...........................                                                           $ 161
                                                                                                            =====
 Contribution from Qwest in lieu of
   taxes ........................................           88                                 88
 Distribution to Qwest ..........................           (6)                                (6)
                                                       ----------                         ----------
Balance, December 31, 2001 ......................       (1,250)              --            (1,250)
 Net income .....................................          157                                157           $ 157
 Other comprehensive income .....................                            --                --              --
                                                                                                            -----
 Comprehensive income ...........................                                                           $ 157
                                                                                                            =====
 Contribution from Qwest in lieu of
   taxes ........................................          104               --               104
 Net non-cash capital contributions from Qwest              13               --                13
                                                      ---------                          ---------
Balance, November 8, 2002 .......................      $  (976)           $  --           $  (976)
                                                       =========          =====           =========


--------------------------------------------------------------------------------


                                                                      ACCUMULATED
                                                                         OTHER           TOTAL
                                          OWNER      ACCUMULATED     COMPREHENSIVE       OWNER      COMPREHENSIVE
COMPANY                                 INTEREST       DEFICIT            LOSS          EQUITY          LOSS
------------------------------------   ----------   -------------   ---------------   ----------   --------------
Balance, November 9, 2002 ..........      $ --          $  --            $--            $ --
 Capital contribution from
   Owner ...........................       655                                           655
 Net loss ..........................                      (28)                           (28)          $(28)
 Other comprehensive loss ..........                                      (4)             (4)            (4)
                                                                                                       -------
 Comprehensive loss ................                                                                   $(32)
                                                                                                       ======
Balance, December 31, 2002 .........      $655          $ (28)           $(4)           $623
                                          ====          =====            =====          ======


See accompanying notes to consolidated financial statements.

                               DEX MEDIA EAST LLC

            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


1. DESCRIPTION OF BUSINESS



(A) ACQUISITION


     On August 19, 2002, Qwest Communications International Inc. ("Qwest") entered into concurrent purchase agreements (the "Dex East Purchase Agreement" and the "Dex West Purchase Agreement") to sell the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (collectively "Qwest Dex") to Dex Holdings LLC (the "Dex Buyer"), the parent of Dex Media, Inc. ("Dex Media"), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson and Stowe (together, the "Sponsors"), in two separate phases. The Dex Buyer assigned its right to purchase the print and internet directory businesses in the Dex East States (defined below) to Dex Media East LLC ("Dex Media East" or the "Company"), a subsidiary of Dex Media East, Inc. The Company operates the print and internet directory businesses acquired in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, which we refer to as the Dex East States. In the second phase, a separate indirect subsidiary of Dex Media will operate the print and internet directory businesses that the Dex Buyer will acquire in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, or the Dex West States.

     The acquisition is to be executed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, Qwest Dex contributed substantially all of its assets and liabilities relating to its print and internet directory businesses in the Dex East States to SGN LLC, a newly-formed limited liability company, and, following that contribution, Dex Media East purchased all of the interests in SGN LLC. Immediately following such purchase, Dex Media East merged with SGN LLC. The total amount of consideration paid for Qwest Dex's print and internet directory businesses in the Dex East States was $2.754 billion (excluding fees and expenses). For Federal income tax purposes, the acquisition was treated as an asset purchase and, immediately after the consummation of the acquisition, Dex Media East, Inc., the parent of Dex Media East, had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the acquisition, Dex Media East, Inc. should generally be able to depreciate or amortize the acquired assets, primarily intangibles, based on a higher tax basis. As more fully described in Note 13, as a single-member LLC of Dex Media East, Inc., the Company has reflected the tax attributes it ascribes to its parent in the accompanying consolidated financial statements.

     In the second phase, Qwest Dex will contribute its remaining assets and liabilities relating to its print and internet directory businesses to another newly-formed limited liability company, or Dex Media West, and, following that contribution, the Dex Buyer will purchase all of the interests in Dex West for $4.3 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Dex Media West will operate the acquired print and internet directory businesses in the remaining seven states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming. The Dex West acquisition is expected to close in the second half of 2003.



(B) PREDECESSOR BUSINESS


     The combined financial statements of the acquired business in the Dex East States prior to the November 8, 2002 acquisition date, referred to as "Dex East" or the "Predecessor," represent a component of Qwest Dex and include the assets, obligations and operating activities of Qwest Dex for the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota. Dex East is not a separate legal entity but represents the business of Qwest Dex in or attributable to the applicable states.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


(C) OPERATIONS

     The Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in its region. Virtually all of the Company's revenue is derived from the sale of advertising in its various directories. The Company distributes its published directories to residents and businesses in the local service area through a third-party vendor. On June 12, 1998, Qwest completed its acquisition (the "Merger") of U S WEST, Inc. ("U S WEST"). U S WEST was deemed the accounting acquirer and its historical financial statements, including those of its wholly-owned subsidiaries, were carried forward as those of the newly combined company.

2. BASIS OF PRESENTATION

(A) THE COMPANY


     The accompanying consolidated balance sheet as of December 31, 2002, and the consolidated statements of operations, cash flows and owner equity for the period from November 9, 2002 to December 31, 2002 reflect the consolidated financial position, results of operations and cash flows of the Company from the date of acquisition and include all material adjustments required under purchase accounting. Dex East is considered the Predecessor to the Company. As such, the historical financial statements of Dex East are included in the accompanying consolidated financial statements, including the combined balance sheet as of December 31, 2001 and the combined statements of operations, cash flows and owner equity for the period from January 1, 2002 to November 8, 2002, and for the years ended December 31, 2001 and 2000 (collectively the "Predecessor combined financial statements"). The Predecessor combined financial statements have not been adjusted to give effect to the acquisition. As such, the consolidated financial statements of the Company after the acquisition are not comparable to the Predecessor combined financial statements prior to the acquisition.


(B) THE PREDECESSOR


     The accompanying combined financial statements of the Predecessor include the assets, obligations and activities of Qwest Dex for business conducted in the Dex East States. To prepare these financial statements, management of Qwest Dex either specifically identified, assigned or apportioned all assets, liabilities, revenue and expenses of Qwest Dex to either Dex East or Dex West. Management believes such specific identifications, assignments or apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East's and Dex West's relationship with Qwest Dex as well as Qwest and its other affiliates, the assets, liabilities, revenue and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these combined financial statements are not necessarily indicative of future financial position or results of operations.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the financial statements of Dex Media East and its two wholly-owned subsidiaries, Dex Media East Finance Co. and Dex Media International Inc. All intercompany balances and transactions have been eliminated in the consolidation.


(B) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


(C) REVENUE RECOGNITION

     The sale of advertising in telephone directories published by the Company is the primary source of revenue. The Company recognizes revenue ratably over the life of each directory using the deferral and amortization method, with revenue recognition commencing in the month of delivery.

     Prior to 1999, Qwest Dex recognized revenue and expense related to published directories using the deferral and amortization method, under which revenue and expense were recognized over the lives of the directories, which up to that time were typically 12 months. Effective as of the first quarter of 1999, Qwest Dex changed to the point of publication method of accounting, under which Qwest Dex recognized revenue and expenses at the time the directory was published.


     On March 8, 2002, Qwest received a request from the Denver regional office of the Securities and Exchange Commission ("SEC") to voluntarily produce documents and information in an informal inquiry into certain of Qwest's accounting practices and disclosures. This informal inquiry was subsequently changed to a formal investigation on April 3, 2002. The accounting practices and disclosures under investigation include accounting for directory publication revenues. Qwest and Qwest Dex are cooperating fully with the SEC investigation.

     In August 2002, Qwest Dex reassessed the point of publication method of accounting and concluded, based on that reassessment and its current practices, that the point of publication method of accounting was not appropriate under its circumstances.

     The accompanying consolidated financial statements reflect revenue and expense related to published directories under the deferral and amortization method of accounting for all periods presented. The Company publishes white and yellow pages with 12 month lives, while its Predecessor published white and yellow pages directories, with lives varying from 11 to 13 months, as follows:







                                       NUMBER OF DIRECTORIES PUBLISHED BY
                                               LIFE OF DIRECTORY
                                       ----------------------------------
                                        11 MONTHS   12 MONTHS   13 MONTHS
                                       ----------- ----------- ----------
    COMPANY
    November 9 to December 31, 2002 ..     --           20         --
    PREDECESSOR
    January 1 to November 8, 2002 ....     --          130         --
    Year ended December 31, 2001 .....      3          129         18
    Year ended December 31, 2000 .....      1          151         --




     The Company enters into nonmonetary transactions where the Company's advertising is promoted by the customer during the same period that the Company carries the customer's advertisement and accounts for these transactions in accordance with Emerging Issues Task Force ("EITF") Issue No. 99-17, "Accounting for Advertising Barter Transactions." Revenue recognized for advertising exchanged in barter transactions was less than $1 million in each of the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002. In each of the years ended December 31, 2001 and 2000, $2 million of such revenue was recognized. Equally offsetting amounts were recognized in cost of revenue.


(D) COST OF REVENUE

     Direct costs related to the sale, production and distribution of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


(E) DEFERRED REVENUE


     Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.


(F) DEFERRED DIRECTORY COSTS


     Deferred directory costs relate to the production of directories. These costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.


(G) ADVERTISING COSTS


     Costs related to advertising are expensed as incurred. Advertising expenses of $2 million, $5 million, $8 million and $16 million in the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002, and the years ended December 31, 2001 and 2000, respectively, are primarily included in general and administrative expense in the consolidated statements of operations.


(H) CASH AND CASH EQUIVALENTS


     The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. In the Predecessor periods, Dex East considered all obligations to affiliates not settled on a quarterly basis to be financing activities for purposes of the statement of cash flows.


(I) ACCOUNTS RECEIVABLE


     The Company has a billing and collection agreement with Qwest Corporation ("QC"), a wholly-owned subsidiary of Qwest. Under that agreement, certain receivables are billed and collected by QC on behalf of the Company for common customers within the local service area. QC purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of the QC-billed receivables and any related reserves in its consolidated balance sheets.


     The Company reports its accounts receivable at the outstanding principal net of the allowance for doubtful accounts. The allowance for doubtful accounts for trade receivables includes all amounts past due more than 75 days as determined by the contractual term of each sale. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of bad debt expense.


     For accounts receivable purchased by QC, management uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the necessary allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.



     The Company charges a percentage finance charge on certain past due trade receivables. For local accounts receivables, the Company does not recognize finance charges until the cash is collected from the customer. For national accounts receivable, the Company recognizes finance charges when billed. At December 31, 2002, $1 million of accounts receivable past due 90 days or more were accruing finance charges.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     The following table presents a breakdown of accounts receivable balances as of December 31 (in millions):






                                                       COMPANY     PREDECESSOR
                                                      ---------   ------------
                                                         2002         2001
                                                      ---------   ------------
    Trade accounts receivable .....................     $72           $54
    Accounts receivable purchased by QC ...........       3            24
    Amounts due from related parties ..............      --             6
    Less: allowance for doubtful accounts .........      (8)           (8)
                                                        ------        ------
    Accounts receivable, net ......................     $67           $76
                                                        =====         =====



(J) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other expense (income).

(K) COMPUTER SOFTWARE


     Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to 5 years. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $10 million and $24 million at December 31, 2002 and 2001, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $1 million, $3 million, $3 million and $2 million for the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002, and the years ended December 31, 2001 and 2000, respectively. During December 2001, $7 million of capitalized computer software costs were written off because of the abandonment of a sales automation project and the implementation of various system enhancements. See
Note 17 for an additional discussion of the asset impairment.


(L) DEFERRED FINANCING COSTS


     Costs incurred in connection with the financing activities related to the acquisition are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statement of operations. Total costs deferred in the accompanying consolidated balance sheet at December 31, 2002 was $94 million. There were no deferred costs in the combined balance sheet of the Predecessor at December 31, 2001.


(M) IDENTIFIABLE INTANGIBLES AND LONG-LIVED ASSETS

     The impairment of long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


(N) GOODWILL AND INTANGIBLE ASSETS


     Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on November 8, 2002, the date of the acquisition. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangibles balances are not being amortized, but instead will be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".


     Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to forty years.

     The Company evaluates the carrying value of goodwill and identified intangibles not subject to amortization each fiscal year. As part of the evaluation, the Company compares the carrying value of each intangible asset with its fair value to determine whether there has been any impairment. The Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company's incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. As of December 31, 2002, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

(O) STOCK OPTIONS


     COMPANY. At December 31, 2002, certain employees of the Company participated in one stock option plan which is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the measurement date of grant. For the period from November 9 to December 31, 2002, if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation using a straight-line method of attributing compensation expense, the effect on net income would have been less than $1 million.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



     PREDECESSOR. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans are accounted for under the recognition and measurement principles of APB Opinion No. 25. No compensation expense is reflected in net income, as all options granted by the Predecessor had an exercise price that is at least equal to the market value of the underlying security on the measurement date. Had the Predecessor applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation, the pro forma net income of Dex East would have been as follows (in millions):







                                               YEARS ENDED
                            PERIOD FROM        DECEMBER 31,
                            JANUARY 1 TO     ----------------
                          NOVEMBER 8, 2002    2001      2000
                         -----------------   ------   -------
Net Income:
 As reported .........          $157          $161     $130
 Pro forma ...........           157           160      129



(P) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES


     The Company follows the provisions of SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133. SFAS Nos. 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

     On the date a derivative contract is executed, the Company designates the derivative as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash-flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

     Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

     The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative is expired or is sold, terminated or exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.


(Q) COMPREHENSIVE INCOME (LOSS)


     The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income, comprehensive income (loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


(R) INCOME TAX PROVISION


     The Company will be included in the consolidated Federal income tax return and combined state income tax returns for Dex Media Inc., the Company's ultimate parent. The Company is a single member limited liability company and is disregarded as a separate taxable entity from its parent for income tax purposes. The Company calculates and records income taxes as if it filed a separate corporate income tax return.


     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(S) FAIR VALUE OF FINANCIAL INSTRUMENTS


     Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, short-term and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. The carrying value of the Company's variable-rate long-term debt approximates fair value because the related interest rates reset to current market rates on a short-term basis. The fair value of the Company's fixed-rate long-term debt is based on quoted market prices or is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.


(T) SEGMENT INFORMATION


     The Predecessor previously reported two operating segments: Directory Publishing and Internet Yellow Pages. The chief operating decision maker of the Company does not regularly review the operating results of any separate components of the Company.


(U) RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the 2002 presentation.

(V) PREDECESSOR FINANCIAL STATEMENTS


     In order to divide the Qwest Dex consolidated financial statements between Dex East and Dex West, it was necessary for Qwest Dex management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Qwest Dex accounts between Dex East and Dex West.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


BALANCE SHEETS:


     Cash and cash equivalents--as there was no cash and cash equivalents balance as of January 1, 2000 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during the period from January 1 to November 8, 2002, and the years ended December 31, 2001 and 2000 and the resulting ending balances as of November 8, 2002, and December 31, 2001 and 2000 were determined based on operating activities within the specified Dex East states.



     Accounts receivable, net--(i) the majority of accounts receivable were specifically identified as related to the customers within the states included in Dex East's stated geographic area and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenue of Dex East and Dex West.


     Deferred directory costs--specifically identified by state and by directory.


     Current deferred taxes--specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.


     Other current assets--apportioned based upon total current assets excluding other current assets relative to total Qwest Dex current assets excluding other current assets.


     Property, plant and equipment, net--the majority of property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative expense amounts recorded in employee-related cost of revenue and general and administrative expenses for the years presented.



     Prepaid benefit obligations and other assets and post-retirement and other post-employment benefit obligations--apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information.



     Short-term borrowings --as discussed in Note 8, Qwest Dex had outstanding debt due to Qwest Capital Funding ("QCF"), an affiliate of Qwest, that was ascribed to Qwest Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Qwest Dex business derived using an EBITDA multiple at that time, Qwest Dex's management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt and associated debt issuance costs incurred by Qwest Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East's and Dex West's proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.


     Accounts payable--apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the years presented, excluding employee-related costs.


     Amounts due to related parties--apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the years presented.


     Employee compensation--apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the years presented.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     Deferred revenue and customer deposits--specifically identified by state and by directory.


     Other accrued liabilities--apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the years presented.


     Other liabilities--(i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the years presented.



STATEMENTS OF OPERATIONS:


     Revenue--(i) specifically identified by state and by directory and (ii) for other revenue that was not state-specific, amounts were apportioned based upon the relative percentage of Qwest Dex's directory services revenue for the respective years presented.



     Cost of revenue--specifically identified by state and by directory.



     General and administrative--apportioned primarily based on relative cost of revenues.


     Bad debt expense--specifically identified based on customer specific information and association with a specific state or directory.



     Depreciation and amortization expense--computed using historical depreciation rates applied to property, plant and equipment balances.


     Merger-related expenses--apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the years presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenue.


     Impairment charges--specifically apportioned based upon the state that the impaired asset was intended to benefit.


     Interest income--apportioned based upon relative cash and cash equivalents.


     Interest expense--computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.


     Other expense (income)--apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate years.


     Provision for income taxes--specifically determined using the overall effective tax rate considering the states included in Dex East's stated geographic area for each year.


     All significant intercompany amounts and transactions have been eliminated.


(W) NEW ACCOUNTING STANDARDS



     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement concerns the costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED )
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS No. 143 is effective for years beginning after June 15, 2002. The Company does not believe the adoption of this pronouncement will have a material effect on the Company's financial statements.


     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No. 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of this pronouncement will have a material effect on the Company's financial statements.

     Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued in November 2002. The interpretation provides guidance on the guarantor's accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. The Company has adopted the disclosure requirements of the interpretation as of December 31, 2002. The accounting guidelines are applicable to guarantees issued after December 31, 2002 and require that the Company record a liability for the fair value of such guarantees in the balance sheet.

                    DEX MEDIA EAST LLC

            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000


4. ACQUISITION OF DEX EAST

     The acquisition of Dex East (as more fully described in Note 1) was accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations." The operations of Dex East have been included in the accompanying consolidated financial statements from the acquisition date. The purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the remainder allocated to goodwill as follows (in millions):


     Fair value of the assets acquired and liabilities assumed:




         Dex purchase price ..............................  $ 2,754
         Working capital contribution ....................       16
         Fees and expenses ...............................      140
                                                            -------
    Total purchase price .................................    2,910
         Estimated fair values
          Assets acquired:
            Tangible                                            287
            Other identifiable intangible assets .........    1,791
          Liabilities assumed ............................      (71)
                                                            -------
    Goodwill .............................................  $   903
                                                            =======
         The purchase price was allocated as follows:
         Current assets ..................................  $   171
         Property and equipment ..........................       20
         Intangible assets ...............................    1,791
         Goodwill ........................................      903
         Other assets ....................................       96
                                                            -------
    Total assets .........................................    2,981
         Current liabilities .............................       36
         Other liabilities ...............................       35
                                                            -------
    Total liabilities ....................................       71
                                                            -------
    Total purchase price .................................  $ 2,910
                                                            =======

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000


   The sources of funds for the purchase price are as follows:



         Revolving Credit Facility ...............  $    50
         Tranche A Term Loan Facility ............      530
         Tranche B Term Loan Facility ............      700
         Senior notes ............................      450
         Senior subordinated notes ...............      525
         Capital contribution from Owner .........      655
                                                    -------
  Total source of funds ..........................  $ 2,910
                                                    =======


5. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited proforma financial information summarizes the results of operations of the Company as if the acquisition of Dex East (Note 1) had occurred on January 1st for each of the years presented. The proforma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition occurred on January 1, 2001, and does not purport to represent what the Company's results of operations might be for any future period.







                                           YEARS ENDED DECEMBER
                                                   31,
                                           --------------------
(IN MILLIONS)                                2002        2001
----------------------------------------   --------   ---------
Revenue ................................    $ 689       $ 666
Operating expense:
 Cost of revenue .......................      209         209
 General and administrative ............       72          50
 Depreciation and amortization .........      229         231
 Merger-related expenses ...............       --           4
 Impairment charges ....................       --           7
                                            -----       -----
   Total operating expense .............      510         501
                                            -----       -----
   Operating income ....................      179         165
Other expense:
 Interest expense ......................      194         211
 Other expense .........................        7           7
                                            -----       -----
   Income before income taxes ..........      (22)        (53)
Provision for income taxes .............       (8)        (21)
                                            -----       -----
   Net income ..........................    $ (14)      $ (32)
                                            =====       =====



     Revenue and expense for the twelve months following the consummation of the acquisition of Dex East will be approximately $83 million and $22 million lower, respectively, than they would have been had the transactions not occurred because the acquisition was accounted for under the purchase method of accounting, under which deferred revenue and deferred directory costs were fair valued. Had these purchase accounting adjustments not been made, approximately $83 million of deferred revenue would have been recorded as revenue and $22 million of deferred directory costs would have been recorded as expense over the twelve months following the consummation of the acquisition. The purchase method of accounting will not affect the Company's revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no historical or future cash impact, and is therefore not included in the pro forma information above. As a result of purchase accounting adjustments at November 8, 2002, revenue and expense for the period from November 9 to December 31, 2002, included in the consolidated statement of operations, are $41 million and $11 million lower, respectively, than they would have been had the acquisition not occured.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000

     The nature of the adjustments applied in preparing the unaudited pro forma financial information is as follows:

(A) MANAGEMENT FEES

     Additional general and administrative expense has been included to reflect a $2 million annual fee to be paid to the Sponsors under a management agreement.

(B) AMORTIZATION OF INTANGIBLE ASSETS


     Additional annual amortization of identifiable intangible assets acquired is included in depreciation and amortization. See Note 7 for the Company's determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.


(C) INTEREST EXPENSE



     Additional interest expense is included to reflect total interest expense as if the Dex East acquisition had occurred and related debt had been obtained at January 1, 2001. The pro forma adjustment to interest expense reflects an interest rate of 9 7/8% for the Company's senior notes due 2009, an interest rate of 12 1/8% for the Company's senior subordinated notes due 2012, an estimated interest expense relating to the Company's new credit facilities (including the commitment fees on the unused portions of the Company's new revolving credit facility and the Tranche A term loan facility) and amortization of related debt issuance costs, less the historical interest expense on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the Predecessor.



(D) INCOME TAXES



     The estimated tax effect of the pro forma adjustments has been included at the Company's estimated effective tax rates for the periods presented.



6. PROPERTY, PLANT AND EQUIPMENT


     The following table presents the composition of property, plant and equipment as of December 31.




                                                                        COMPANY     PREDECESSOR
                                                                       ---------   ------------
                                                                          2002         2001
(IN MILLIONS)                                      ESTIMATED LIVES     ---------   ------------
Computers and equipment ......................       3-7 years           $ 5          $  76
Leasehold improvements .......................        5 years              4              9
Capitalized software .........................   18 months-5 years        10             24
Furniture and fixtures .......................        7 years              1              7
Construction in progress .....................          N/A                3             --
                                                                         ---          -----
Gross property, plant and equipment ..........                            23            116
 Less: accumulated depreciation ..............                            (1)           (85)
                                                                         ------       -----
   Net property, plant and equipment .........                           $22          $  31
                                                                         =====        =====




     Depreciation and amortization expense (excluding amortization of intangibles) for the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the years ended December 31, 2001 and 2000 was $1 million, $9 million, $12 million and $15 million, respectively.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000


7. GOODWILL AND INTANGIBLE ASSETS


     The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex East as of the date of the acquisition was approximately $2.694 billion ($903 million of goodwill and $1.791 billion of intangible assets). Intangible assets, net of amortization totaled $1.759 billion at December 31, 2002. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (Dollars in millions):





                                               GROSS CARRYING      ACCUMULATED     NET BOOK
                                                    VALUE         AMORTIZATION      VALUE         LIFE
INTANGIBLE ASSETS                             ----------------   --------------   ---------   ------------
Customer relationships--local                      $   897           $ (24)        $  873     20 years(1)
Customer relationships--national ..........            241              (5)           236     25 years(1)
Non-compete/publishing agreements .........            251              (1)           250     40 years
Dex Trademark .............................            311              --            311      Indefinite
Qwest Dex Trademark agreement .............             68              (2)            66      5 years
Advertising agreement .....................             23              --             23     15 years
                                                   -------           -------       ------
   Totals .................................        $ 1,791           $ (32)        $1,759
                                                   =======           =======       ======




(1) Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.


     Amortization expense for amortizing intangible assets for the period from November 9 to December 31, 2002 was $32 million. Estimated amortization expense for the next five years is (in millions):



  2003 ......................  $214
  2004 ......................   181
  2005 ......................   154
  2006 ......................   131
  2007 ......................   110
  Thereafter ................   658


8. SHORT-TERM BORROWINGS (PREDECESSOR)


     Qwest Dex had a line of credit borrowing arrangement with Qwest Capital Funding, Inc. ("QCF") under which Qwest Dex could borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. Borrowings under this arrangement were due on demand and the maturity date of this arrangement was January 15, 2003, but expired on the date of acquisition, November 8, 2002. As of November 8, 2002 (prior to acquisition) and December 31, 2001, amounts outstanding under this line of credit, as apportioned to Dex East based upon the methodologies discussed in Note 3(v), were $893 million and $1.391 billion, respectively, including accrued interest of $3 million and $9 million, respectively. Qwest Dex intended and Qwest expected that the outstanding borrowings under this arrangement would be either repaid or renegotiated on an annual basis.


     In September 2002, Qwest Dex formalized the apportionment of outstanding borrowings due to QCF between Dex East and Dex West, in accordance with the methodology disclosed in Note 3(v).


     In September 2002, Qwest Dex, Inc. issued $750 million in debt with a two-year maturity. The loan consists of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50%. The loan is guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation, and the obligations are

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000



secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest Corporation. In addition, Qwest granted a secondary priority pledge in the stock of Qwest Dex
Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc., to its banks in connection with an amendment of its credit facility. As of November 8, 2002 (prior to acquisition) the amount outstanding under this obligation, as apportioned to Dex East was $330 million. In conjunction with the financing, Qwest Dex incurred $55 million in debt issuance costs of which $24 million was apportioned to Dex East. Amortization of $2 million related to these costs is included in interest expense for the period from Jaunary 1 to November 8, 2002. Upon completion of the sale of Dex West, the entire
$750 million debt balance must be paid from the proceeds of the sale of Dex
West.



9. LONG-TERM DEBT


     Long-term debt is comprised of the following (in millions, in descending order of right of payment):






                                                                                DECEMBER 31,
                                                                                    2002
                                                                               -------------
Notes payable to banks, Tranche A Term Loan, bearing interest at adjusted
 LIBOR plus 3% (4.56% at December 31, 2002), interest payable at various intervals based on interest periods, and principal payable quarterly beginning on September 30, 2003, maturing in November 2008. The notes are secured by substantially all of the Company's assets. Due to the repricing characteristics of the debt, the carrying amount of the debt
 approximates fair value. ..................................................        $530
Notes payable to banks, Tranche B Term Loan, bearing interest at adjusted
 LIBOR plus 4% (5.56% at December 31, 2002), interest payable at various intervals based on interest periods, and principal payable quarterly beginning on September 30, 2003, maturing in May 2009. The notes are secured by substantially all of the Company's assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates
 fair value. ...............................................................         661
Notes payable to banks, Tranche B-Euros Term Loan (Euros portion), bearing interest at 6.91%, interest payable at various intervals based on interest periods, and principal payable quarterly beginning September 30,
 2003, maturing in May 2009. The notes are secured by substantially all of the Company's assets. Due to the repricing characteristics of the debt, the
 carrying amount of the debt approximates fair value. ......................          41
Unsecured senior notes payable, bearing interest at 9.875%, interest payable semi-annually (May and November), principal due in November 2009. At
 December 31, 2002, the fair value of the notes was approximately $484
 million. ..................................................................         450
Unsecured senior subordinated notes payable, bearing interest at 12.125% , interest payable semi-annually (May and November), principal due in
 November 2012. At December 31, 2002, the fair value of the notes was
 approximately $581 million. ...............................................         525
                                                                                    ----

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                      $2,207
Less: current portion of Long-term debt .........        (40)
                                                         ---
                                                      $2,167
                                                      ======

     At December 31, 2002 the aggregate amounts of required principal payments on long-term debt are as follows:



  2003 ......................  $   40
  2004 ......................      89
  2005 ......................     108
  2006 ......................     134
  2007 ......................     139
  Thereafter ................   1,697
                               ------
                               $2,207
                               ======



     In connection with the acquisition, the Company entered into a syndicated credit facility consisting of (i) a $100 million six year revolving credit facility, (ii) a $530 million six year term loan (Tranche A), (iii) a $661 million six and a half year term loan (Tranche B), and (iv) a $39 million six and a half year term loan payable in Euros (Tranche B-Euros). The entire amounts for Tranche A, Tranche B, and Tranche B-Euros, along with $50 million of the revolving credit facility were used to consummate the acquisition. The $50 million of the revolving credit facility was repaid in December 2002.

     Interest rate periods under the bank facility can, at the option of the Company, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. The interest rate options allow the Company to choose a LIBOR-based rate or an alternative base rate (ABR) which shall be the higher of the prime rate or Federal Funds plus 50 basis points. The applicable interest rate spreads added to LIBOR-based borrowings are 3% for Tranche A borrowings and 4% for Tranche B borrowings. The spreads on ABR borrowings are 2% for Tranche A and 3% for Tranche B. Borrowings under the Tranche B-Euros bear interest with a base rate of Euro LIBOR with a spread of 4%. The Company is required to pay an annual unused facility fee of .5%, payable quarterly, on the unused portion of the revolving credit facility. The Company expects to use the revolving credit facility primarily to fund its future working capital needs. As of December 31, 2002, there were no borrowings under the revolving credit facility. The interest rates on Tranche A, Tranche B and Tranche B-Euros, along with the annual unused facility fee related to the revolving credit line may be reduced depending on certain Company financial ratios. The Company paid interest and fees on the bank facility of $1 million for the period from November 9 to December 31, 2002.


     The Company entered into interest rate swaps, an interest rate cap and a foreign currency hedging transaction to mitigate the interest rate and foreign currency exchange rate risk related to the credit facilities mentioned above. Refer to Note 10 for disclosure on these transactions.


     The credit agreement related to the bank financing and the indenture related to the Company's senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2002, the Company was in compliance with these covenants.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000



     The obligations under the Company's revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media East, Inc., Dex Media Finance Co. and Dex Media International, Inc. ("Credit Guarantors"). The Company and these entities are all under the common control of Dex Media. The Company may borrow up to $100 million, of which $99 million is available, under the revolving credit facility. In addition, the Company may borrow up to $160 million, pursuant to the delayed draw portion of the Tranche A term loan facility in connection with the acquisition of Dex West. The commitment under the delayed draw portion of the Tranche A term loan facility terminates if the Dex West acquisition is not consummated. The Credit Guarantors shall be responsible for repaying these obligations in the event that the Company fails to perform under these facilities.

     The obligations under the Company's senior notes and senior subordinated notes are guaranteed by Dex Media International, Inc. The Company has a principal obligation of $975 million for these notes, for which Dex Media International, Inc. shall be responsible for repaying in the event that the Company and Dex Media East Finance Co., co-issuer of the senior notes and senior subordinated notes, fail to perform under these notes. Separate financial statements for Dex Media East Finance Co. and Dex Media International, Inc., the only subsidiaries of the Company (the "Subsidiaries") are not provided because the Subsidiaries have no independent assets or operations from the Company, Dex Media East Finance Co. is a 100%-owned finance operating subsidiary of the Company and Dex Media International, Inc. is a 100%-owned operating subsidiary of the Company, the co-issuance of Dex Media East Finance Co. and the guarantee by Dex Media International, Inc. create obligations that are full and unconditional, and the co-issuance by Dex Media East Finance Co. and the guarantee by Dex Media International, Inc. create obligations that are joint and several.

     The Company has entered into a registration rights agreement with the initial purchasers. In that agreement, the Company agreed to use all commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the senior notes and the senior subordinated notes for an issue of SEC-registered notes with terms identical to the senior notes and the senior subordinated notes. The Company has fixed a preliminary registration statement on Form S-4 with the SEC. If the exchange offer is not completed on or before the date that is 180 days after November 8, 2002, the annual interest rate borne by the senior notes and the senior subordinated notes will be increased by 1.0% per annum until the exchange offer is completed.


10. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES


     The Company utilizes variable-rate debt to finance a portion of its operations. This debt exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable rate borrowings. To meet this objective, management entered into four interest rate swap agreements and an interest rate cap agreement to manage fluctuations in cash flows resulting from adverse changes in interest rates. The interest rate swaps effectively change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company receives fluctuating interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate interest payments. The purpose of the interest rate cap agreement is to limit interest payments made over the life of the notes to the extent of the notional amount of the cap agreement.


     The Company acquired forward starting interest-rate-related derivative instruments to manage its exposure on its debt instruments. The Company does not enter into derivative instruments for any purpose other than cash-flow-hedging purposes. That is, the Company does not speculate using derivative instruments.

     By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the possible failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
              2002 AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates or currency exchange rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.


     The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding debt obligations as well as the Company's offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

     During November 2002, the Company entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on its bank financing . The interest rate swap agreements have an aggregate notional amount of $370 million, applicable fixed rates ranging from 2.35% to 4.085% and expire in various terms ranging from two to six years. In light of the current low interest rate environment, all interest rate related derivative instruments have forward starting dates of May 8, 2003.

     Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate, term debt obligations are reported in accumulated other comprehensive income, net of tax (AOCI). These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest payments affect earnings. Due to the forward starting dates of the interest rate related derivative instruments, the Company has not reclassified any amounts for the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the years ended December 31, 2001 and 2000. At December 31, 2002, the Company had $4 million in unrealized losses, net of tax, all of which is included in AOCI.

     As of December 31, 2002, $2 million of deferred losses, net of tax, on derivative instruments, are recorded in other comprehensive income. These amounts are expected to be reclassified to earnings during the next 12 months. Transactions and events are expected to occur over the next 12 months that will necessitate reclassifying these derivative gains and losses to earnings.

     During November 2002, the Company entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuations between the US Dollar and the Euro on its Tranche B-Euros. The foreign currency swap agreement does not qualify for hedge accounting treatment and, therefore, all gains and losses resulting from the change in fair market value of the foreign currency swap are reported directly in earnings. The foreign currency swap has a notional amount of 39 million Euros, $41 million at December 31, 2002, and expires in December 2005.

     During November 2002, the Company entered into an interest rate cap agreement. The Company has not designated the interest rate cap as a hedging instrument and therefore reports all gains and losses resulting from the change in fair market value of the interest rate cap directly in earnings. The amount reported in earnings in the period from November 9 to December 31, 2002 amounted to less than $1 million. The interest rate cap has a notional amount of $200 million and expires in May 2005.

                    DEX MEDIA EAST LLC

            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


11. COMPREHENSIVE INCOME (LOSS)


     Components of comprehensive income (loss) are changes in equity other than those resulting from investments by owners and distributions to owners. Net income (loss) is the primary component of comprehensive income (loss). For the Company, the components of comprehensive income (loss) other than net income
(loss) is the change in unrealized gain or loss on derivatives qualifying for hedge accounting, net of tax, and a reclassification adjustment for unrealized gains on marketable equity securities included in net income, net of tax. The aggregate amounts of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss).



     For the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the years ended December 31, 2001 and 2000, comprehensive income (loss) included the following components (in millions):




                                                             COMPANY                  PREDECESSOR
                                                         ---------------   ----------------------------------
                                                           PERIOD FROM       PERIOD FROM       YEARS ENDED
                                                          NOVEMBER 9 TO     JANUARY 1 TO      DECEMBER 31,
                                                           DECEMBER 31,      NOVEMBER 8,    -----------------
                                                               2002             2002         2001      2000
                                                         ---------------   --------------   ------   --------
Changes in fair value of derivatives, net of tax .....        $ (4)              $--         $--      $  --
Reclassification adjustment for unrealized gains
 on marketable equity securities included in net
 income, net of tax ..................................          --                --          --        (10)
                                                              ----               ---         ---      -----
Other comprehensive loss .............................        $ (4)              $--         $--      $ (10)
                                                              ====               ===         ===      =====


12. OWNER EQUITY


(A) OWNER CONTRIBUTION


     As more fully described in Note 4, the Company's parent, Dex Media East Inc., contributed $655 million to member equity in connection with the acquisition.


(B) STOCK OPTIONS



     COMPANY. On November 8, 2002, Dex Media adopted a Stock Option Plan (the "Plan") that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly owned subsidiaries. As of December 31, 2002, the maximum number of shares of common stock available for grant was 234,591. The Compensation Committee of Dex Media determines the exercise price for each option; however, all outstanding stock options have an exercise price that is equal to the fair market value of the common stock on the date the stock option was granted. Outstanding options have a term of ten years. Outstanding options vest in two segments. Twenty-five percent of the awards granted vest in equal installments at December 31 of 2003-2007. Seventy-five percent of the awards granted vest in equal installments at December 31 of 2003-2007 if certain EBITDA targets are met. Any unvested awards after this period will vest in full one day before the tenth anniversary of the grant date.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     Summarized below is information regarding the Plan at December 31, 2002, as it relates to the employees of the Company.



        Options outstanding .........................................    156,887
        Options exercisable .........................................         --
        Weighted average exercise price .............................  $     100
        Weighted average remaining contractual life (years) .........       9.86



     Had the Company accounted for employee stock options grants under the fair value method prescribed by SFAS No. 123, the pro forma results of the Company for the period from November 9 to December 31, 2002 would have been a loss of $28 million, which is the same amount as reported under APB No. 25.



     Following are the weighted average assumptions used to estimate the fair value of options granted to Company employees during 2002.




        Risk-free interest rate ........................      2.78%
        Expected dividend yield ........................         0%
        Expected option life (years) ...................       5.0
        Expected stock price volatility ................         0%
        Weighted average grant date fair value .........  $  12.96
        Options granted ................................   156,887




     PREDECESSOR. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans were accounted for using the intrinsic value method under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options under the Qwest stock incentive plans held by current Dex Media East employees expired 90 days after the acquisition of Dex East by the Company.


     Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma results of Dex East would have been as follows (in millions):







                         PERIOD FROM   YEARS ENDED
                        JANUARY 1 TO   DECEMBER 31,
                         NOVEMBER 8,  --------------
                            2002       2001    2000
                       -------------- ------ -------
Net income:
 As reported .........      $157       $161   $130
 Pro forma ...........       157        160    129

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



     Following are the weighted average assumptions used to estimate the fair value of options granted to employees of the Predecessor during the period from January 1 to November 8, 2002 and the years ended December 31, 2001 and 2000.







                                                    PERIOD FROM           YEARS ENDED
                                                    JANUARY 1 TO         DECEMBER 31,
                                                    NOVEMBER 8,    -------------------------
                                                        2002           2001          2000
                                                   -------------   -----------   -----------
Risk-free interest rate ........................         4.2%           4.2%         6.0%
Expected divident yield ........................         0.0%           0.1%         1.0%
Expected option life (years) ...................         5.0            5.5          4.7
Expected stock price volatility ................        49.3%          64.0%        52.6%
Weighted average grant date fair value .........      $ 2.72         $ 15.58      $ 23.03
Options granted ................................      137,686        369,940      761,317



(C) CAPITALIZATION (PREDECESSOR)


     Qwest Dex Holdings, Inc. has one no par value share authorized, issued and outstanding, which is held by Qwest Services Corporation ("QSC"), a subsidiary of Qwest. There were no authorized, issued or outstanding shares of stock of Dex East.



13. INCOME TAXES



     The composition of the income tax (benefit) provision follows (in millions):





                                                         COMPANY                 PREDECESSOR
                                                     ---------------   -------------------------------
                                                       PERIOD FROM       PERIOD FROM     YEARS ENDED
                                                      NOVEMBER 9 TO     JANUARY 1 TO     DECEMBER 31,
                                                       DECEMBER 31,      NOVEMBER 8,    --------------
                                                           2002             2002         2001     2000
                                                     ---------------   --------------   ------   -----
Federal:
 Current .........................................        $ --             $104          $ 79     $69
 Deferred ........................................         (15)             (19)            7       2
                                                          ----             ----          ----     ---
    Total Federal ................................         (15)              85            86      71
                                                          ----             ----          ----     ---
State and Local:
 Current .........................................          --               28            21      17
 Deferred ........................................          (4)              (6)            1       3
                                                          ----             ----          ----     ---
    Total State and Local ........................          (4)              22            22      20
                                                          ----             ----          ----     ---
    Total income tax (benefit) provision .........        $(19)            $107          $108     $91
                                                          ====             ====          ====     ===


                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


   The effective tax rate differs from the statutory tax rate as follows:




                                         COMPANY                     PREDECESSOR
                                     ---------------   ----------------------------------------
                                       PERIOD FROM       PERIOD FROM          YEARS ENDED
                                      NOVEMBER 9 TO     JANUARY 1 TO         DECEMBER 31,
                                       DECEMBER 31,      NOVEMBER 8,    -----------------------
                                           2002             2002           2001         2000
                                     ---------------   --------------   ----------   ----------
 Federal statutory rate ..........         35.0%             35.0%          35.0%        35.0%
 State income taxes, net .........          5.2               5.2            5.2          5.2
 Other ...........................          0.2               0.2             --          1.0
                                           ----              ----           ----         ----
 Effective tax rate ..............         40.4%             40.4%          40.2%        41.2%
                                           ====              ====           ====         ====




     COMPANY. The acquisition of Dex East (as more fully described in Note 1) was considered to be a taxable asset acquisition for income tax purposes. As a result, the Company recorded all acquired assets at their fair market value at the date of sale. In addition, the Company acquired several intangible assets that will be amortized for tax purposes on a straight-line basis over a 15-year period beginning with the date of acquisition.


     Dex Media East will be included in the consolidated federal income tax return and combined state income tax returns for Dex Media, the Company's ultimate parent. Dex Media East is a single member limited liability company and is disregarded as a separate taxable entity from its parent for income tax purposes. The Company calculates and records income taxes as if it filed a separate corporate income tax return on an individual basis. For the period November 9 to December 31, 2002, the Company generated a loss for tax purposes of approximately $41 million. Because this period is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for the year will expire in the year 2023. No valuation allowance has been provided for the net operating loss as it is more likely than not that the loss carryover will be utilized before the end of the expiration period. This presumption is based upon the taxable income expected to be generated by the Company over the next several years.



     No payments for income taxes were made for the tax period from November 9 to December 31, 2002, due to the net operating loss.



     PREDECESSOR. Qwest Dex was included in the Qwest consolidated Federal income tax return group and combined state income tax returns. Qwest Dex and Dex East provided income taxes as if they were separate taxpayers. Neither Qwest Dex nor Dex East had a formal tax-sharing arrangement with Qwest. Consequently, for financial reporting purposes, Dex East has reflected in its combined statements of changes in owner deficit, contributions and distributions in lieu of recording receivables and payables for income taxes.



     Qwest Dex made net payments of income taxes to third parties and QSC of which $28 million, $29 million and $129 million for the period from January 1 to November 8, 2002, and for the years ended December 31, 2001 and 2000, respectively, were apportioned to Dex East.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


   The components of the net deferred tax assets and liabilities were as follows (in millions):


                                                               COMPANY   PREDECESSOR
                                                              --------- ------------
                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2002       2001
                                                              --------- ------------
Current:
Revenue currently taxable, not yet recognizable .............    $ --      $ 29
Expenses not currently deductible ...........................       1        (2)
                                                                 ----      -------
   Net current deferred tax assets ..........................    $  1      $ 27
                                                                 ----      ------

Noncurrent:
Post-employment benefits, including pension .................    $ --      $  7
Amortization of goodwill and other intangibles ..............       1        --
Net operating loss carryforward .............................      17        --
Depreciation ................................................      --        (6)
Other .......................................................       2       (11)
                                                                 ----      ------
   Net noncurrent deferred tax assets (liabilities) .........    $ 20      $(10)
                                                                 ====      ======



     Included in the 2002 deferred tax asset relating to other is $2 million in deferred tax assets associated with mark-to-market adjustment for the Company's derivative financial instruments, which has been included in accumulated other comprehensive loss on the consolidated balance sheet. These deferred taxes are recorded in other comprehensive income (as more fully described in Note 11) and do not impact the Company's statement of operations. Qwest Dex, Dex East and Dex Media East believe that it is more likely than not that all net deferred tax assets will be realized. Therefore, valuation allowances have not been provided.



14. EMPLOYEE BENEFIT PLANS



(A) PENSION, POST-RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

     COMPANY. Effective November 9, 2002, the Company created pension and post-retirement benefit plans with features similar to the Qwest plans described below and all employees who previously participated in the Qwest plans were transferred to the Dex Media East plans. The Company is still in the process of finalizing plan documents and will file for a determination letter with the IRS once documents are complete. The actuarially determined liability of the Qwest plans attributable to Dex Media East employees as of the date of acquisition of the Company will become the beginning accrued liability for the Dex Media East Plans. Within 270 days of the date of acquisition, Qwest will transfer the actuarially determined pension trust assets relating to Dex Media East to the Dex Media East pension trust.

     Pension credits and post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. The Company's funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media in the period from November 9 to December 31, 2002 and Dex Media did not make any contributions to the post-employment benefit plan in the period from November 9 to December 31, 2002.

     Pension and post-retirement benefit cost attributable to Dex Media East employees were less than $1 million for the period from November 9 to December 31, 2002.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



     To compute its expected return on pension plan assets, the Company applies its expected rate of return to the market-related value of the pension plan assets. The market-related asset value is a computed value that recognizes changes in fair value of plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the Company elected to recognize actual returns on its plan assets ratably over a five year period when computing its market-related value of plan assets. This method has the effect of smoothing market volatility that may be experienced from year to year. As a result, the Company's expected return is not significantly impacted by the actual return on plan assets experienced in the current year.

     Following is a reconciliation of the benefit obligation for the pension and post-retirement plans (in millions):




                                                            PERIOD FROM NOVEMBER 9
                                                                       TO
                                                               DECEMBER 31, 2002
                                                            -----------------------
                                                                           POST-
                                                             PENSION     RETIREMENT
                                                            ---------   -----------
Benefit obligation accrued at November 9, 2002                 $87          $28
Service cost ............................................        1           --
Interest cost ...........................................        1           --
Actuarial loss ..........................................       --            4
                                                               ---          ---
Benefit obligation accrued at December 31, 2002 .........      $89          $32
                                                               ===          ===



     Following is a reconciliation of the change in the fair value of plan assets for the pension and post-retirement plans (in millions):




                                                              PERIOD FROM NOVEMBER 9
                                                                         TO
                                                                 DECEMBER 31, 2002
                                                              -----------------------
                                                                             POST-
                                                               PENSION     RETIREMENT
                                                              ---------   -----------
Fair value of the plan assets at November 9, 2002 .........      $80          $--
Actual loss on plan assets ................................       --           --
                                                                 ---          ---
Fair value of plan assets at December 31, 2002 ............      $80          $--
                                                                 ===          ===

                    DEX MEDIA EAST LLC

            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



     The following table represents the funded status of the pension and post-retirement plans (in millions):






                                                PERIOD FROM NOVEMBER 9
                                                 TO DECEMBER 31, 2002
                                            ------------------------------
                                              PENSION      POST-RETIREMENT
                                            -----------   ----------------
Unfunded status .........................      $ (9)         $    (32)
Unrecognized net actuarial loss .........         1                 4
                                               ------          ------
Accrued benefit liability ...............      $ (8)         $    (28)
                                               ======          ======



     The actuarial assumptions used to compute the pension credit and post-retirement benefit cost are based upon information available as of January 1, 2002 and are as follows:







                                                                PERIOD FROM NOVEMBER 9 TO
                                                                    DECEMBER 31, 2002
                                                             --------------------------------
                                                                PENSION       POST-RETIREMENT
                                                             -------------   ----------------
Weighted average discount rate ...........................        6.75%             6.75%
Weighted average rate of compensation increase ...........        4.65%             4.65%
Expected long-term rate of return on plan assets .........        9.40%             9.40%
Initial healthcare cost trend rate .......................        N/A              10.00%
Ultimate healthcare cost trend rate ......................        N/A               5.00%
Year ultimate trend rate is reached ......................        N/A               2013


     The actuarial assumptions used to compute the unfunded status for the plans are based upon information available as of December 31, 2002 and are as follows:






                                                              PERIOD FROM NOVEMBER 9 TO
                                                                  DECEMBER 31, 2002
                                                           --------------------------------
                                                              PENSION       POST-RETIREMENT
                                                           -------------   ----------------
Weighted average discount rate .........................        6.75%             6.75%
Weighted average rate of compensation increase .........        4.65%             4.65%
Initial healthcare cost trend rate .....................        N/A              10.00%
Ultimate healthcare cost trend rate ....................        N/A               5.00%
Year ultimate trend rate is reached ....................        N/A               2013


     A one-percent change in the assumed healthcare cost trend rate would have had the following effects for the period from November 9 to December 31, 2002 (in millions):






                                                              ONE PERCENT CHANGE
                                                           ------------------------
                                                            INCREASE      DECREASE
                                                           ----------   -----------
Effect on the aggregate of the service and interest cost
 components of net periodic post-retirement benefit cost
 (statement of operations) .............................      $ --         $ --
Effect on accumulated post-retirement benefit obligation
 (balance sheet) .......................................      $  2         $ (1)



     PREDECESSOR. Qwest Dex employees participated in the Qwest pension, post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Dex East based upon demographic information provided by the plan administrator.

     The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, vision and life insurance benefits for certain retirees. Qwest also provided postemployment benefits to certain former employees.


     Effective January 1, 2001, Qwest modified the pension plan benefits for all former U S WEST management employees who did not have 20 years of service by December 31, 2000, or who would not be service pension eligible by December 31, 2003. For employees who did not meet these criteria, no additional years of service will be credited under the defined lump sum formula for years worked after December 31, 2000. These employee pension benefits will only be adjusted for changes in the employee future compensation level. Future benefits will equal 3% of pay per year, plus a return as defined in the plan. The minimum return an employee can earn on an account in a given year is based upon U. S. treasury rates and the employee's account balance at the beginning of the year. All management employees, other than those who remain eligible under the previous formulas, will be eligible to participate in the 3%-of-pay plan.

     In conjunction with the Merger, Qwest made the following changes to the employee benefit plans for management employees only. Effective September 7, 2000, employees were not eligible to receive retiree medical and life benefits unless they had either at least 20 years of service by December 31, 2000, or would be service pension eligible by December 31, 2003. The elimination was accounted for as a plan curtailment, resulting in a one-time gain of approximately $6 million apportioned to Dex East based on the actuarially determined demographic information. This gain was recorded as an offset to Merger-related expenses. Employees who retained the benefits will begin paying contributions in 2004 except for those employees who retired prior to September 7, 2000.

     Pension benefits for management employees before January 1, 2001, were based upon their salary and years of service while occupational (union) employee benefits were generally based upon job classification and years of service.

     Effective August 11, 2000, the Pension Plan was amended to provide additional pension benefits to plan participants who were involuntarily separated from Qwest between August 11, 2000, and June 30, 2001 as a result of the Merger. The amount of the additional pension benefit is based on years of service and ranges from a minimum of four months to a maximum of one year of an employee's base salary.


     Pension credits and post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest's funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex in the period from January 1 to November 8, 2002, and the year ended December 31, 2001 and neither Qwest nor Qwest Dex made any contributions to the post-retirement benefit plan in the period from January 1 to November 8, 2002, and the year ended December 31, 2001. Qwest made contributions of $16 million to the post-retirement benefit plan in the year ended December 31, 2000.

     Dex East was apportioned pension credits for the period from January 1 to November 8, 2002, and the years ended December 31, 2001 and 2000 of $6 million, $10 million and $10 million respectively. Dex East's apportioned post-retirement benefit costs (excluding the curtailment gain of $6 million in 2000) for the period from January 1 to November 8, 2002, and the years ended

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



December 31, 2001 and 2000 were $3 million, $1 million and $1 million, respectively. These amounts represent Dex East's apportioned share of the pension credits and post-retirement benefit costs of Qwest, based on employee demographic information as more fully discussed in Note 3(v).



(B) 401(K) PLAN


     COMPANY. Dex Media sponsors one defined contribution benefit plan covering substantially all management and occupational employees of the Company. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual dollar contribution of the employees is limited to a maximum amount determined by the Internal Revenue Service. Employees who previously participated in the Qwest Savings & Investment Plan described below were given the option of leaving their balance in that plan, moving their balance to the Dex Media plan, or moving their balance to another qualified plan. Those employees who chose to participate in the Dex Media East plan were credited for eligibility, vesting and all other purposes in the new plan. The Company matched 100% of employee contributions up to 3% of base compensation, and those matching contributions to the plan were less than $1 million for the period from November 9 to December 31, 2002.

     PREDECESSOR. Qwest sponsors two defined contribution benefit plans covering substantially all management and occupational employees, including employees of Qwest Dex. Both plans were established prior to the Merger; one by pre-Merger Qwest (the Qwest Plan) and one by U S WEST (the U S WEST Plan). Under both plans, employees may contribute a percentage of their annual compensation to the Plans up to a maximum percentage identified in the plans. The annual dollar contribution by the employees is limited to a maximum amount determined by the Internal Revenue Service. Qwest Dex matched a percentage of employee contributions, and those matching contributions were invested in Qwest common stock. Dex East was apportioned its share of matching contributions to the plans amounting to less than $1 million, $2 million and $3 million for the period from January 1 to November 8, 2002, and the years ended December 31, 2001 and 2000, respectively. Effective January 1, 2002, Qwest merged the Qwest Plan into the U S WEST Plan which was renamed the Qwest Savings & Investment Plan ("QSIP"). As a result of Qwest's failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended the investment of employee contributions in its common stock.



(C) EMPLOYEE STOCK PURCHASE PLAN

     COMPANY. As of December 31, 2002, the Company does not sponsor an employee stock purchase plan.


     PREDECESSOR. Qwest has an Employee Stock Purchase Plan ("ESPP") in which Qwest Dex employees were permitted to participate. Qwest is authorized to issue approximately 7 million shares of Qwest common stock to eligible employees. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased. As a result of Qwest's failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended purchases and sales under its ESPP.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


15. COMMITMENTS AND CONTINGENCIES


(A) LEASE COMMITMENTS

     The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases associated with the properties used by the Company as of December 31, 2002, are as follows (in millions):




  2003 ....................    $ 8
  2004 ....................      7
  2005 ....................      7
  2006 ....................      6
  2007 ....................      5
  Thereafter ..............      4
                               ---
                               $37
                               ===




     The Company recorded rent expense under operating leases of $1 million for the period from November 9 to December 31, 2002. The Predecessor recorded rent expense under operating leases of $5 million, $11 million and $9 million for the period from January 1 to November 8, 2002 and the years ended December 31, 2001 and 2000, respectively. For the periods prior to November 8, 2002, rent expense was specifically identified to Dex East based upon the actual rent on properties Qwest Dex leased in the states included within the Predecessor's combined financial statements.


     During 1999, Qwest Dex entered into an operating lease arrangement ("Synthetic Lease") under which it had the option to purchase the leased real estate property at any time during the lease term. The Synthetic Lease facility had certain financial covenants, including a debt-to-EBITDA ratio of 3.50-to-1.




     In March 2002, Qwest Dex paid the full amount necessary to acquire its corporate headquarters, which was subject to the Synthetic Lease agreement, thereby terminating that agreement. The purchase price of the building was approximately $25 million. As a result of the purchase, related loan commitments were terminated and Qwest Dex was no longer liable for its residual value guarantees that were applicable if Qwest Dex did not renew the lease or purchase the building at the end of its lease term. The purchase price apportioned to Dex East was $10 million, and was apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the year ended December 31, 2001. In September 2002, Qwest Dex transferred its corporate headquarters building to Qwest in accordance with the Dex East purchase agreement.


     As part of the Dex East Purchase Agreement, the Company is required to lease its headquarters' building (located at 198 Inverness Drive West in Englewood, Colorado) from Qwest on terms and conditions that are reasonably acceptable to the Company. The aggregate lease commitments disclosed above include an estimate of the amounts associated with this provision of the agreement.



(B) LITIGATION


     COMPANY. The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     PREDECESSOR. Qwest is involved in various legal matters that are more fully disclosed in its recent publicly available filings. If Qwest or any of its subsidiaries suffers a judgment in excess of $100 million, or if Qwest Dex suffers a judgment in excess of $50 million (in excess of available insurance), which remains unsatisfied for a period of 60 days (an appeal would typically stay such a judgment), such an event would constitute an event of default under the existing syndicated senior credit facility and the proposed new senior credit facility. Such an event of default would entitle the lenders to accelerate the debt and/or foreclose on the expected security interest in Qwest Dex assets and stock.


(C) COLLECTIVE BARGAINING AGREEMENT

     Forty-eight percent of the Company's employees are members of the Communication Workers of America. The collective bargaining agreement covering their employment is scheduled to expire in October 2003. In January 2003, the Company extended its collective bargaining agreement with the International Brotherhood of Electrical Workers until May 5, 2006.


(D) DEX WEST ACQUISITION

     In the event that the Dex West acquisition is consummated, the Company will incur additional loans in a total principal amount of up to $160 million under the Tranche A term loan facility subject to certain conditions, the proceeds of which are to be distributed to the Owner to fund a portion of the Dex West acquistiion. If the acquisition of Dex West is not consummated, the Company will be obligated to pay up to $24 million in fees to various financial institutions that have made financing commitments relating to the acquisition of Dex West. As of December 31, 2002 the Company has accrued $6 million of the Dex West commitment fees as an obligation in its consolidated balance sheet.


     Under the terms of the Dex East Purchase Agreement, the Company will be obligated to pay certain separation costs in the event that the acquisition of Dex West is not consummated. The obligation is limited to $40 million to which approximately $2 million paid by the Company upon the closing of the acquisition of Dex East has been credited. The remaining obligation, if any, will be paid during the next year.


16. TRANSACTIONS WITH QWEST AND ITS AFFILIATES

(A) SHARED SERVICES

     Qwest and its affiliates provide services to the Company and its Predecessor for which reimbursement is determined based upon either (1) tariffed or negotiated contract rates, (2) prevailing third party market prices or (3) fully distributed costs ("FDC"). Qwest's cost allocation policies are consistent with the cost allocation guidelines established for reporting to its regulators. Prior to the November 8, 2002 acquisition, services provided by Qwest and its affiliates are considered affiliate transactions for the Predecessor, and services provided after November 8, 2002 are considered shared services with a third party. Pursuant to the Dex East Purchase Agreement, Qwest will continue to provide these services to the Company for a period of up to 18 months after the completion of the sale. These services include:

     Billing and Collection--As discussed in Note 3(i) above, the Company has a billing and collection agreement with QC under which revenue and related receivables are billed and collected by QC on behalf of the Company for common customers within the local service area. The amounts paid to QC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services.

     Property Management--BRI provides property management services to the Company for which BRI is reimbursed either at prevailing third party market prices or at FDC. These services include the lease of office space, property management and real estate consultation services.

     Information Technology--Information technology services are provided to the Company by Qwest for software development and other related projects, which are billed to the Company, based upon prevailing third party market prices, determined on a service-by-service basis.

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     General and Administrative--QSC provides legal, financial management and certain human resources services to the Company. These services are billed to the Company using FDC.

     Telephony and Data Services--Telephony and data services are provided to the Company by QC, primarily at tariffed or negotiated contract rates, based upon a master services agreement.

     Customer Lists--Pursuant to a listing services agreement between the Company and QC, the Company acquires a listing of all business and residential customers annually from QC. The amount charged to the Company is consistent with the prevailing third party market prices charged by QC to nonaffiliated purchasers of these same customer lists.

     Other--The Company also purchases various products and services from certain other Qwest affiliates at prevailing third party market prices or FDC.

     Included in statements of operations are the following shared services (in millions):



                                                  COMPANY            PREDECESSOR
                                              --------------- --------------------------
                                                                            YEARS ENDED
                                                PERIOD FROM    PERIOD FROM  DECEMBER 31,
                                               NOVEMBER 9 TO   JANUARY 1 TO ------------
                                                DECEMBER 31,   NOVEMBER 8,
                                                    2002           2002      2001   2000
                                              --------------- ------------- ------ -----
Cost of revenue .............................        $2            $ 4       $11    $20
General and administrative expenses .........         2             32        28     33
                                                     --            ---       ---    ---
 Total ......................................        $4            $36       $39    $53
                                                     ==            ===       ===    ===




(B) SERVICES PROVIDED TO QWEST AND ITS AFFILIATES



     Rates charged for advertising services provided by the Company and the Predecessor to Qwest and its affiliates are determined based upon prevailing third party market prices. Included in Predecessor's revenue is $6 million for the period January 1 to November 8, 2002 and $6 million and $5 million for the years ended December 31, 2001 and 2000, respectively.


     As part of the Dex East Purchase Agreement, Qwest has agreed to purchase from the Company, under a take-or-pay arrangement, $20 million annually in advertising services from the Company over a 15-year period beginning with the date of sale. For the period from November 9 through December 31, 2002, Qwest purchased $2 million in advertising services under this arrangement. If the Dex West acquisition is consummated, the amount that Qwest purchases from the Company under the advertising agreement may be reduced based on the relative size of the Company to Dex Media West or reduced in any other manner that Qwest chooses in apportioning its advertising purchases among the Company and Dex Media West. Therefore, if the Dex West acquisition is consummated, Qwest may purchase more advertising from Dex Media West than the Company or may not purchase any advertising from the Company at all.

(C) DUE FROM (TO) QWEST AND ITS AFFILIATES


     Amounts due from (to) Qwest and its affiliates in the accompanying consolidated financial statements include the following (in millions):



                                                       COMPANY     PREDECESSOR
                                                      ---------   ------------
                                                            DECEMBER 31,
                                                      ------------------------
                                                         2002         2001
                                                      ---------   ------------
Accounts receivable purchased by QC ...............     $   3       $     24
Amounts due from Qwest and its affiliates .........         3              6
Amounts due to Qwest and its affiliates ...........       (24)           (26)
Short-term borrowings from QCF ....................        --         (1,391)

                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


17. MERGER-RELATED EXPENSES AND IMPAIRMENT CHARGES


(A) MERGER-RELATED EXPENSES (PREDECESSOR)


     In connection with the Merger, Qwest's management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Qwest Dex, principally the involuntary separation of 359 employees. Qwest and Qwest Dex considered only those costs that were incremental and directly related to the Merger to be "Merger-related."


     Dex East recorded Merger-related charges as follows (in millions):






                                                     PERIOD FROM
                                                     JANUARY 1 TO
                                                     NOVEMBER 8,     YEARS ENDED
                                                         2002        DECEMBER 31,
                                                    -------------   --------------
                                                                     2001     2000
                                                                    ------   -----
Contractual settlements .........................        $ --         $1      $ 3
Severance and employee-related expenses .........          --          2        3
Rebranding ......................................          --          1       --
                                                         ----         --      ---
   Total Merger-related expenses ................        $ --         $4      $ 6
                                                         ====         ==      ===



     Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.


     In connection with the Merger, Qwest Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.


     Included in the severance and employee-related merger costs above in 2000 is an offset of a $6 million post-employment benefit plan curtailment gain. As discussed in Note 14(a), the gain resulted from the post-Merger termination of retiree medical benefits for all former U S WEST employees who did not have 20 years of service by December 31, 2000, or would not be service pension eligible by December 31, 2003.


     A summary of Merger-related costs accrued and subsequent charges against those accruals follows (in millions):






                                                   JANUARY 1,                             DECEMBER
                                                      2000         2000         2000      31, 2000
                                                     BALANCE    PROVISION   UTILIZATION   BALANCE
                                                  ------------ ----------- ------------- ---------
Contractual settlements .........................      $--        $ 3           $ 3         $--
Severance and employee-related expenses .........       --          9             7           2
                                                       ---        ---           ---         ---
Total ...........................................      $--         12           $10         $ 2
                                                       ===        ---           ===         ===
OPEB curtailment gain ...........................                  (6)
                                                                  -----
   Total Merger expense .........................                 $ 6
                                                                  =====


                              DEX MEDIA EAST LLC
            AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
FOR THE PERIODS FROM NOVEMBER 9 TO DECEMBER 31, 2002, JANUARY 1 TO NOVEMBER 8,
            2002 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                   JANUARY 1,                            DECEMBER
                                                      2001        2001         2001      31, 2001
                                                    BALANCE    PROVISION   UTILIZATION    BALANCE
                                                  ----------- ----------- ------------- ----------
Contractual settlements .........................     $--         $ 1          $ 1          $--
Severance and employee-related expenses .........       2           2            4           --
Rebranding ......................................      --           1            1           --
                                                      ---         ---          ---          ---
Total ...........................................     $ 2         $ 4          $ 6          $--
                                                      ===         ===          ===          ===

(B) IMPAIRMENT CHARGES


     In December 2001, Qwest Dex reviewed all internal software projects in process. At that time, management decided that certain projects should no longer be pursued as other systems with greater long-term utility had become available. Because the projects were incomplete and abandoned, the fair value of such software was determined to be zero. Capitalized software costs related to Dex East of $7 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.



18. RELATED PARTY TRANSACTIONS


     In connection with the acquisition of Dex East, the Company entered into a management consulting agreement with each of the Sponsors. Each agreement allows the Company access to the Sponsor's expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to our business, administration and policies. Each of the Sponsors received a one-time transaction fee for structuring the transactions related to the acquisition of Dex East of $15 million. In addition, each of the Sponsors will receive an annual advisory fee of $1million for advisory, consulting and other services. Such annual payment shall continue until such time as the agreement is terminated. Pursuant to this management consulting agreement, the Company paid $30 million in aggregate one-time fees on November 8, 2002.



19. SUBSEQUENT EVENT


     During February 2003, the Company entered into a five year agreement with AMDOCS for the complete modernization of the Company's core production platform. Welsh, Carson, Anderson and Stowe, one of the Sponsors, is a shareholder of AMDOCS. This project will result in a comprehensive, integrated production system, from order entry through the production and distribution of Qwest Dex directories. The Company expects to incur approximately $48 million in charges related to the agreement with AMDOCS over the next five years.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               DEX MEDIA EAST LLC
                           DEX MEDIA EAST FINANCE CO.





                                OFFER TO EXCHANGE




  $450,000,000 PRINCIPAL AMOUNT OF THEIR 9 7/8% SERIES B SENIOR NOTES DUE 2009,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
   FOR ANY AND ALL OF THEIR OUTSTANDING 9 7/8% SERIES A SENIOR NOTES DUE 2009



                                       AND


             $525,000,000 PRINCIPAL AMOUNT OF THEIR 12 1/8% SERIES B
         SENIOR SUBORDINATED NOTES DUE 2012, WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT, FOR ANY AND ALL OF THEIR OUTSTANDING 12 1/8% SERIES A

                       SENIOR SUBORDINATED NOTES DUE 2012.






                               -------------------
                                   PROSPECTUS


                               -------------------
                                  APRIL 8, 2003









--------------------------------------------------------------------------------
--------------------------------------------------------------------------------